As filed with the Securities and Exchange Commission on September 14, 2007
Registration No. 333-145766

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	4841	43-1857213
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
12405 Powerscourt Drive
St. Louis, Missouri 63131
(314) 965-0555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Grier C. Raclin
Executive Vice President, General Counsel and Corporate Secretary
12405 Powerscourt Drive
St. Louis, Missouri 63131
(314) 965-0555
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Dennis J. Friedman
Joerg H. Esdorn
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
(212) 351-4000
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

	Proposed Maximum	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	Per Unit	Offering Price(1)	Fee

6.50% Convertible Senior Notes due 2027	$412,500,000	n/a	$520,781,250	$15,987.98(2)

Class A common stock (par value $0.001 per share)	176,204,142(3)	(3)	(3)	(3)

(1)	Calculated pursuant to Rule 457(f)(1). On September 12, 2007, the closing bid price for the Old Notes was $1,257.50 per $1,000 principal amount and the closing ask price was $1,267.50, the average of which equals $1,262.50. The Offeror is offering to exchange up to $412,500,000 principal amount of the Old Notes. Therefore the “maximum aggregate offering price” equals $520,781,250.

(2)	$12,560.86 of this fee was paid by the Registrant with the initial filing of this Registration Statement on August 29, 2007. The balance of this fee ($3,427.12) is being paid with this Amendment No. 1.

(3)	The number of shares of Class A common stock to be issued upon conversion of the convertible senior notes was calculated based on the initial conversion price of $2.60 per share (which represents the maximum amount of shares issuable). In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the convertible senior notes, as such amount may be adjusted due to stock-splits, stock dividends and anti-dilution provisions. Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of Class A common stock issuable upon such conversion of the 6.50% Convertible Senior Notes due 2027 registered hereby.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Exchange Offer Prospectus may change. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Exchange Offer Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

EXCHANGE OFFER PROSPECTUS
Charter Communications Holding Company, LLC
Offer to Exchange any and all of the $412,500,000 Principal Amount of Outstanding
Charter Communications, Inc.’s
5.875% Convertible Senior Notes due 2009
(CUSIP Nos. 16117MAE7 and 16117MAD9)
     Charter Communications Holding Company, LLC (“Charter Holdco” or the “Offeror”) hereby offers up to $793,443,000 principal amount of 6.50% convertible senior notes due 2027 (the “New Notes”) of Charter Communications, Inc. (“Charter”) to holders (the “Holders”) of any and all of Charter’s $412,500,000 principal amount outstanding 5.875% convertible senior notes due 2009 (the “Old Notes”) who elect to exchange their Old Notes upon the terms and subject to the conditions set forth in this Exchange Offer Prospectus (this “Exchange Offer Prospectus”) and in the accompanying Letter of Transmittal (the “Letter of Transmittal” and together with this Exchange Offer Prospectus, the “Exchange Offer”).
     The “Exchange Consideration” per $1,000 principal amount of Old Notes accepted for exchange will be an amount of New Notes determined based on the Average Price (as defined below) of Charter’s Class A common stock as set forth in the table below. New Notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000. In addition to the Exchange Consideration, the Offeror will pay accrued interest on the Old Notes from and including the last interest payment date (which was May 16, 2007) up to, but not including, the Settlement Date.
     “Average Price” means the arithmetic average of the daily volume-weighted average price of Charter’s Class A common stock for the ten trading days prior to and including the second business day before the Expiration Date (as defined below), rounded to four decimal places. The initial conversion price for the New Notes will be the Average Price multiplied by 1.3 (examples of which are set forth in the table below). The initial conversion rate will be $1,000 divided by the conversion price, rounded to four decimal places. If the Average Price is between two prices shown in the table below, the principal amount of New Notes to be issued per $1,000 principal amount of Old Notes tendered will be calculated using straight-line interpolation.

	Principal Amount of New
Average Price of	Notes to be Issued per	Terms of the New Notes
Charter’s Class A	$1,000 Principal Amount
Common Stock	of Old Notes Tendered	Conversion Price	Conversion Rate

$2.00	$1,110.62	$2.60	384.6154
$2.20	$1,173.25	$2.86	349.6503
$2.40	$1,239.65	$3.12	320.5128
$2.60	$1,309.13	$3.38	295.8580
$2.80	$1,381.10	$3.64	274.7253
$3.00	$1,451.68	$3.90	256.4103
$3.20	$1,521.73	$4.16	240.3846
$3.40	$1,592.26	$4.42	226.2443
$3.60	$1,662.60	$4.68	213.6752
$3.80	$1,733.33	$4.94	202.4291
$4.00	$1,802.82	$5.20	192.3077
$4.20	$1,872.80	$5.46	183.1502
$4.35	$1,923.50	$5.66	176.8347
     The Exchange Offer is conditioned on a minimum amount of $75,000,000 aggregate principal amount of Old Notes being tendered. The Exchange Offer is also conditioned upon the Average Price being more than or equal to $2.00 and less than or equal to $4.35.
     THIS EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 27, 2007, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”). HOLDERS OF OLD NOTES MUST TENDER THEIR OLD NOTES FOR EXCHANGE ON OR PRIOR TO THE EXPIRATION DATE TO RECEIVE THE EXCHANGE CONSIDERATION.
     See “Summary — Material Differences Between the Old Notes and the New Notes” for a summary of the differences between the Old Notes and the New Notes. The New Notes will not be listed on any national securities exchange but will be eligible for trading on the PORTALsm Market. The Old Notes are not listed on any national securities exchange but are eligible for trading on the PORTALsm Market. Charter’s Class A common stock is traded on The Nasdaq Global Market under the symbol “CHTR.”
     The “Settlement Date” in respect of any Old Notes that are validly tendered for exchange and not validly withdrawn is expected to be not later than the fourth business day following the Expiration Date.
     Exchange of the Old Notes and an investment in the New Notes and Charter’s Class A common stock involves risks. See “Risk Factors” on page 22 for a discussion of issues that you should consider with respect to the Exchange Offer.
     You must make your own decision whether to exchange any Old Notes pursuant to the Exchange Offer, and, if you wish to exchange Old Notes, the principal amount of Old Notes to tender. In addition, you must make your own decision as to whether to unwind any hedged positions you hold with respect to your Old Notes. Neither Charter, Charter Holdco, their subsidiaries nor Charter’s Board of Directors make any recommendation as to whether Holders should exchange their Old Notes or unwind any hedged positions with respect to the Old Notes.
     Neither this transaction nor the securities to be issued upon exchange of the Old Notes have been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.
The Dealer Managers for the Exchange Offer are:

Citi	Morgan Stanley
The date of this Exchange Offer Prospectus is September 14, 2007.

INCORPORATION BY REFERENCE
      The following documents, including all exhibits thereto, are “incorporated by reference” into this Exchange Offer Prospectus, which means that important information is disclosed by referring to those documents. The information incorporated by reference is considered to be part of this Exchange Offer Prospectus, and later information that Charter Communications, Inc. (“Charter”) files with the Securities and Exchange Commission (the “SEC”) will automatically update and supersede this information. Charter’s annual report on Form 10-K for the fiscal year ended December 31, 2006, Charter’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007, Charter’s 2007 definitive proxy statement on Schedule 14A filed on April 30, 2007, Amendment No. 1 to Charter’s preliminary information statement on Schedule 14C filed on September 10, 2007, Charter’s registration of certain classes of securities on Form 8-A filed on August 15, 2007, Charter’s current reports on Form 8-K filed on March 12, 2007, March 14, 2007, April 11, 2007, August 15, 2007 and August 29, 2007 and any future filings made by Charter with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding those furnished under Items 2.02 or 7.01 of Form 8-K) until the Exchange Offer is completed are hereby incorporated by reference.
      A copy of these filings may be obtained at no cost, by writing or calling us at the following address: Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131, telephone: (314) 965-0555. You may also visit our website at http://www.charter.com, although the information on our website is not part of this Exchange Offer Prospectus.
      In order to ensure timely delivery, Holders must request the information from us no later than ten business days before the Expiration Date.

i

      Holders should rely only on the information incorporated by reference or provided in this Exchange Offer Prospectus or any amendment or supplement to this Exchange Offer Prospectus. We have not authorized anyone else to provide Holders with information. Holders should not assume that the information in this document is current as of any date other than the date on the front page of this Exchange Offer Prospectus.
      Unless otherwise stated, the discussion in this Exchange Offer Prospectus of our business and operations includes the business of Charter and its direct and indirect subsidiaries. Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our” and “the Company” refer to Charter and its direct and indirect subsidiaries on a consolidated basis.

IMPORTANT
      Old Notes tendered for exchange may be validly withdrawn at any time up until 11:59 p.m., New York City time, on the Expiration Date. In the event of a termination of the Exchange Offer, the Old Notes tendered for exchange pursuant to the Exchange Offer will be promptly returned to the tendering Holders.
      Old Notes tendered for exchange, along with completed Letters of Transmittal and any other required documents, should be directed to the Exchange Agent (as defined below). Any requests for assistance in connection with the Exchange Offer or for additional copies of this Exchange Offer Prospectus or related materials should be directed to the Information Agent (as defined below). Any additional questions regarding the Exchange Offer should be directed to the Dealer Managers (as defined below). Contact information for the Information Agent, the Exchange Agent and the Dealer Managers is set forth on the back cover of this Exchange Offer Prospectus. Neither we nor the Dealer Managers, the Trustee (as defined below), the Information Agent or the Exchange Agent make any recommendation as to whether or not Holders should tender their Old Notes for exchange pursuant to the Exchange Offer.
      The Information Agent for the Exchange Offer is Global Bondholder Services Corporation (the “Information Agent”). The Exchange Agent for the Exchange Offer is Global Bondholder Services Corporation (the “Exchange Agent”). Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated (the “Dealer Managers”) are acting as Dealer Managers in connection with the Exchange Offer.
      Subject to the terms and conditions set forth in the Exchange Offer, the Exchange Consideration to which a tendering Holder is entitled pursuant to the Exchange Offer will be paid on the Settlement Date. Under no circumstances will any interest be payable because of any delay in the transmission of the Exchange Consideration to Holders by the Exchange Agent.
      Notwithstanding any other provision of the Exchange Offer, the Offeror’s obligation to pay the Exchange Consideration for Old Notes validly tendered for exchange and not validly withdrawn pursuant to the Exchange Offer is subject to, and conditioned upon, the satisfaction or waiver of, the conditions described below under “Description of the Exchange Offer — Conditions to the Exchange Offer.”
      Subject to applicable securities laws and the terms set forth in this Exchange Offer, the Offeror reserves the right:

•	to waive any and all conditions to the Exchange Offer;

•	to extend the Exchange Offer;

•	to terminate the Exchange Offer, but only if any condition to the Exchange Offer is not satisfied (see “Description of the Exchange Offer — Conditions to the Exchange Offer”); or

•	otherwise to amend the Exchange Offer in any respect.
      In accordance with applicable securities laws, if a material change occurs in the information published, sent or given to Holders, the Offeror will promptly disclose the change in a manner reasonably calculated to inform Holders of the change.
      In the event that the Exchange Offer is withdrawn or otherwise not completed, the Exchange Consideration will not be paid or become payable to Holders of the Old Notes who have validly tendered their Old Notes for exchange in connection with the Exchange Offer and the Old Notes tendered for exchange pursuant to the Exchange Offer will be promptly returned to the tendering Holders.
      Any Holder who desires to tender Old Notes pursuant to the Exchange Offer and who holds physical certificates evidencing such Old Notes must complete and sign a Letter of Transmittal in accordance with the instructions therein, have the signature thereon guaranteed (if required by Instruction 4 of the Letter of Transmittal) and send or deliver such manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with certificates evidencing such Old Notes being tendered and any other required documents to the Exchange Agent at its address set forth on the back cover of this Exchange Offer Prospectus.
      Only registered Holders of Old Notes are entitled to tender Old Notes for exchange. Beneficial owners of Old Notes that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such nominee to tender the Old Notes for exchange on the beneficial owner’s behalf. A letter of instructions is included in the materials provided along with this Exchange Offer Prospectus, which may be used by a beneficial owner in this process to effect the tender of Old Notes for exchange. See “Description of the Exchange Offer — Procedure for Tendering Old Notes.”
      The Depository Trust Company (“DTC”) has authorized DTC participants that hold Old Notes on behalf of beneficial owners of Old Notes through DTC to tender their Old Notes for exchange as if they were Holders. To tender their Old Notes for exchange, DTC participants must, in lieu of physically completing and signing the Letter of Transmittal, transmit their acceptance to DTC through the DTC Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible, and follow the procedure for book-entry transfer set forth in “Description of the Exchange Offer — Procedure for Tendering Old Notes.”
      Tendering Holders will not be obligated to pay brokerage fees or commissions to the Dealer Managers, the Exchange Agent, the Information Agent, the Trustee or the Offeror.
      This Exchange Offer Prospectus and the Letter of Transmittal contain important information that should be read before any decision is made with respect to an exchange of Old Notes.
      The delivery of this Exchange Offer Prospectus shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of Charter or any of its subsidiaries or affiliates since the date hereof.
      Neither this Exchange Offer Prospectus nor the Letter of Transmittal constitute an offer to sell or exchange or a solicitation of an offer to buy or exchange securities in any jurisdiction where it is unlawful to make such an offer or solicitation.
      No one has been authorized to give any information or to make any representations with respect to the matters described in this Exchange Offer Prospectus and Letter of Transmittal, other than those contained in this Exchange Offer Prospectus and Letter of Transmittal. If given or made, such information or representation may not be relied upon as having been authorized by us or the Dealer Managers.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This Exchange Offer Prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, without limitation, the factors described under “Risk Factors.” Many of the forward-looking statements contained in this Exchange Offer Prospectus may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this Exchange Offer Prospectus are set forth in this Exchange Offer Prospectus and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•	the availability, in general, of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources and, in particular, our ability to be able to provide under the applicable debt instruments such funds (by dividend, investment or otherwise) to the applicable obligor of such debt;

•	our ability to comply with all covenants in our indentures and credit facilities, any violation of which could trigger a default of our other obligations under cross-default provisions;

•	our ability to pay or refinance debt prior to or when it becomes due and/or refinance that debt through new issuances, exchange offers or otherwise, including restructuring our balance sheet and leverage position;

•	competition from other distributors, including incumbent telephone companies, direct broadcast satellite operators, wireless broadband providers and DSL providers;

•	difficulties in introducing and operating our telephone services, such as our ability to adequately meet customer expectations for the reliability of voice services, and our ability to adequately meet demand for installations and customer service;

•	our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services, and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition;

•	our ability to obtain programming at reasonable prices or to adequately raise prices to offset the effects of higher programming costs;

•	general business conditions, economic uncertainty or slowdown; and

•	the effects of governmental regulation, including but not limited to local and state franchise authorities, on our business.
      All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this Exchange Offer Prospectus.

v

SUMMARY
      The following summary is provided solely for the convenience of the Holders of the Old Notes. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Exchange Offer Prospectus, the Letter of Transmittal and any amendments or supplements hereto or thereto. Holders of the Old Notes are urged to read this Exchange Offer Prospectus in its entirety. Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Exchange Offer Prospectus.
      Charter Communications Holding Company, LLC (“Charter Holdco” or the “Offeror”) is a direct subsidiary of Charter Communications, Inc. (“Charter”). Charter Holdco is a holding company with no operations of its own. For a chart showing our ownership structure, see page 3.
The Company
      We are a broadband communications company operating in the United States, with approximately 5.68 million customers at June 30, 2007. Through our hybrid fiber and coaxial cable network, we offer our customers traditional cable video programming (analog and digital, which we refer to as “video” service), high-speed Internet service, advanced broadband cable services (such as Charter OnDemandtm video service (“OnDemand”), high definition television service, and digital video recorder (“DVR”) service) and, in many of our markets, telephone service.
      At June 30, 2007, we served approximately 5.38 million analog video customers, of which approximately 2.87 million were also digital video customers. We also served approximately 2.58 million high-speed Internet customers (including approximately 273,200 who received only high-speed Internet services). We also provided telephone service to approximately 700,300 customers (including approximately 29,900 who received only telephone service).
      Our principal executive offices are located at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555, and we have a website accessible at www.charter.com. The information posted or linked on this website is not part of the Exchange Offer or this Exchange Offer Prospectus and you should rely solely on the information contained in this Exchange Offer Prospectus and the related documents to which we refer herein when deciding whether or not to tender your Old Notes.
Recent Events
      Rights Plan. On August 13, 2007, the Board of Directors (the “Board”) of Charter, adopted a rights plan and declared a dividend of one preferred share purchase right for each outstanding share of Class A common stock and Class B common stock. The dividend is payable to Charter stockholders of record as of August 31, 2007. The terms of the rights and the rights plan are set forth in a Rights Agreement, by and between Charter and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent, dated as of August 14, 2007 (the “Rights Plan”).
      The Board adopted the Rights Plan in an effort to protect stockholder value by attempting to protect against a possible limitation on our ability to use our net operating loss carryforwards (the “NOLs”) to reduce potential future federal income tax obligations. The Rights Plan is intended to act as a deterrent to any person or group acquiring 5.0% or more of our outstanding Class A common stock (an “Acquiring Person”) without the approval of our Board. The holdings of independently managed and not jointly coordinated mutual funds should not be combined for purposes of calculating ownership percentages under the Rights Plan. Stockholders who own 5.0% or more of our outstanding Class A common stock as of the close of business on August 31, 2007 will not trigger the Rights Plan so long as they do not acquire any additional shares of our Class A common stock. The Rights Plan does not exempt any future acquisitions of Class A common stock by such persons. Any rights held by an Acquiring Person are void and may not be exercised. Our

Board may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Rights Plan.
      The rights under the Rights Plan will not be exercisable until 10 business days after a public announcement by us that a person or group has become an Acquiring Person. We refer to the date that the rights become exercisable as the “Distribution Date.” Until the Distribution Date, our Class A common stock and Class B common stock certificates will evidence the rights and will contain a notation to that effect. Any transfer of shares of Class A common stock and/or Class B common stock will constitute a transfer of the associated rights. Except as may be determined by the Board, with the consent of a majority of the shares of Class B common stock, after the Distribution Date, we will exchange all of the then-outstanding, valid and exercisable rights, except rights held by any Acquiring Person or any affiliate, associate or transferee of any Acquiring Person, for 2.5 shares of Class A common stock and/or Class B common stock, as applicable, or an equivalent security.
      Upon an issuance of Class A common stock and/or Class B common stock under the Rights Plan, additional membership units will be issued to the Company, as holder of the Class B common membership units, by Charter Holdco, to mirror at Charter Holdco the economic effect of such issuance of common stock. Holders of the Charter Holdco common membership units that are convertible into shares of our Class B common stock will have equivalent rights which may be exercised, on generally the same terms and conditions as set forth in the Rights Plan, for additional Charter Holdco common membership units.
      The rights and the Rights Plan will expire on the earlier of: (i) a determination by holders of a majority of the shares of Class B common stock to terminate the Rights Plan, (ii) the close of business on December 31, 2008, (iii) the close of business on the date on which we make a public announcement (by press release, filing made with the SEC or otherwise) that our Board has determined that the Company’s Section 382 Ownership Level (as defined in the Rights Plan) dropped below 25%, (iv) the time at which the rights are redeemed as provided in the Rights Plan, and (v) the time at which the rights are exchanged as provided in the Rights Plan.
      Before the Distribution Date, our Board may amend or supplement the Rights Plan without the consent of the holders of the Rights in respect of our Class A common stock. After the Distribution Date, our Board may amend or supplement the Rights Plan only to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions, or to make any additional changes to the Rights Plan, but only to the extent that those changes do not impair or adversely affect any rights holder and do not result in the rights again becoming redeemable. Notwithstanding the foregoing, the Company and the Rights Agent shall not supplement or amend the Rights Plan without the prior approval of the holders of a majority of the Class B common stock.
      Amendment to Mr. Allen’s Schedule 13D. On August 15, 2007, Paul G. Allen, Charter’s Chairman and controlling stockholder, filed Amendment No. 9 to his Schedule 13D related to his investment in Charter and Charter Holdco.
Purpose of the Exchange Offer
      The purpose of the Exchange Offer is to exchange any and all of Charter’s outstanding Old Notes to extend maturities.

Organizational Structure
      The chart below sets forth our organizational structure and that of our direct and indirect subsidiaries. This chart does not include all of our affiliates and subsidiaries and, in some cases, we have combined separate entities for presentation purposes. The equity ownership, voting percentages and indebtedness amounts shown below are approximations as of June 30, 2007, and do not give effect to any exercise, conversion or exchange of then outstanding options, preferred stock, Old Notes and other convertible or exchangeable securities. Indebtedness amounts shown below are accreted values for financial reporting purposes as of June 30, 2007. See “Description of Other Indebtedness,” which also includes the principal amount of the indebtedness described below.

(1)	Charter acts as the sole manager of Charter Holdco and its direct and indirect limited liability company subsidiaries, including CCHC.

(2)	These membership units are held by Charter Investment, Inc. (“CII”) and Vulcan Cable III Inc. (“Vulcan Cable”), each of which is 100% owned by Paul G. Allen, Charter’s Chairman and controlling shareholder. They are exchangeable at any time on a one-for-one basis for shares of Charter Class B common stock, which in turn are exchangeable into Charter Class A common stock.

(3)	The percentages shown in this table reflect the 29.8 million shares of Class A common stock outstanding as of June 30, 2007 issued pursuant to the Share Lending Agreement. However, for accounting purposes, Charter’s common equity interest in Charter Holdco is 52%, and Paul G. Allen’s ownership of Charter Holdco through CII and Vulcan Cable III Inc. is 48%. These percentages exclude the 29.8 million mirror membership units outstanding as of June 30, 2007 issued pursuant to the share lending agreement.

(4)	Represents preferred membership interests in CC VIII, LLC (“CC VIII”), a subsidiary of CC V Holdings, LLC, and an exchangeable accreting note issued by CCHC.

The Exchange Offer

Exchange Offer	The Offeror is offering up to $793,443,000 principal amount of New Notes to Holders of any and all of the Old Notes who elect to exchange their Old Notes upon the terms and subject to the conditions of the Exchange Offer.

Offeror	Charter Communications Holding Company, LLC is the entity making the Exchange Offer. See “— Organizational Structure.”

Exchange Consideration	The “Exchange Consideration” per $1,000 principal amount of Old Notes accepted for exchange will be an amount of New Notes determined based on the Average Price (as defined below) of Charter’s Class A common stock as set forth in the table below. In addition to the Exchange Consideration, the Offeror will pay accrued interest on the Old Notes from and including the last interest payment date (which was May 16, 2007) up to, but not including, the Settlement Date.

“Average Price” means the arithmetic average of the daily volume-weighted average price of Charter’s Class A common stock for the ten trading days prior to and including the second business day before the Expiration Date (as defined below), rounded to four decimal places. The initial conversion price for the New Notes will be the Average Price multiplied by 1.3 (examples of which are set forth in the table below). The initial conversion rate will be $1,000 divided by the conversion price, rounded to four decimal places. If the Average Price is between two prices shown in the table below, the principal amount of New Notes to be issued per $1,000 principal amount of Old Notes tendered will be calculated using straight-line interpolation.

	Principal Amount of New
Average Price of	Notes to be Issued per	Terms of the New Notes
Charter’s Class A	$1,000 Principal Amount
Common Stock	of Old Notes Tendered	Conversion Price	Conversion Rate

$2.00	$1,110.62	$2.60	384.6154
$2.20	$1,173.25	$2.86	349.6503
$2.40	$1,239.65	$3.12	320.5128
$2.60	$1,309.13	$3.38	295.8580
$2.80	$1,381.10	$3.64	274.7253
$3.00	$1,451.68	$3.90	256.4103
$3.20	$1,521.73	$4.16	240.3846
$3.40	$1,592.26	$4.42	226.2443
$3.60	$1,662.60	$4.68	213.6752
$3.80	$1,733.33	$4.94	202.4291
$4.00	$1,802.82	$5.20	192.3077
$4.20	$1,872.80	$5.46	183.1502
$4.35	$1,923.50	$5.66	176.8347

Subject to applicable securities laws and the terms set forth in the Exchange Offer Prospectus, the Offeror reserves the right to amend the Exchange Offer in any respect.

New Notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000. See “Description of the Exchange Offer.”

Accrued Interest on the Old Notes	In addition to the Exchange Consideration, the Offeror will pay accrued interest on the Old Notes from and including, the last interest payment date (which was May 16, 2007) up to, but not including, the Settlement Date.

Maximum Amount	The Offeror will accept for exchange any and all of the Old Notes validly tendered and not validly withdrawn in the Exchange Offer. As a result, the Exchange Offer is not subject to pro ration.

Minimum Condition	The Exchange Offer is conditioned on a minimum principal amount of $75,000,000 of Old Notes being tendered.

Certain Conditions Precedent to the Exchange Offer	The Offeror’s obligation to pay the Exchange Consideration in respect of Old Notes validly tendered for exchange pursuant to the Exchange Offer is conditioned upon the satisfaction of certain conditions, including that the Average Price be more than or equal to $2.00 and less than or equal to $4.35 and effectiveness of the registration statement of which this Exchange Offer Prospectus forms a part. See “Description of the Exchange Offer — Conditions to the Exchange Offer.”

Amendment of Share Lending Agreement	In connection with the original issuance of the Old Notes, we entered into an agreement with Citigroup Global Markets Limited (“CGML”) pursuant to which we agreed to lend to CGML up to 150 million shares of our Class A common stock to facilitate the placement of the Old Notes (the “Share Lending Agreement”). We lent a total of 116.9 million shares to CGML, of which 29.8 million remain outstanding (the “Borrowed Shares”). We have no obligation to lend any additional shares under the Share Lending Agreement. We understand that, using the Share Lending Agreement as its hedge, CGML or its affiliates entered into swap transactions or share lending agreements with Holders of the Old Notes to enable them to hedge their investment. CGML and the Company have agreed to amend the Share Lending Agreement to allow for the Borrowed Shares to remain outstanding through the maturity of the New Notes. To the extent you tender Old Notes in the Exchange Offer and you have a swap transaction or an open share lending arrangement with CGML or any such affiliate, you may want to contact CGML or such affiliate in order to extend the maturity of your hedge, if necessary. Charter has no rights or obligations pursuant to any swap transaction or share lending agreement you may have with CGML or any such affiliate, and you should contact CGML or such affiliate directly if you have any questions related thereto.

Expiration Date	September 27, 2007, unless extended or earlier terminated by the Offeror. The Offeror reserves the right to extend the Exchange Offer, if necessary, so that the Expiration Date occurs upon or shortly after the satisfaction of the conditions to the Exchange Offer.

Withdrawal and Revocation Rights	Old Notes may be validly withdrawn at any time up until 11:59 p.m., New York City time, on the Expiration Date. In the event of a termination of the Exchange Offer, which can only occur if a condition to the Exchange Offer is not satisfied, the Old Notes tendered pursuant to the Exchange Offer will be promptly returned to the tendering Holders. In addition, even after the Expiration Date, if the Offeror has not accepted for payment any validly tendered Old Notes, such Old Notes may be withdrawn 60 days after commencement of the Exchange Offer.

Settlement Date	The “Settlement Date” in respect of any Old Notes that are validly tendered for exchange prior to 11:59 p.m., New York City time, on the Expiration Date is expected to be not later than the fourth business day following the Expiration Date.

How to Tender Old Notes	See “Description of the Exchange Offer — Procedure for Tendering Old Notes.” For further information, call the Information Agent or the Exchange Agent at the respective telephone numbers set forth on the back cover of this Exchange Offer Prospectus or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Consequences of Failure to Exchange	For a description of certain risks of continuing to own Old Notes after the Settlement Date because such Holder elects not to tender Old Notes or Old Notes tendered are not accepted. See “Risk Factors — Risks to Continuing Holders of Old Notes After the Settlement Date.”

Certain U.S. Federal Income Tax Consequences	For a summary of the material U.S. federal income tax consequences of the Exchange Offer, see “Certain U.S. Federal Income Tax Consequences.”

Brokerage Commissions	No brokerage commissions are payable by Holders of the Old Notes to the Dealer Managers, the Information Agent, the Offeror, the Trustee or the Exchange Agent.

No Appraisal Rights	No appraisal rights are available to the Holders in connection with the Exchange Offer.

Purpose of the Exchange Offer	The purpose of the Exchange Offer is to exchange any and all of Charter’s outstanding Old Notes to extend maturities.

Use of Proceeds	Neither the Offeror, Charter, nor any of their subsidiaries will receive any proceeds from the Exchange Offer.

Accounting Treatment	Charter will consider the fair value of New Notes to be issued versus the book value of Old Notes tendered and will record the resulting anticipated loss on the transaction on our consolidated statement of operations in the period the transaction closes. See “Unaudited Pro Forma Consolidated Financials.”

Dealer Managers	Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated are the Dealer Managers for the Exchange Offer. Their respective addresses and telephone numbers are set forth on the back cover of this Exchange Offer Prospectus.

Information Agent	Global Bondholder Services Corporation is the Information Agent for the Exchange Offer. Its address and telephone number are set forth on the back cover of this Exchange Offer Prospectus.

Exchange Agent	Global Bondholder Services Corporation is the Exchange Agent for the Exchange Offer. Its address and telephone number are set forth on the back cover of this Exchange Offer Prospectus.

Regulatory Approvals	The Offeror is not aware of any material regulatory approvals necessary to complete the Exchange Offer, other than compliance with applicable securities laws.

Further Information	Any requests for assistance in connection with the Exchange Offer or for additional copies of this Exchange Offer Prospectus or related materials should be directed to the Information Agent. Any questions regarding the Exchange Offer should be directed to the Dealer Managers. Contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Exchange Offer Prospectus. Beneficial owners may also contact their brokers, dealers, commercial banks, trust companies or other nominees through whom they hold the Old Notes with questions and requests for assistance.

The New Notes

Issuer	Charter Communications, Inc.

Maturity	October 1, 2027, subject to earlier conversion or repurchase at the option of the holders or earlier redemption at our option.

Interest	Interest will accrue from and including the Settlement Date and is payable in cash semi-annually, in arrears, on October 1 and April 1 of each year, commencing April 1, 2008.

Interest Rate	The per annum interest rate on the New Notes equals 6.50%.

Ranking	The New Notes will be unsecured and unsubordinated obligations and will rank, in right of payment, the same as all of Charter’s existing and future senior unsecured indebtedness, including the Old Notes. The New Notes will rank senior in right of payment to any future subordinated indebtedness of Charter and will be effectively subordinated to any of Charter’s secured indebtedness and structurally subordinate to indebtedness and other liabilities of Charter’s subsidiaries.

As of June 30, 2007, Charter Communications, Inc. (not including its subsidiaries) had no secured indebtedness (other than the Old Notes, to the extent they are secured by U.S. government securities to provide for the payment of their scheduled interest due on November 16, 2007) and our subsidiaries had total indebtedness and other liabilities of $21.1 billion, excluding intercompany obligations.

Conversion Rights	Holders may convert their New Notes at the conversion rate at any time prior to the close of business on the business day prior to the maturity date.

The initial conversion price of the New Notes will be equal to the Average Price multiplied by 1.3. The initial conversion rate will be $1,000 divided by the conversion price, rounded to four decimal places. The conversion price and the conversion rate will be determined on the second business day before the Expiration Date.

Notwithstanding the foregoing, no holder of New Notes will be entitled to receive shares of our Class A common stock upon conversion to the extent, but only to the extent, that such receipt would cause such holder to become, directly or indirectly, a beneficial owner of more than the specified percentage of the shares of Class A common stock outstanding at such time. With respect to any conversion prior to October 1, 2011, the specified percentage will be 4.9%, and with respect to any conversion thereafter, the specified percentage will be 9.9%. See “Description of the New Notes — Conversion Rights — Limitation on Beneficial Ownership.”

Upon conversion, we will have the right to deliver, in lieu of shares of our Class A common stock, cash or a combination of cash and our Class A common stock. If we elect to pay holders cash upon conversion, such payment will be based on the average of the sale prices (as such term is defined in “Description of the

New Notes”) of our Class A common stock over a 20 trading day period: (i) with respect to a conversion date occurring during the period beginning on the date we give notice of redemption and ending on the close of business on the business day prior to the redemption date, beginning on the redemption date; and (ii) in all other cases, beginning on the third scheduled trading day immediately following the applicable conversion date of the New Notes, which we refer to as the cash conversion price.

As described in this Exchange Offer Prospectus, the conversion rate may be adjusted upon the occurrence of certain events, including for any cash dividend on our Class A common stock, but will not be adjusted for accrued and unpaid interest. By delivering to the holder shares of our Class A common stock, and in certain circumstances cash, we will satisfy our obligations with respect to the New Notes subject to the conversion. Upon conversion of a New Note, accrued and unpaid interest will be deemed to be paid in full, rather than canceled, extinguished or forfeited.

The New Notes called for redemption may be surrendered for conversion prior to the close of business on the business day immediately preceding the redemption date.

Redemption	Prior to October 1, 2010, we may redeem the New Notes in whole or in part for cash at any time at a redemption price equal to 100% of the principal amount of the New Notes being redeemed plus accrued and unpaid interest, if any, on the New Notes being redeemed up to, but excluding, the redemption date, but only if the closing price of our Class A common stock has exceeded, for at least 20 trading days in the 30 trading day period ending on the date we give notice of redemption, 180% of the conversion price on each such trading day.

Commencing on, and including, October 1, 2010 until, but excluding, October 1, 2012, we may redeem the New Notes at the redemption price only if the closing price of our Class A common stock has exceeded, for at least 20 trading days in the 30 trading day period ending on the date we give notice of redemption, 150% of the conversion price on each such trading day.

On and after October 1, 2012 we may redeem the New Notes at the redemption price regardless of the closing price of our Class A common stock.

Redemption Make Whole Amount	In addition to the conversion consideration, holders who convert their New Notes after a notice of redemption and prior to October 1, 2012 will receive upon such conversion the present value of the interest on the New Notes converted that would have been payable for the period from and including the redemption date, to but excluding October 1, 2012, which we refer to as the “Redemption Make Whole Amount.” The Redemption Make Whole Amount will be calculated by discounting the amount of such interest on a semi-annual basis using a discount rate equal to 3.0% plus the then current published U.S. Treasury rate for the maturity most closely approximating the period from and including the redemption date to but excluding October 1, 2012. We may pay the Redemption Make Whole Amount in cash or in shares of our Class A common stock, with the number of such shares determined based on the average of the sale prices of our Class A common stock over the 10 trading day period immediately preceding the applicable conversion date. If we elect to pay the Redemption Make Whole Amount in shares of our Class A common stock, the number of shares that we will deliver in respect of such payment, together with the number of shares deliverable upon conversion under “Description of the New Notes — Conversion Rights — General,” will not exceed a number of shares of our Class A common stock equal to 1.3 multiplied by the applicable conversion rate per $1,000 principal amount of the New Notes, and we must deliver cash with respect to the remainder of the Redemption Make Whole Amount, if any.

Fundamental Change	Upon a fundamental change, each holder of the New Notes may require us to repurchase some or all of its New Notes for cash at a purchase price equal to 100% of the principal amount of the New Notes, plus accrued and unpaid interest, if any. See “Description of the New Notes — Fundamental Change Requires Us to Repurchase New Notes at the Option of the Holder.”

Make Whole Amount	If certain transactions that constitute a change of control occur on or prior to October 1, 2012, under certain circumstances, we will increase the conversion rate by a number of additional shares for any conversion of New Notes in connection with such transactions, as described under “Description of the New Notes — Conversion Rights — Change of Control Make Whole Amount.” The number of additional shares will be determined based on the date such transaction becomes effective and the price paid per share of our Class A common stock in such transaction.

Purchase by Us at the Option of the Holder	Each Holder of New Notes will have the right to require us to purchase some or all of that holder’s New Notes for cash on October 1, 2012, October 1, 2017 and October 1, 2022 at a purchase price equal to 100% of the principal amount of the New Notes plus any accrued and unpaid interest, if any, on the New Notes to but excluding the purchase date.

Exchange in Lieu of Conversion	Unless we have called the relevant New Notes for redemption, we may, in lieu of delivering shares of our Class A common stock, or cash in lieu thereof, upon conversion, direct the conversion agent to surrender New Notes that have been tendered for conversion to a financial institution designated by us for exchange in lieu of conversion. In order to accept any such New Notes, the financial institution must agree to deliver, in exchange for such New Notes, a number of shares of our Class A common stock calculated using the applicable conversion rate for the principal amount of the New Notes, plus cash for any fractional shares, or, at its option, cash or a combination of cash and shares of our Class A common stock in lieu thereof, calculated based on the conversion average price. If the designated institution accepts any such New Notes, it will deliver the appropriate number of shares of our Class A common stock (and cash, if any), or cash in lieu thereof, to the conversion agent and the conversion agent will deliver those shares or cash to the holder. Any New Notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any New Notes for exchange but does not timely deliver the related consideration, we will, as promptly as practical thereafter, but not later than (1) the fifth business day following the conversion date or (2) if the designated institution elects to deliver cash or a combination of cash and shares of our Class A common stock, the third business day following the date of determination of the conversion average price, convert the New Notes and deliver shares of our Class A common stock, as described under “Description of the New Notes — Conversion Rights — General,” or, at our option cash in lieu thereof based on the conversion average price. See “Description of the New Notes — Exchange in Lieu of Conversion.”

Sinking Fund	None.

Certain Federal Income Tax Consequences	The exchange of the Old Notes for New Notes will be a taxable exchange for U.S. federal income tax purposes. The New Notes may be treated as issued with original issue discount, such that a holder of New Notes may be required to take such original issue discount into income without a corresponding receipt of cash. See “Certain U.S. Federal Income Tax Consequences.”

Trading	We do not intend to apply for listing of the New Notes on any securities exchange or for the inclusion of the New Notes on any automated quotation system. Our Class A common stock is quoted on The Nasdaq Global Market under the symbol “CHTR.”

Risk Factors	An investment in the New Notes involves risks. See “Risk Factors” on page 22 for a discussion of issues that you should consider with respect to an investment in the New Notes.

Material Differences Between the Old Notes and the New Notes
      Material differences between the Old Notes and the New Notes are described in the table below. The table below is qualified in its entirety by the information contained in this Exchange Offer Prospectus and the documents governing the Old Notes and the New Notes. For a more detailed description of the New Notes, see “Description of the New Notes.”

	Old Notes	New Notes

Interest Rate	The per annum interest rate of the Old Notes is 5.875%.	The per annum interest rate of the New Notes is 6.50%.

Maturity	The maturity date of the Old Notes is November 16, 2009, subject to earlier conversion or repurchase at the option of the Holders or earlier redemption at our option.	The maturity date of the New Notes is October 1, 2027, subject to earlier conversion or repurchase at the option of the holders or earlier redemption at our option.

Security	The Old Notes are secured by the pledge of U.S. government securities of approximately $25 million to secure the interest payable on the Old Notes on November 16, 2007.	The New Notes will be unsecured.

Conversion Rights	Holders of Old Notes may convert their Old Notes into shares of our Class A common stock at the rate of 413.2231 shares per $1,000 original principal amount of Old Notes. See “Description of the Old Notes — Conversion Rights.”	Holders of New Notes will be able to convert their New Notes into shares of our Class A common stock at the conversion price and conversion rate of the New Notes, which will be based on the Average Price as set forth in the table on the cover to this Exchange Offer Prospectus. The conversion price and the conversion rate of the New Notes will be determined on the second business day before the Expiration Date.

Accretion of Principal Amount	The Old Notes permitted us to accrete the principal amount of the Old Notes to pay liquidated damages we owed in connection with the Share Lending Agreement. As a result, we are permitted to defer any interest that accrues with respect to the excess of the accreted principal amount over the original principal amount until May 16, 2008, or any earlier purchase by us of the Old Notes.	The New Notes do not require us to make any payments relating to the Share Lending Agreement and will not permit us to accrete the principal amount of the New Notes.

	Old Notes	New Notes

Issuances of Additional Notes	The indenture governing the Old Notes does not provide for the issuance of additional notes.	The indenture governing the New Notes will provide for the issuance of additional notes under the indenture having identical terms and conditions to the New Notes offered hereby so long as such additional notes are fungible with the New Notes for U.S. federal income tax purposes.

Interest Make Whole Amount	Holders of Old Notes who convert such notes prior to November 16, 2007 would receive proceeds of the sale of the Pledged Securities remaining with respect to the notes being converted.	The New Notes will not provide for an interest make whole upon conversion except as set forth under “Redemption Make Whole Amount” below.

Public Acquiror Change of Control	The Old Notes provide that, in lieu of adjusting the conversion rate of the Old Notes in connection with certain fundamental changes, in the case of a “public acquirer change of control” we may elect that the right to convert an Old Note will be changed into a right to convert an Old Note into a number of shares of acquirer common stock.	The New Notes will not provide for us to elect that the right to convert a New Note will be changed into a right to convert a New Note into a number of shares of acquiror common stock.

Redemption	The Old Notes provide that we may redeem the Old Notes in whole or in part for cash at any time at a redemption price equal to 100% of the accreted principal amount of the Old Notes being redeemed plus any accrued and unpaid interest, deferred interest and liquidated damages, if any, on the Old Notes to but not including the redemption date, if the closing price of our Class A common stock has exceeded, for at least 20 trading days in any consecutive 30 trading day period, 180% of the conversion price if such 30 trading date period is prior to November 16, 2007 and 150% of the conversion price if such 30 trading day period begins thereafter.	The New Notes will provide that prior to October 1, 2010, we may redeem the New Notes in whole or in part for cash at any time at a redemption price equal to 100% of the principal amount of the New Notes being redeemed plus any accrued and unpaid interest, if any, on the New Notes being redeemed up to but excluding the redemption date, only if the closing price of our Class A common stock has exceeded, for at least 20 trading days in the 30 trading day period ending on the date we give notice of redemption, 180% of the conversion price on each such trading day. Commencing on, and including October 1, 2010 until, but excluding October 1, 2012, we may redeem the New Notes in

	Old Notes	New Notes

whole or in part for cash at the redemption price only if the closing price of our Class A common stock has exceeded, for at least 20 trading days in the 30 trading day period ending on the date we give notice of redemption, 150% of the conversion price on each such trading day. On and after October 1, 2012 we may redeem the New Notes at the redemption price regardless of the closing price of our Class A common stock.

Redemption Make Whole Amount	Holders who convert their Old Notes that have been called for redemption will receive, in addition to the amount described under “Interest Make Whole Amount” above, if applicable, the present value of the interest on the Old Notes converted that would have been payable for the period from and including the redemption date, to but excluding November 16, 2009, plus any accrued and unpaid deferred interest. See “Description of the Old Notes — Conversion Rights — Interest Make Whole Upon Conversion — Redemption Make Whole Amount.”	Holders who convert their New Notes after a notice of redemption and prior to October 1, 2012 will receive upon such conversion, in addition to the conversion consideration, the present value of the interest on the New Notes converted that would have been payable for the period from and including the redemption date, to but excluding October 1, 2012. See “Description of the New Notes — Conversion Rights — Redemption Make Whole Amount.”

Repurchase by us at the Option of the Holder	The Old Notes do not provide for repurchase of the Old Notes at the option of the holder, other than in the event of a fundamental change.	Each holder of New Notes will have the right to require us to repurchase some or all of that holder’s New Notes for cash in the event of a fundamental change and on October 1, 2012, October 1, 2017 and October 1, 2022 at a repurchase price equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest, if any to, but excluding the repurchase date.

Summary Consolidated Financial Data
      Charter is a holding company whose principal assets are a controlling common equity interest in Charter Holdco and “mirror” notes that are payable by Charter Holdco to Charter which have the same principal amount and terms as those of Charter’s Old Notes. Charter Holdco is a holding company whose primary assets are equity interests in our cable operating subsidiaries and intercompany loan receivables. Charter consolidates Charter Holdco as a variable interest entity under Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) 46(R). Charter Holdco’s limited liability agreement provides that so long as Charter’s Class B common stock retains its special voting rights, Charter will maintain a 100% voting interest in Charter Holdco. Voting control gives Charter full authority and control over the operations of Charter Holdco.
      Historical Financial Data. The following tables present summary financial and other data for Charter and its subsidiaries and has been derived from the audited consolidated financial statements of Charter and its subsidiaries as of December 31, 2006 and 2005 and for each of the years in the three-year periods ended December 31, 2006 and the unaudited consolidated financial statements of Charter and its subsidiaries as of June 30, 2007 and for the six-month periods ended June 30, 2007 and 2006. The consolidated financial statements of Charter and its subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006 have been audited by KPMG LLP, an independent registered public accounting firm.
      Pro Forma Financial Data. The “pro forma” data set forth below represent our unaudited consolidated financial statements after giving effect to the following transactions as if they occurred on January 1, 2006 for the statement of operations data and other financial data and as of the last day of the respective period for the operating and balance sheet data:

(1) the completed disposition of certain assets for total proceeds of approximately $1.0 billion and the use of such proceeds to reduce amounts outstanding under our revolving credit facility;

(2) the issuance and sale of $450 million principal amount of CCH II notes in January 2006 and the use of such proceeds to pay down credit facilities;

(3) the refinancing of the Charter Operating credit facilities in April 2006 and the related reductions in interest rate margins on the term loan;

(4) the September 2006 exchanges by Charter Holdings, CCH I, CCH I Capital Corp., CCH II, and CCH II Capital Corp., of approximately $797 million in total principal amount of outstanding debt securities of Charter Holdings in a private placement for new CCH I and CCH II debt securities (the “Private Exchange”);

(5) the September 2006 exchange by Charter, CCHC, CCH II, and CCH II Capital Corp., of approximately $450 million in total principal amount of Charter’s 5.875% convertible senior notes due 2009 for $188 million cash, 45 million shares of Charter’s Class A common stock and $146 million principal amount of new CCH II debt securities;

(6) the refinancing of the Charter Operating credit facilities in March 2007 and the issuance of a $350 million third lien term loan by CCO Holdings;

(7) the repurchase of $97 million of Charter Holdings notes for $100 million of total consideration, including premiums and accrued interest, in April 2007;

(8) the redemption of $187 million of Charter Holdings notes and $550 million of CCO Holdings senior floating rate notes in April 2007; and

(9) the issuance of $449 million principal amount of New Notes in exchange for 75% of outstanding Old Notes pursuant to the Exchange Offer (based on an assumed Average Price of $3). We use a 75% participation rate for illustrative purposes only. We cannot assure you that we will achieve a participation rate at or near that level or that the Average Price will not vary significantly from the assumed price.

      The following information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Capitalization,” “Unaudited Pro Forma Consolidated Financials,” and the historical consolidated financial statements and related notes of Charter incorporated by reference in this Exchange Offer Prospectus.
      The pro forma data are based on information available to us as of the date of this Exchange Offer Prospectus and certain assumptions that we believe are reasonable under the circumstances. The financial data required allocation of certain revenues and expenses and such information has been presented for comparative purposes and is not intended to provide any indication of what our actual financial position, including actual cash balances and revolver borrowings, or results of operations would have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

Charter Communications, Inc.

	Year Ended			Six Months Ended
	December 31,			June 30,

	Actual 2004	Actual 2005	Actual 2006	Actual 2006	Actual 2007

	(Dollars in millions, except per share and share data)
Statement of Operations Data:
Revenues:
Video	$3,217	$3,248	$3,349	$1,684	$1,697
High-speed Internet	712	875	1,051	506	606
Telephone	18	36	135	49	142
Advertising sales	279	284	319	147	139
Commercial	227	266	305	149	164
Other	307	324	345	168	176

Total revenues	4,760	5,033	5,504	2,703	2,924

Costs and Expenses:
Operating (excluding depreciation and amortization)	1,994	2,203	2,438	1,215	1,278
Selling, general and administrative	965	1,012	1,165	551	620
Depreciation and amortization	1,433	1,443	1,354	690	665
Impairment of franchises	2,297	—	—	—	—
Asset impairment charges	—	39	159	99	—
Other operating expenses, net	13	32	21	10	5

Total costs and expenses	6,702	4,729	5,137	2,565	2,568

Operating income (loss) from continuing operations	(1,942)	304	367	138	356
Interest expense, net	(1,670)	(1,789)	(1,887)	(943)	(935)
Gain (loss) on extinguishment of debt and preferred stock	(31)	521	101	(27)	(35)
Other income, net	68	73	20	17	1

Loss from continuing operations before income taxes and cumulative effect of accounting change	(3,575)	(891)	(1,399)	(815)	(613)
Income tax benefit (expense)	134	(112)	(187)	(60)	(128)

Loss from continuing operations before cumulative effect of accounting change	(3,441)	(1,003)	(1,586)	(875)	(741)
Income (loss) from discontinued operations, net of tax	(135)	36	216	34	—

Loss before cumulative effect of accounting change	(3,576)	(967)	(1,370)	(841)	(741)
Cumulative effect of accounting change, net of tax	(765)	—	—	—	—

Net loss	(4,341)	(967)	(1,370)	(841)	(741)
Dividends on preferred stock-redeemable	(4)	(3)	—	—	—

Net loss applicable to common stock	$(4,345)	$(970)	$(1,370)	$(841)	$(741)

Loss per common share, basic and diluted:
Loss from continuing operations before cumulative effect of accounting change per common share, basic and diluted	$(11.47)	$(3.24)	$(4.78)	$(2.76)	$(2.02)

Net loss	$(14.47)	$(3.13)	$(4.13)	$(2.65)	$(2.02)

Weighted average common shares outstanding, basic and diluted	300,341,877	310,209,047	331,941,788	317,581,492	366,855,427

	Year Ended			Six Months Ended
	December 31,			June 30,

	Actual 2004	Actual 2005	Actual 2006	Actual 2006	Actual 2007

	(Dollars in millions, except per share and share data)
Other Financial Data:
Capital expenditures	$924	$1,088	$1,103	$539	$579
Deficiency of earnings to cover fixed charges(a)	$3,698	$853	$1,157	$776	$610
Operating Data:
(end of period)(b):
Analog video customers	5,991,500	5,884,500	5,433,300	5,876,100	5,376,800
Digital video customers	2,674,700	2,796,600	2,808,400	2,889,000	2,866,000
Residential high-speed Internet customers	1,884,400	2,196,400	2,402,200	2,375,100	2,583,200
Telephone customers	45,400	121,500	445,800	257,600	700,300

	Year Ended	Six Months Ended
	December 31,	June 30,

	Pro Forma	Pro Forma	Pro Forma
	2006	2006	2007

	(Dollars in millions, except per share
	and share data)
Statement of Operations Data:
Revenues:
Video	$3,288	$1,638	$1,695
High-speed Internet	1,040	497	606
Telephone	135	49	142
Advertising sales	316	144	138
Commercial	298	144	164
Other	336	163	176

Total revenues	5,413	2,635	2,921

Costs and Expenses:
Operating (excluding depreciation and amortization)	2,388	1,178	1,277
Selling, general and administrative	1,150	541	620
Depreciation and amortization	1,333	680	664
Other operating expenses, net	21	10	5

Total costs and expenses	4,892	2,409	2,566

Operating income from continuing operations	521	226	355
Interest expense, net	(1,869)	(918)	(944)
Other income, net	20	17	1

Loss from continuing operations before income taxes and cumulative effect of accounting change	(1,328)	(675)	(588)
Income tax expense	(180)	(79)	(109)

Loss from continuing operations	$(1,508)	$(754)	$(697)

Loss per common share, basic and diluted:
Loss from continuing operations per common share, basic and diluted	$(4.15)	$(2.08)	$(1.90)

Weighted average common shares outstanding, basic and diluted	363,540,148	362,581,492	366,855,427

	Year Ended	Six Months Ended
	December 31,	June 30,

	Pro Forma	Pro Forma	Pro Forma
	2006	2006	2007

	(Dollars in millions)
Other Financial Data:
Capital expenditures	$1,085	$523	$579
Deficiency of earnings to cover fixed charges(a)	$1,086	$636	$585
Operating Data:
(end of period)(b):
Analog video customers	5,389,700	5,439,800	5,376,800
Digital video customers	2,793,500	2,703,300	2,866,000
Residential high-speed Internet customers	2,399,300	2,252,200	2,583,200
Telephone customers	445,800	257,600	700,300

	As of June 30, 2007

	Actual	Pro Forma

	(Dollars in millions)
Balance Sheet Data:
(end of period):
Cash and cash equivalents	$81	$71
Total assets	$15,051	$15,040
Long-term debt	$19,576	$19,583	(d)
Note payable-related party	$61	$61
Minority interest(c)	$195	$195
Shareholders’ deficit	$(6,849)	$(6,983	)(d)

(a)	Earnings include net loss plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

(b)	For definitions of our customers, see Charter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, “Part I. Item 1. Business — Products and Services” incorporated by reference in this Exchange Offer Prospectus.

(c)	Minority interest represents Mr. Allen’s, Charter’s chairman and controlling shareholder, 5.6% preferred membership interests in CC VIII, an indirect subsidiary of Charter Holdco.

(d)	Using the maximum Average Price will increase pro forma long-term debt by $123 million and pro forma shareholders’ deficit by $167 million. Using the minimum Average Price will decrease pro forma long-term debt by $74 million and pro forma shareholders’ deficit by $106 million.

Charter Communications, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges Calculation
(in millions)

	Year Ended					Six Months
	December 31,					Ended June 30,

	2002	2003	2004	2005	2006	2006	2007

Earnings
Loss before minority interest, income taxes and cumulative effect of accounting change	$(5,944)	$(725)	$(3,698)	$(853)	$(1,157)	$(776)	$(610)
Fixed charges	1,510	1,564	1,677	1,796	1,894	947	938

Total earnings	(4,434)	839	(2,021)	943	737	171	328

Fixed charges
Interest expense	1,149	1,186	1,406	1,567	1,846	920	919
Amortization of debt costs	354	371	264	222	41	23	16
Interest element of rentals	7	7	7	7	7	4	3

Total fixed charges	1,510	1,564	1,677	1,796	1,894	947	938

Ratio of earnings to fixed charges(1)	—	—	—	—	—	—	—

(1)	Earnings for the years ended December 31, 2002, 2003, 2004, 2005 and 2006 and the six months ended June 30, 2006 and 2007 were insufficient to cover fixed charges by $5.9 billion, $725 million, $3.7 billion, $853 million, $1.2 billion, $776 million and $610 million, respectively. As a result of such deficiencies, the ratios are not presented above.
Book Value per Common Share
      The book value per share of Class A common stock as of June 30, 2007 was $(17.11). Pro forma for the Exchange Offer, the book value per share of Class A common stock as of June 30, 2007 was $(17.44).

RISK FACTORS
      Your decision whether to tender your Old Notes pursuant to the Exchange Offer, and to acquire the Exchange Consideration involves risk. You should be aware of, and carefully consider, the following risk factors, along with all of the other information provided or referred to in this Exchange Offer Prospectus, before deciding whether to tender your Old Notes pursuant to the Exchange Offer.
Risks to Continuing Holders of Old Notes After the Settlement Date
      The following risks specifically apply to the extent a Holder continues to own Old Notes after the Settlement Date because such Holder elects not to tender Old Notes or because Old Notes tendered are not accepted for exchange. There are additional risks attendant to being an investor in our equity and debt securities that you should review, whether or not you elect to tender your Old Notes. These risks are described elsewhere in this “Risk Factors” section under the headings “— Risks Related to Our and Our Subsidiaries’ Significant Indebtedness,” “— Risks Related to Our Business,” “— Risks Related to Mr. Allen’s Controlling Position” and “— Risks Related to Regulatory and Legislative Matters”.
Liquidity of the market for non-tendered Old Notes likely will be decreased, and the market prices for any Old Notes not exchanged may therefore be reduced.
      If the Exchange Offer is consummated, the aggregate principal amount of outstanding Old Notes will be reduced, which will likely adversely affect the liquidity of any Old Notes not exchanged. An issue of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for Old Notes that are not exchanged may be adversely affected. The reduced float also may tend to make the trading prices of any Old Notes that are not exchanged more volatile. The market prices for any Old Notes not exchanged may also be negatively affected by the increased amount of debt at Charter resulting from the issuance of the New Notes.
The Offeror does not intend to distribute Old Notes received in the Exchange Offer to Charter for cancellation. As a result, the exchanged Old Notes will remain outstanding and held by Charter Holdco, directly or indirectly, which will be entitled to the benefit of the U.S. government securities held in escrow for the payment of interest and principal to the same extent as Holders of Old Notes not exchanged.
      With some of the proceeds from the initial sale of the Old Notes, we purchased and pledged to the trustee under the indenture for the Old Notes as security for the benefit of the Holders, approximately $144 million of U.S. government securities of which $25 million remains subject to the pledge. These securities were pledged to provide for the payment of the first six scheduled interest payments due on the original principal amount of the Old Notes. Because we intend that, following the closing of the Exchange Offer, Charter Holdco, directly or indirectly, will hold the Old Notes accepted for exchange, Holders of Old Notes not exchanged will not be entitled to any increase in the pro rata share of these pledged U.S. government securities.
      Charter Holdco will receive any benefit from these U.S. government securities on the same pro rata basis as any Holders of Old Notes not exchanged. However, there can be no assurance that the cash received by Charter Holdco as interest on the Old Notes will be available to pay either principal or interest on any Old Notes not exchanged. See “Description of the Old Notes.”

If shares of our Class A common stock are returned to us under our Share Lending Agreement with CGML (an affiliate of Citigroup), the cost of hedging the Old Notes may increase, which may affect the market value of the Old Notes.
      As described under “Description of Capital Stock and Membership Units — Share Lending Agreement” below, we loaned CGML a total of 116.9 million shares of our Class A common stock, of which 29.8 million remain outstanding, to facilitate the placement of the Old Notes. CGML, or its affiliates, sold these shares in a series of registered offerings and concurrently entered into swap transactions or share lending agreements with Holders of Old Notes. Although holders of Old Notes will not be required to unwind those hedging arrangements in order to tender their Old Notes pursuant to the Exchange Offer, if they do, we expect that CGML, its affiliates or those holders will purchase shares of our Class A common stock. If the holders purchase the shares, we expect that they will deliver them to CGML or its affiliates pursuant to their share lending agreements with CGML or such affiliates. If CGML delivers any of the shares it purchases or receives to us under the Share Lending Agreement, those shares will be retired and will no longer be outstanding, thereby reducing the number of shares available for borrow to hedge the Old Notes, which may increase hedging costs.
We cannot assure you that, if the Offeror consummates the Exchange Offer, existing ratings for the Old Notes will be maintained.
      We cannot assure you that, as a result of the Exchange Offer, the rating agencies, including Standard & Poor’s Ratings Service, Moody’s Investors Service and Fitch Ratings, will not downgrade or negatively comment upon the ratings for the Old Notes.
Risks to Tendering Holders of Old Notes
      The following risks specifically apply to the extent a Holder elects to tender Old Notes pursuant to the Exchange Offer and such Old Notes are accepted for Exchange and should be considered along with the other risk factors. There are additional risks attendant to being an investor in our equity and debt securities that you should review, whether or not you elect to tender your Old Notes. These risks are described elsewhere in this “Risk Factors” section under the headings “— Risks Related to Our and Our Subsidiaries’ Significant Indebtedness,” “— Risks Related to Our Business,” “— Risks Related to Mr. Allen’s Controlling Position” and “— Risks Related to Regulatory and Legislative Matters.”
During the pendency of this Exchange Offer, it is likely that the market prices of the Class A common stock will be volatile.
      It is likely that during the pendency of the Exchange Offer, the market price of our Class A common stock will be volatile. In addition, Holders of Old Notes may terminate all or a portion of any hedging arrangement they have entered into in respect of their Old Notes (including swap transactions or share lending agreements with CGML), which may lead to increased purchase activity by or on behalf of such Holders or CGML during the Exchange Offer. Such purchase activity may temporarily increase, or retard a decline in, the price of the Class A common stock, or may lead to unusually high trading volumes.
Following the Settlement Date, the trading prices for the New Notes will likely be directly affected by the trading prices for our Class A common stock, which may be volatile and are impossible to predict, and which in turn could cause the value of your investment to decline.
      We expect that the trading price of the New Notes in the secondary market will be significantly affected by the trading price of our Class A common stock, the general level of interest rates and our credit quality. This may result in greater volatility in the trading prices of the New Notes than would be expected for nonconvertible debt securities.
      It is impossible to predict whether the price of our Class A common stock or interest rates will rise or fall. Trading prices of our Class A common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of our Class A common stock by us in the market after the offering of the New Notes, or the perception that such sales may occur, could affect the price of our Class A common stock.
The market price of the Class A common stock could be adversely affected by the large number of additional shares of Class A common stock eligible for issuance in the future.
      As of June 30, 2007, 400,398,208 shares of Class A common stock were issued and outstanding and 50,000 shares of Class B common stock were issued and outstanding. This includes 29,845,200 shares of Class A common stock that were issued and remain outstanding under the Share Lending Agreement. An additional 339,132,031 shares of Class A common stock are issuable upon conversion of outstanding units of Charter Holdco and an additional 30,316,305 shares are issuable as of June 30, 2007 if Mr. Allen were to exchange the CCHC subordinated accreting note that he holds, into Charter Holdco units and exchange Charter Holdco units into Class A common stock. Also 26,865,096 shares were issuable upon the exercise of outstanding options under our option plans and, assuming 75% of the outstanding Old Notes are tendered pursuant to the Exchange Offer, approximately 43 million shares will still be issuable upon conversion of the Old Notes. All of the shares of Class A common stock issuable upon exchange of Charter Holdco membership units and all shares of the Class A common stock issuable upon conversion of shares of the Class B common stock will have “demand” and/or “piggyback” registration rights attached to them. All of the shares issuable upon conversion of the Old Notes are eligible for resale pursuant to an existing shelf registration statement. The sale of a substantial number of shares of Class A common stock or the perception that such sales could occur could adversely affect the market price for the Class A common stock because the sale could cause the amount of the Class A common stock available for sale in the market to exceed the demand for the Class A common stock and could also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate. This could adversely affect our ability to fund our current and future obligations. See “Shares Eligible for Future Sale.”
If shares of Class A common stock are returned to Charter under the Share Lending Agreement, the liquidity of the Class A common stock will likely be affected.
      As described above under “— Risks to Continuing Holders of Old Notes After the Settlement Date — If shares of our Class A common stock are returned to us under our Share Lending Agreement with CGML (an affiliate of Citigroup), the cost of hedging the Old Notes may increase, which may affect the market value of the Old Notes,” the cost of borrowing shares of our Class A common stock may be adversely affected through the return of shares under the Share Lending Agreement. As a result, the market price of the New Notes will also likely be adversely affected.
Failure to close the Exchange Offer may adversely affect the market price and borrow availability of the Class A common stock and, consequently, the market value of the Old Notes.
      If for any reason the Exchange Offer fails to close, the market value of the Class A common stock and the Old Notes may be adversely affected. Holders of Old Notes who elect to terminate all or a portion of any hedging transactions in respect of the Old Notes may not be able to re-establish such transactions at an acceptable cost if the Exchange Offer does not close for any reason. In addition, if the Exchange Offer fails to close, such Holders of Old Notes may seek to re-establish a short position in the Class A common stock against the Old Notes, which may adversely affect the market price of the Class A common stock. These activities are likely to adversely affect the value of the Old Notes.
      Only 29.8 million Borrowed Shares remain outstanding under the Share Lending Agreement, and we have not committed to provide any loans of shares of Class A common stock, see “Description of Capital Stock and Membership Units — Share Lending Agreement.”

The Exchange Consideration does not reflect any independent valuation of the Old Notes.
      We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the Exchange Consideration or the value of the Old Notes. If you tender your Old Notes, you may or may not receive more or as much value than if you choose to keep them.
To the extent that a Holder of Old Notes is tendering Old Notes for New Notes with their later maturity, such Holder may ultimately find that we would have been able to repay the non-tendered Old Notes when they otherwise would have matured, but are unable to repay or refinance the New Notes when they mature.
      If you tender your Old Notes, you will receive New Notes which have a later maturity than the Old Notes that you presently own. It is possible that tendering Holders of such Old Notes will be adversely affected by the extension of maturity. Following the maturity date of the Old Notes, but prior to the maturity date of the New Notes, we may become subject to a bankruptcy or similar proceeding. If so, Holders of the Old Notes who opted not to participate in the Exchange Offer may have been paid in full, and there is a risk that the holders of the New Notes will not be paid in full. If you decide to tender Old Notes, you will be exposed to the risk of nonpayment for a longer period of time.
Because of our holding company structure, the New Notes are structurally subordinated in right of payment to all liabilities of Charter’s subsidiaries. Restrictions in Charter’s subsidiaries’ debt instruments and applicable law limit their ability to provide funds to Charter.
      Charter’s sole assets are its equity interests in its subsidiaries. Its operating subsidiaries are separate and distinct legal entities and are not obligated to make funds available to Charter for payments on the New Notes or other obligations in the form of loans, distributions or otherwise. Charter’s subsidiaries’ ability to make distributions to Charter is subject to their compliance with the terms of their credit facilities, indentures and applicable law. Under the Delaware limited liability company act, Charter’s subsidiaries may only pay dividends to Charter if they have “surplus” as defined in the act. Under fraudulent transfer laws, our subsidiaries may not pay dividends to us if they are insolvent or are rendered insolvent thereby. There can be no assurance that these subsidiaries will be permitted to make distributions in the future in compliance with these restrictions in the amounts needed to service the New Notes. See “— Risks Related to Our and Our Subsidiaries’ Significant Indebtedness — Because of our holding company structure, our outstanding notes are structurally subordinated in right of payment to all liabilities of our subsidiaries. Restrictions in our subsidiaries’ debt instruments and under applicable law limit their ability to provide funds to us or our various debt issuers.” Charter’s direct or indirect subsidiaries include the borrowers and guarantors under the Charter Operating credit facilities. Several of Charter’s subsidiaries are also obligors under other senior high yield notes. Charter’s notes, including the New Notes, are structurally subordinated in right of payment to all of the debt and other liabilities of its subsidiaries. As of June 30, 2007, Charter’s total consolidated debt was approximately $19.6 billion, of which approximately $19.2 billion was structurally senior to the Old Notes.
      In the event of bankruptcy, liquidation or dissolution of one or more of Charter’s subsidiaries, that subsidiary’s assets would first be applied to satisfy its own obligations, and following such payments, such subsidiary may not have sufficient assets remaining to make payments to Charter as an equity holder or otherwise. In that event the lenders under Charter Operating’s and CCO Holdings’ credit facilities and the holders of Charter’s subsidiaries’ other debt instruments will have the right to be paid in full before Charter from any of its subsidiaries’ assets.
There is currently no public market for the New Notes, and an active trading market may not develop for the New Notes. The failure of a market to develop for the New Notes could adversely affect the liquidity and value of the New Notes.
      There is no public market for the New Notes. Further, although the Offeror intends to apply for the New Notes to be eligible for Trading in the PORTALsm Market, the Offeror does not intend to apply for listing of the New Notes on any securities exchanges or for quotation of the New Notes on any automated dealer quotation system. Accordingly, notwithstanding any existing market for the Old Notes or our existing high-yield notes, a market may not develop for the New Notes, and if a market does develop, it may not be sufficiently liquid for your purposes. If an active, liquid market does not develop for the New Notes, the market price and liquidity of the New Notes may be adversely affected.
      The liquidity of the trading market, if any, and future trading prices of the New Notes will depend on many factors, including, among other things, the price of our Class A common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. The market for the New Notes may be subject to disruptions that could have a negative effect on the holders of the New Notes, regardless of our operating results, financial performance or prospects.
We may be unable to purchase the New Notes for cash following a fundamental change.
      Holders of the New Notes will have the right to require us to repurchase the New Notes in cash upon the occurrence of a fundamental change prior to maturity. Any of our future debt agreements may contain a similar provision. We may not have sufficient funds to make the required purchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to purchase the New Notes may be limited by law or the terms of other agreements relating to our debt outstanding at the time. However, if we fail to purchase the New Notes as required by the indenture, that would constitute an event of default under the indenture governing the New Notes which, in turn, may constitute an event of default, and result in the acceleration of the maturity of any of our other then existing indebtedness.
The New Notes do not restrict our ability to incur additional debt, repurchase our securities or to take other actions that could negatively impact holders of the New Notes.
      We are not restricted under the terms of the New Notes from incurring additional debt, including secured debt, or from repurchasing our securities. In addition, the limited covenants applicable to the New Notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take other actions that are not limited by the terms of the New Notes could have the effect of diminishing our ability to make payments on the New Notes when due.
Your right to convert your New Notes will be limited if, upon conversion of your New Notes, you would have beneficial ownership of more than a specified percentage of our Class A common stock.
      Holders of New Notes will not be entitled to receive shares of our Class A common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than the specified percentage of the shares of Class A common stock outstanding at such time. With respect to any conversion prior to October 1, 2011, the specified percentage will be 4.9%, and with respect to any conversion thereafter, the specified percentage will be 9.9%. If any delivery of shares of our Class A common stock owed to a holder upon conversion of New Notes is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after, but in no event later than two trading days after, any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than the specified percentage of the shares of Class A common stock outstanding at such time. Although we have the right to deliver cash in lieu of delivering shares of our Class A common stock upon conversion of the New Notes, we have no obligation to do so, even if by doing so we would enable you to avoid these limitations on your right to convert the New Notes.

If you hold New Notes, you will not be entitled to any rights with respect to our Class A common stock, but you will be subject to all changes made with respect to our Class A common stock.
      If you hold New Notes, you will not be entitled to any rights with respect to our Class A common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Class A common stock), but you will be subject to all changes affecting the Class A common stock. You will only be entitled to rights on the Class A common stock if and when we deliver shares of our Class A common stock to you upon conversion of your New Notes. For example, in the event that an amendment is proposed to our charter or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to your conversion of New Notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Class A common stock or other classes of capital stock.
The conversion rate of the New Notes may not be adjusted for all dilutive events.
      The conversion rate of the New Notes is subject to adjustment for certain events including, but not limited to, dividends on our Class A common stock, the issuance of certain rights or warrants, subdivisions or combinations of our Class A common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our Class A common stock and certain tender or exchange offers as described under “Description of the New Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of Class A common stock for cash, that may adversely affect the trading price of the New Notes or the Class A common stock. There can be no assurance that an event that adversely affects the value of the New Notes will not occur.
The make whole premium payable on New Notes converted in connection with certain fundamental changes may not adequately compensate you for the lost option time value of your New Notes as a result of such fundamental change.
      If certain transactions that constitute a change of control occur prior to October 1, 2012, under certain circumstances, we will increase the conversion rate by a number of additional shares for any conversions of New Notes in connection with such transaction. The amount of the additional shares will be determined based on the date on which the transaction becomes effective and the price paid per share of our Class A common stock in such transaction as described below under “Description of the New Notes — Conversion Rights — Change of Control Make Whole Amount.” While the number of additional shares is designed to compensate you for the lost option time value of your New Notes as a result of such transaction, the amount of the make whole premium is only an approximation of such lost option time value and may not adequately compensate you for such loss. In addition, if the price paid per share of our Class A common stock in the transaction is less than the Average Price or greater than 1500% of the Average Price (in each case subject to adjustment as described in “Description of the New Notes — Conversion Rights — Change of Control Make Whole Amount”), the conversion rate will not be increased. In no event will the number of shares issuable upon conversion of a note exceed 1.3 multiplied by the applicable conversion rate per $1,000 principal amount of New Notes, regardless of when the transaction becomes effective or of the price paid per share of our Class A common stock in the transaction.
      Our obligation to adjust the conversion rate in connection with certain transactions that constitute a change of control could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.
You may have to pay taxes with respect to some distributions on our Class A common stock that result in adjustments to the conversion rate.
      The conversion rate of the New Notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of the New Notes — Conversion Rights — Conversion Rate Adjustments.” If the conversion rate is adjusted as a result of a distribution that is taxable to our Class A common stock holders, such as a cash dividend, you may be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. In addition, Non-U.S. Holders (as defined herein) of the New Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain U.S. Federal Income Tax Consequences.”
Conversion of the New Notes will dilute the ownership interests of existing stockholders.
      If and to the extent we deliver shares of our Class A common stock upon conversion of the New Notes, the conversion of some or all of the New Notes will dilute the ownership interest of existing stockholders. Any sales in the public market of the Class A common stock issuable upon such conversion could adversely affect prevailing market prices of our Class A common stock.
If we do not fulfill our obligations to you under the New Notes, you will not have any recourse against Charter Holdco, Mr. Allen or any of their or our affiliates.
      None of our direct or indirect equity holders, directors, officers, employees or affiliates, including, without limitation, Charter Holdco and Mr. Allen, will be an obligor or guarantor under the New Notes. The indenture governing the New Notes expressly provides that these parties will not have any liability for our obligations under the New Notes or the indenture governing the New Notes. By accepting the New Notes, you waive and release all such liability as consideration for issuance of the New Notes. If we do not fulfill our obligations to you under the New Notes, you will have no recourse against any of our direct or indirect equity holders, directors, officers, employees or affiliates including, without limitation, Charter Holdco and Mr. Allen.
Risks Related to Our and Our Subsidiaries’ Significant Indebtedness
We and our subsidiaries have a significant amount of existing debt and may incur significant additional debt, including secured debt, in the future, which could adversely affect our financial health and our ability to react to changes in our business.
      Charter and its subsidiaries have a significant amount of debt and may (subject to applicable restrictions in their debt instruments) incur additional debt in the future. As of June 30, 2007, Charter’s total debt was approximately $19.6 billion, Charter’s shareholders’ deficit was approximately $6.8 billion and the deficiency of earnings to cover fixed charges for the six months ended June 30, 2007 was $610 million.
      Charter will need to raise additional capital and/or receive distributions or payments from its subsidiaries in order to satisfy its debt obligation.
      Because of our significant indebtedness, our ability to raise additional capital at reasonable rates or at all is uncertain, and the ability of our subsidiaries to make distributions or payments to their parent companies is subject to availability of funds and restrictions under our subsidiaries’ applicable debt instruments as more fully described in the section entitled “Description of Other Indebtedness” and under applicable law. If we need to raise additional capital through the issuance of equity or find it necessary to engage in a recapitalization or other similar transaction, our shareholders could suffer significant dilution, and in the case of a recapitalization or other similar transaction, our noteholders might not receive principal and interest payments to which they are contractually entitled.

      Our significant amount of debt could have other important consequences. For example, the debt will or could:

•	require us to dedicate a significant portion of our cash flow from operating activities to make payments on our debt, which will reduce our funds available for working capital, capital expenditures and other general corporate expenses;

•	limit our flexibility in planning for, or reacting to, changes in our business, the cable and telecommunications industries and the economy at large;

•	place us at a disadvantage as compared to our competitors that have proportionately less debt;

•	make us vulnerable to interest rate increases, because as of June 30, 2007 approximately 20% of our borrowings are, and will continue to be, at variable rates of interest;

•	expose us to increased interest expense as we refinance existing lower interest rate instruments;

•	adversely affect our relationship with customers and suppliers;

•	limit our ability to borrow additional funds in the future, due to applicable financial and restrictive covenants in our debt;

•	make it more difficult for us to satisfy our obligations to the holders of our notes and for our subsidiaries to satisfy their obligations to their lenders under their credit facilities and to their noteholders; and

•	limit future increases in the value, or cause a decline in the value of our equity, which could limit our ability to raise additional capital by issuing equity.
      A default by one of our subsidiaries under its debt obligations could result in the acceleration of those obligations, which in turn could trigger cross defaults under other agreements governing our long-term indebtedness. In addition, the secured lenders under our credit facilities and the holders of the Charter Operating senior second-lien notes could foreclose on their collateral, which includes equity interest in our subsidiaries, and exercise other rights of secured creditors. Any default under those credit facilities or the indentures governing our Old Notes or our subsidiaries’ debt could adversely affect our growth, our financial condition, our results of operations, and our ability to make payments on our Old Notes, our credit facilities, and other debt of our subsidiaries, and could force us to seek the protection of the bankruptcy laws. We and our subsidiaries may incur significant additional debt in the future. If current debt levels increase, the related risks that we now face will intensify.
We may not be able to access funds under the Charter Operating credit facilities if we fail to satisfy the covenant restrictions in such credit facilities, which could adversely affect our financial condition and our ability to conduct our business.
      Our subsidiaries have historically relied on access to credit facilities in order to fund operations and to service parent company debt, and we expect such reliance to continue in the future. Our total potential borrowing availability under our revolving credit facility was approximately $1.4 billion as of June 30, 2007, none of which is limited by covenant restrictions. There can be no assurance that our actual availability under our credit facilities will not be limited by covenant restrictions in the future.
      One of the conditions to the availability of funding under our credit facilities is the absence of a default under such facilities, including as a result of any failure to comply with the covenants under the facilities. Among other covenants, the Charter Operating credit facilities require us to maintain specific leverage ratios. The Charter Operating facilities also provide that Charter Operating has to obtain an unqualified audit opinion from its independent accountants for each fiscal year. There can be no assurance that Charter Operating will be able to continue to comply with these or any other of the covenants under the credit facilities.

      An event of default under the credit facilities or indentures, if not waived, could result in the acceleration of those debt obligations and, consequently, could trigger cross defaults under other agreements governing our long-term indebtedness. In addition, the secured lenders under the Charter Operating credit facilities and the holders of the Charter Operating senior second-lien notes could foreclose on their collateral, which includes equity interest in our subsidiaries, and exercise other rights of secured creditors. Any default under those credit facilities or the indentures governing our Old Notes and our subsidiaries’ debt could adversely affect our growth, our financial condition, our results of operations, and our ability to make payments on our Old Notes, New Notes, our credit facilities and other debt of our subsidiaries and could force us to seek the protection of the bankruptcy laws, which could materially adversely impact our ability to operate our business and to make payments under our debt instruments.
We depend on generating sufficient cash flow and having access to additional external liquidity sources to fund our capital expenditures, ongoing operations and debt obligations, including our payment obligations under the Old Notes and the New Notes, which could have a material adverse effect on you as holders of the Old Notes and the New Notes.
      Our ability to service our debt (including payments on the Old Notes and the New Notes) and to fund our planned capital expenditures and ongoing operations will depend on both our ability to generate cash flow and our access to additional external liquidity sources. Our ability to generate cash flow is dependent on many factors, including:

•	competition from other distributors, including incumbent telephone companies, direct broadcast satellite operators, wireless broadband providers, and DSL providers;

•	difficulties in introducing and operating our telephone services, such as our ability to adequately meet customer expectations for the reliability of voice services, and our ability to adequately meet demand for installations and customer service;

•	our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services, and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition;

•	our ability to obtain programming at reasonable prices or to adequately raise prices to offset the effects of higher programming costs;

•	general business conditions, economic uncertainty or slowdown; and

•	the effects of governmental regulation, including but not limited to local and state franchise authorities, on our business.
      Some of these factors are beyond our control. If we are unable to generate sufficient cash flow or access additional external liquidity sources, we may not be able to service and repay our debt, operate our business, respond to competitive challenges or fund our other liquidity and capital needs. Although Charter and its subsidiaries have been able to raise funds through issuances of debt in the past, we may not be able to access additional sources of external liquidity on similar terms, if at all. We expect that cash on hand, cash flows from operating activities, and the amounts available under our credit facilities will be adequate to meet our cash needs through 2008. We believe that cash flows from operating activities and amounts available under our credit facilities may not be sufficient to fund our operations and satisfy our interest and principal repayment obligations in 2009 and will not be sufficient to fund such needs in 2010 and beyond.
Because of our holding company structure, our outstanding notes are structurally subordinated in right of payment to all liabilities of our subsidiaries. Restrictions in our subsidiaries’ debt instruments and under applicable law limit their ability to provide funds to us or our various debt issuers.
      Our primary assets are our equity interests in our subsidiaries. Our operating subsidiaries are separate and distinct legal entities and are not obligated to make funds available to us or our various debt issuers for payments on our notes or their debt instruments or other obligations in the form of loans, distributions or otherwise. Our subsidiaries’ ability to make distributions to us or our various debt issuers is subject to their compliance with the terms of their credit facilities and indentures and restrictions under applicable law. Under the Delaware limited liability company act, our subsidiaries may only make distributions to us if they have “surplus” as defined in the act. Under fraudulent transfer laws, our subsidiaries may not make distributions to us or the applicable debt issuers to service debt obligations if they are insolvent or are rendered insolvent thereby. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.
While we believe that our relevant subsidiaries currently have surplus and are not insolvent, there can be no assurance that these subsidiaries will be permitted to make distributions in the future in compliance with these restrictions in amounts needed to service our indebtedness, including the Old Notes and the New Notes.
      Our direct or indirect subsidiaries include the borrowers and guarantors under the Charter Operating and CCO Holdings credit facilities. Several of our subsidiaries are also obligors and guarantors under senior high yield notes. Our Old Notes and New Notes are structurally subordinated in right of payment to all of the debt and other liabilities of our subsidiaries. As of June 30, 2007, Charter’s total debt was approximately $19.6 billion, of which approximately $19.2 billion was structurally senior to the Old Notes and the New Notes.
      In the event of bankruptcy, liquidation or dissolution of one or more of our subsidiaries, that subsidiary’s assets would first be applied to satisfy its own obligations, and following such payments, such subsidiary may not have sufficient assets remaining to make payments to us as an equity holder or otherwise. In that event:

•	the lenders under Charter Operating’s credit facilities and the holders of our subsidiaries’ other debt instruments will have the right to be paid in full before us from any of our subsidiaries’ assets; and

•	the other holders of preferred membership interests in our subsidiary, CC VIII, would have a claim on a portion of its assets that may reduce the amounts available for repayment to holders of our outstanding notes.
The agreements and instruments governing our debt and the debt of our subsidiaries contain restrictions and limitations that could significantly affect our ability to operate our business, as well as significantly affect our liquidity, and adversely affect the holders of the Old Notes and the New Notes.
      The Charter Operating and CCO Holdings credit facilities and the indentures governing our and our subsidiaries’ debt (including the Old Notes and the New Notes) contain a number of significant covenants that could adversely affect the holders of the Old Notes and the New Notes and our ability to operate our business, as well as significantly affect our liquidity, and therefore could adversely affect our results of operations. These covenants will restrict, among other things, our and our subsidiaries’ ability to:

•	incur additional debt;

•	repurchase or redeem equity interests and debt;

•	issue equity;

•	make certain investments or acquisitions;

•	pay dividends or make other distributions;

•	dispose of assets or merge;

•	enter into related party transactions; and

•	grant liens and pledge assets.
      The breach of any covenants or obligations in the foregoing indentures or credit facilities, not otherwise waived or amended, could result in a default under the applicable debt obligations and could trigger acceleration of those obligations, which in turn could trigger cross-defaults under other agreements governing our long-term indebtedness. In addition, the secured lenders under the Charter Operating and CCO Holdings credit facilities and the holders of the Charter Operating senior second-lien notes could foreclose on their collateral, which includes equity interests in our subsidiaries, and exercise other rights of secured creditors. Any default under those credit facilities, the indentures governing the Old Notes, the New Notes, or our subsidiaries’ debt could adversely affect our growth, our financial condition, our results of operations and our ability to make payments on our notes, Charter Operating’s credit facilities and other debt of our subsidiaries, and could force us to seek the protection of the bankruptcy laws. See “Description of Other Indebtedness” for a summary of our outstanding indebtedness and a description of our credit facilities and other indebtedness and for details on our debt covenants and future liquidity.
All of our and our subsidiaries’ outstanding debt is subject to change of control provisions. We may not have the ability to raise the funds necessary to fulfill our obligations under our indebtedness following a change of control, which would place us in default under the applicable debt instruments.
      We may not have the ability to raise the funds necessary to fulfill our obligations under our and our subsidiaries’ notes and credit facilities following a change of control. Under the indentures governing our and our subsidiaries’ notes (including the Old Notes and the New Notes), upon the occurrence of specified change of control events, we are required to offer to repurchase all of these notes. However, Charter and our subsidiaries may not have sufficient funds at the time of the change of control event to make the required repurchase of these notes, and our subsidiaries are limited in their ability to make distributions or other payments to fund any required repurchase. In addition, a change of control under our subsidiaries’ credit facilities would result in a default under those credit facilities. Because such credit facilities and our subsidiaries’ notes are obligations of our subsidiaries, the credit facilities and our subsidiaries’ notes would have to be repaid by our subsidiaries before their assets could be available to us to repurchase the Old Notes or the New Notes. Our failure to make or complete a change of control offer would place us in default under the Old Notes or New Notes. The failure of our subsidiaries to make a change of control offer or repay the amounts accelerated under their notes and credit facilities would place them in default.
Paul G. Allen and his affiliates are not obligated to purchase equity from, contribute to or loan funds to us or any of our subsidiaries.
      Paul G. Allen and his affiliates are not obligated to purchase equity from, contribute to or loan funds to us or any of our subsidiaries.
Risks Related to Our Business
We operate in a very competitive business environment, which affects our ability to attract and retain customers and can adversely affect our business and operations.
      The industry in which we operate is highly competitive and has become more so in recent years. In some instances, we compete against companies with fewer regulatory burdens, easier access to financing, greater personnel resources, greater brand name recognition and long-established relationships with regulatory authorities and customers. Increasing consolidation in the cable industry and the repeal of certain ownership rules may provide additional benefits to certain of our competitors, either through access to financing, resources or efficiencies of scale.
      Our principal competitors for video services throughout our territory are direct broadcast satellite operators (“DBS”). The two largest DBS providers are The DIRECTV Group, Inc. and Echostar Communications, Inc. Competition from DBS, including intensive marketing efforts with aggressive pricing and exclusive programming has had an adverse impact on our ability to retain customers. DBS has grown rapidly over the last several years. The cable industry, including us, has lost a significant number of video customers to DBS competition, and we face serious challenges in this area in the future. In some areas, DBS operators have entered into co-marketing arrangements with other of our competitors to offer service bundles combining video services provided by the DBS operator and digital subscriber line Internet services (“DSL”) along with traditional telephone service offered by the telephone companies. These service bundles substantially resemble our bundles. We believe that competition from DBS service providers may present greater challenges in areas of lower population density, and that our systems service a higher concentration of such areas than those of certain other major cable service providers.
      Local telephone companies and electric utilities can offer video and other services in competition with us and they increasingly may do so in the future. Two major local telephone companies, AT&T and Verizon, have both announced that they are making upgrades of their networks. Some upgraded portions of these networks are or will be capable of carrying two-way video services that are comparable to ours, high-speed data services that operate at speeds as high as or higher than those we make available to customers in these areas, and digital voice services that are similar to ours. In addition, these companies continue to offer their traditional telephone services as well as bundles that include wireless voice services provided by affiliated companies. Based on internal estimates, we believe that AT&T and Verizon’s upgrades have been completed in systems representing approximately 6% to 7% of our homes passed as of June 30, 2007, an increase from an estimated 2% at March 31, 2007. Additional upgrades in markets in which we operate are expected. In areas where they have launched video services, these parties are aggressively marketing video, voice and data bundles at entry level prices similar to those we use to market our bundles.
      The existence of more than one cable system operating in the same territory is referred to as an overbuild. Overbuilds could adversely affect our growth, financial condition, and results of operations, by creating or increasing competition. Based on internal estimates, as of June 30, 2007, we are aware of traditional overbuild situations impacting approximately 8% of our estimated homes passed, and potential traditional overbuild situations in areas servicing approximately an additional 1% of our estimated homes passed. Additional overbuild situations may occur in other systems.
      With respect to our Internet access services, we face competition, including intensive marketing efforts and aggressive pricing, from telephone companies and other providers of DSL. DSL service is competitive with high-speed Internet service over cable systems. In addition, DBS providers have entered into joint marketing arrangements with Internet access providers to offer bundled video and Internet service, which competes with our ability to provide bundled services to our customers. Moreover, as we expand our telephone offerings, we will face considerable competition from established telephone companies and other carriers.
      In order to attract new customers, from time to time we make promotional offers, including offers of temporarily reduced-price or free service. These promotional programs result in significant advertising, programming and operating expenses, and also require us to make capital expenditures to acquire customer premise equipment. Customers who subscribe to our services as a result of these offerings may not remain customers for any significant period of time following the end of the promotional period. A failure to retain existing customers and customers added through promotional offerings or to collect the amounts they owe us could have a material adverse effect on our business and financial results.
      Mergers, joint ventures and alliances among franchised, wireless or private cable operators, DBS providers, local exchange carriers and others, may provide additional benefits to some of our competitors, either through access to financing, resources or efficiencies of scale, or the ability to provide multiple services in direct competition with us.
      In addition to the various competitive factors discussed above, our business is subject to risks relating to increasing competition for the leisure and entertainment time of consumers. Our business competes with all other sources of entertainment and information delivery, including broadcast television, movies, live events, radio broadcasts, home video products, console games, print media, and the Internet. Technological advancements, such as video-on-demand, new video formats, and Internet streaming and downloading, have increased the number of entertainment and information delivery choices available to consumers, and intensified the challenges posed by audience fragmentation. The increasing number of choices available to audiences could negatively impact not only consumer demand for our products and services, but also advertisers’ willingness to purchase advertising from us. If we do not respond appropriately to further increases in the leisure and entertainment choices available to consumers, our competitive position could deteriorate, and our financial results could suffer.
      We cannot assure you that our cable systems will allow us to compete effectively. Additionally, as we expand our offerings to include other telecommunications services, and to introduce new and enhanced services, we will be subject to competition from other providers of the services we offer. We cannot predict the extent to which competition may affect our business and operations in the future.
We have a history of net losses and expect to continue to experience net losses. Consequently, we may not have the ability to finance future operations.
      We have had a history of net losses and expect to continue to report net losses for the foreseeable future. Our net losses are principally attributable to insufficient revenue to cover the combination of operating expenses and interest expenses we incur because of our high level of debt and the depreciation expenses that we incur resulting from the capital investments we have made in our cable properties. We expect that these expenses will remain significant, and we expect to continue to report net losses for the foreseeable future. Charter reported net losses of $741 million and $841 million for the six months ended June 30, 2007 and 2006, respectively. Continued losses would reduce our cash available from operations to service our indebtedness, as well as limit our ability to finance our operations.
We may not have the ability to pass our increasing programming costs on to our customers, which would adversely affect our cash flow and operating margins.
      Programming has been, and is expected to continue to be, our largest operating expense item. In recent years, the cable industry has experienced a rapid escalation in the cost of programming, particularly sports programming. We expect programming costs to continue to increase because of a variety of factors, including annual increases imposed by programmers and additional programming, including high definition television, and OnDemand programming, being provided to customers and increased costs to purchase programming. The inability to fully pass these programming cost increases on to our customers has had an adverse impact on our cash flow and operating margins. We have programming contracts that have expired, or that will expire at or before the end of 2007. There can be no assurance that these agreements will be renewed on favorable or comparable terms. To the extent that we are unable to reach agreement with certain programmers on terms that we believe are reasonable we may be forced to remove such programming channels from our line-up, which could result in a further loss of customers.
      Increased demands by owners of some broadcast stations for carriage of other services or payments to those broadcasters for retransmission consent could further increase our programming costs. Federal law allows commercial television broadcast stations to make an election between “must-carry” rights and an alternative “retransmission-consent” regime. When a station opts for the latter, cable operators are not allowed to carry the station’s signal without the station’s permission. In some cases, we carry stations under short-term arrangements while we attempt to negotiate new long-term retransmission agreements. If negotiations with these programmers prove unsuccessful, they could require us to cease carrying their signals, possibly for an indefinite period. Any loss of stations could make our video service less attractive to customers, which could result in less subscription and advertising revenue. In retransmission-consent negotiations, broadcasters often condition consent with respect to one station on carriage of one or more other stations or programming services in which they or their affiliates have an interest. Carriage of these other services may increase our programming expenses and diminish the amount of capacity we have available to introduce new services, which could have an adverse effect on our business and financial results.
If our required capital expenditures in 2007, 2008 and beyond exceed our projections, we may not have sufficient funding, which could adversely affect our growth, financial condition and results of operations.
      During the six months ended June 30, 2007, we spent approximately $579 million on capital expenditures. During 2007, we expect capital expenditures to be approximately $1.2 billion. The actual amount of our capital expenditures depends on the level of growth in high-speed Internet and telephone customers and in the delivery of other advanced services, as well as the cost of introducing any new services. We may need additional capital in 2007, 2008 and beyond if there is accelerated growth in high-speed Internet customers, telephone customers or in the delivery of other advanced services. If we cannot obtain such capital from increases in our cash flow from operating activities, additional borrowings, proceeds from asset sales or other sources, our growth, financial condition and results of operations could suffer materially.
We face risks inherent to our telephone business.
      We may encounter unforeseen difficulties as we introduce our telephone service in new operating areas and as we increase the scale of our telephone service offerings in areas in which they have already been launched. First, we face heightened customer expectations for the reliability of telephone services, as compared with our video and high-speed data services. We have undertaken significant training of customer service representatives and technicians, and we will continue to need a highly trained workforce. To ensure reliable service, we may need to increase our expenditures, including spending on technology, equipment and personnel. If the service is not sufficiently reliable or we otherwise fail to meet customer expectations, our telephone business could be adversely affected. Second, the competitive landscape for telephone services is intense; we face competition from providers of Internet telephone services, as well as incumbent local telephone companies, cellular telephone service providers, and others. Third, we depend on interconnection and related services provided by certain third parties. As a result, our ability to implement changes as the service grows may be limited. Finally, we expect advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment. Consequently, we are unable to predict the effect that ongoing or future developments in these areas might have on our telephone business and operations.
Our inability to respond to technological developments and meet customer demand for new products and services could limit our ability to compete effectively.
      Our business is characterized by rapid technological change and the introduction of new products and services, some of which are bandwidth-intensive. We cannot assure you that we will be able to fund the capital expenditures necessary to keep pace with technological developments, or that we will successfully anticipate the demand of our customers for products and services requiring new technology or bandwidth beyond our expectations. Our inability to maintain and expand our upgraded systems and provide advanced services in a timely manner, or to anticipate the demands of the marketplace, could materially adversely affect our ability to attract and retain customers. Consequently, our growth, financial condition and results of operations could suffer materially.
We depend on third party suppliers and licensors; thus, if we are unable to procure the necessary equipment, software or licenses on reasonable terms and on a timely basis, our ability to offer services could be impaired, and our growth, operations, business, financial results and financial condition could be materially adversely affected.
      We depend on third party suppliers and licensors to supply some of the hardware, software and operational support necessary to provide some of our services. We obtain these materials from a limited number of vendors, some of which do not have a long operating history. Some of our hardware, software and operational support vendors represent our sole source of supply or have, either through contract or as a result of intellectual property rights, a position of some exclusivity. If demand exceeds these vendors’ capacity or if these vendors experience operating or financial difficulties, or are otherwise unable to provide the equipment we need in a timely manner and at reasonable prices, our ability to provide some services might be materially adversely affected, or the need to procure or develop alternative sources of the affected materials or services might delay our ability to serve our customers. These events could materially and adversely affect our ability to retain and attract customers, and have a material negative impact on our operations, business, financial results and financial condition. A limited number of vendors of key technologies can lead to less product innovation and higher costs. For these reasons, we generally endeavor to establish alternative vendors for materials we consider critical, but may not be able to establish these relationships or be able to obtain required materials on favorable terms.
      For example, each of our systems currently purchases set-top boxes from a limited number of vendors, because each of our cable systems uses one or two proprietary conditional access security schemes, which allow us to regulate subscriber access to some services, such as premium channels. We believe that the proprietary nature of these conditional access schemes makes other manufacturers reluctant to produce set-top boxes. Future innovation in set-top boxes may be restricted until these issues are resolved. In addition, we believe that the general lack of compatibility among set-top box operating systems has slowed the industry’s development and deployment of digital set-top box applications.
Malicious and abusive Internet practices could impair our high-speed Internet services
      Our high-speed Internet customers utilize our network to access the Internet and, as a consequence, we or they may become victim to common malicious and abusive Internet activities, such as unsolicited mass advertising (i.e., “spam”) and dissemination of viruses, worms, and other destructive or disruptive software. These activities could have adverse consequences on our network and our customers, including degradation of service, excessive call volume to call centers, and damage to our or our customers’ equipment and data. Significant incidents could lead to customer dissatisfaction and, ultimately, loss of customers or revenue, in addition to increased costs to service our customers and protect our network. Any significant loss of high-speed Internet customers or revenue, or significant increase in costs of serving those customers, could adversely affect our growth, financial condition and results of operations.
Charter could be deemed an “investment company” under the Investment Company Act of 1940. This would impose significant restrictions on us and would be likely to have a material adverse impact on our growth, financial condition and results of operation.
      Charter’s principal assets are our equity interests in Charter Holdco and certain indebtedness of Charter Holdco. If Charter’s membership interest in Charter Holdco were to constitute less than 50% of the voting securities issued by Charter Holdco, then Charter’s interest in Charter Holdco could be deemed an “investment security” for purposes of the Investment Company Act. This may occur, for example, if a court determines that the Class B common stock is no longer entitled to special voting rights and, in accordance with the terms of the Charter Holdco limited liability company agreement, Charter’s membership units in Charter Holdco were to lose their special voting privileges. A determination that such interest was an investment security could cause Charter to be deemed to be an investment company under the Investment Company Act, unless an exemption from registration were available or we were to obtain an order of the Securities and Exchange Commission excluding or exempting us from registration under the Investment Company Act.

      If anything were to happen which would cause Charter to be deemed an investment company, the Investment Company Act would impose significant restrictions on us, including severe limitations on our ability to borrow money, to issue additional capital stock, and to transact business with affiliates. In addition, because our operations are very different from those of the typical registered investment company, regulation under the Investment Company Act could affect us in other ways that are extremely difficult to predict. In sum, if we were deemed to be an investment company it could become impractical for us to continue our business as currently conducted and our growth, our financial condition and our results of operations could suffer materially.
If a court determines that the Class B common stock is no longer entitled to special voting rights, Charter would lose its rights to manage Charter Holdco. In addition to the investment company risks discussed above, this could materially impact the value of the Class A common stock.
      If a court determines that the Class B common stock is no longer entitled to special voting rights, Charter would no longer have a controlling voting interest in, and would lose its right to manage, Charter Holdco. If this were to occur:

•	we would retain our proportional equity interest in Charter Holdco but would lose all of our powers to direct the management and affairs of Charter Holdco and its subsidiaries; and

•	we would become strictly a passive investment vehicle and would be treated under the Investment Company Act as an investment company.
      This result, as well as the impact of being treated under the Investment Company Act as an investment company, could materially adversely impact:

•	the liquidity of the Class A common stock;

•	how the Class A common stock trades in the marketplace;

•	the price that purchasers would be willing to pay for the Class A common stock in a change of control transaction or otherwise; and

•	the market price of the Class A common stock.
Uncertainties that may arise with respect to the nature of our management role and voting power and organizational documents as a result of any challenge to the special voting rights of the Class B common stock, including legal actions or proceedings relating thereto, may also materially adversely impact the value of the Class A common stock.
For tax purposes, there is a significant risk that we will experience an ownership change resulting in a material limitation on the use of a substantial amount of our existing net operating loss carryforwards.
      As of June 30, 2007, we had approximately $7.3 billion of tax net operating losses resulting in a gross deferred tax asset of approximately $2.9 billion, expiring in the years 2007 through 2027. Due to uncertainties in projected future taxable income, valuation allowances have been established against the gross deferred tax assets for book accounting purposes, except for deferred benefits available to offset certain deferred tax liabilities. Currently, such tax net operating losses can accumulate and be used to offset any of our future taxable income. However, an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, would place significant limitations, on an annual basis, on the use of such net operating losses existing to offset future taxable income we may generate. Although we have instituted a Rights Plan designed with the goal of attempting to prevent ownership change, we can not provide any assurance that the Rights Plan will actually prevent an ownership change from occurring. A limitation on our ability to use our net operating losses, in conjunction with the net operating loss expiration provisions, could effectively eliminate our ability to use a substantial portion of our net operating losses to offset future taxable income.

Future transactions and the timing of such transactions could cause an ownership change for U.S. federal income tax purposes.
      Such transactions include additional issuances of Class A common stock by us (including but not limited to issuances upon future conversion of the Old Notes), reacquisitions by us of shares loaned by us pursuant to the Share Lending Agreement, or acquisitions or sales of shares by certain holders of our shares, including persons who have held, currently hold, or accumulate in the future five percent or more of our outstanding stock (including upon an exchange by Mr. Allen or his affiliates, directly or indirectly, of membership units of Charter Holdco into Class B common stock). Many of the foregoing transactions, including whether Mr. Allen exchanges his Charter Holdco units, are beyond our control.
Risks Related to Mr. Allen’s Controlling Position
The failure by Mr. Allen to maintain a minimum voting and economic interest in us could trigger a change of control default under our subsidiary’s credit facilities.
      The Charter Operating credit facilities provide that the failure by (a) Mr. Allen, (b) his estate, spouse, immediate family members and heirs and (c) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or other owners of which consist exclusively of Mr. Allen or such other persons referred to in (b) above or a combination thereof, to maintain a 35% direct or indirect voting interest in the applicable borrower would result in a change of control default. Such a default could result in the acceleration of repayment of our and our subsidiaries’ indebtedness, including borrowings under the Charter Operating credit facilities.
Mr. Allen controls our stockholder voting and may have interests that conflict with the interests of the other holders of our Class A common stock.
      Mr. Allen has the ability to control us. Through his control as of June 30, 2007 of approximately 91% of the voting power of Charter’s capital stock, Mr. Allen is entitled to elect all but one of our board members and effectively has the voting power to elect the remaining board member as well. Mr. Allen thus has the ability to control fundamental corporate transactions requiring equity holder approval, including, but not limited to, the election of all of our directors, approval of merger transactions involving us and the sale of all or substantially all of our assets.
      Mr. Allen is not restricted from investing in, and has invested in, and engaged in, other businesses involving or related to the operation of cable television systems, video programming, high-speed Internet service, telephone or business and financial transactions conducted through broadband interactivity and Internet services. Mr. Allen may also engage in other businesses that compete or may in the future compete with us.
      Mr. Allen’s control over our management and affairs could create conflicts of interest if he is faced with decisions that could have different implications for him, us and the other holders of our Class A common stock. For example, if Mr. Allen were to elect to exchange his Charter Holdco membership units for our Class B common stock pursuant to our existing exchange agreement with him, such a transaction would result in an ownership change for income tax purposes, as discussed above. See “— Risks Related to Our Business — For tax purposes, there is a significant risk that we will experience an ownership change resulting in a material limitation on the use of a substantial amount of our existing net operating loss carryforwards.” Further, Mr. Allen could effectively cause us to enter into contracts with another entity in which he owns an interest or to decline a transaction into which he (or another entity in which he owns an interest) ultimately enters.
      Current and future agreements between us and either Mr. Allen or his affiliates may not be the result of arm’s-length negotiations. Consequently, such agreements may be less favorable to us than agreements that we could otherwise have entered into with unaffiliated third parties.

We are not permitted to engage in any business activity other than the cable transmission of video, audio and data unless Mr. Allen authorizes us to pursue that particular business activity, which could adversely affect our ability to offer new products and services outside of the cable transmission business and to enter into new businesses, and could adversely affect our growth, financial condition and results of operations.
      The Restated Certificate of Incorporation of Charter and Charter Holdco’s limited liability company agreement provide that Charter and Charter Holdco and our subsidiaries, cannot engage in any business activity outside the cable transmission business except for specified businesses. This will be the case unless Mr. Allen consents to our engaging in the business activity. The cable transmission business means the business of transmitting video, audio (including telephone services), and data over cable television systems owned, operated, or managed by us from time to time. These provisions may limit our ability to take advantage of attractive business opportunities.
The loss of Mr. Allen’s services could adversely affect our ability to manage our business.
      Mr. Allen is Chairman of our board of directors and provides strategic guidance and other services to us. If we were to lose his services, our growth, financial condition, and results of operations could be adversely impacted.
The special tax allocation provisions of the Charter Holdco limited liability company agreement may cause us in some circumstances to pay more taxes than if the special tax allocation provisions were not in effect.
      Charter Holdco’s limited liability company agreement provided that through the end of 2003, net tax losses (such net tax losses being determined under the federal income tax rules for determining capital accounts) of Charter Holdco that would otherwise have been allocated to us based generally on our percentage ownership of outstanding common membership units of Charter Holdco would instead be allocated to the membership units held by Vulcan Cable and CII. The purpose of these special tax allocation provisions was to allow Mr. Allen to take advantage, for tax purposes, of the losses generated by Charter Holdco during such period. In some situations, these special tax allocation provisions could result in our having to pay taxes in an amount that is more or less than if Charter Holdco had allocated net tax losses to its members based generally on the percentage of outstanding common membership units owned by such members. For further discussion on the details of the tax allocation provisions see Charter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, “Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Income Taxes.”
Risks Related to Regulatory and Legislative Matters
Our cable system franchises are non-exclusive. Accordingly, local franchising authorities can grant additional franchises and create competition in market areas where none existed previously, resulting in overbuilds, which could adversely affect results of operations.
      Our cable system franchises are non-exclusive. Consequently, local franchising authorities can grant additional franchises to competitors in the same geographic area or operate their own cable systems. In addition, certain telephone companies are seeking authority to operate in communities without first obtaining a local franchise. As a result, competing operators may build systems in areas in which we hold franchises. In some cases, municipal utilities may legally compete with us without obtaining a franchise from the local franchising authority.
      Legislative proposals have been introduced in many state legislatures that would greatly streamline cable franchising. This legislation is intended to facilitate entry by new competitors, particularly local telephone companies. Such legislation has passed in numerous states, including states where we have significant operations. Although most of these states have provided some regulatory relief for incumbent cable operators, some of these proposals are viewed as being more favorable to new entrants due to a number of factors, including efforts to withhold streamlined cable franchising from incumbents until after the expiration of their existing franchises, and the potential for new entrants to serve only higher-income areas of a particular community. To the extent we are not able to avail ourselves of this streamlined franchising process, we may continue to be subject to more onerous franchise requirements at the local level than new entrants. In March 2007, the FCC released a ruling designed to streamline competitive cable franchising. Among other things, the FCC prohibited local franchising authorities from imposing “unreasonable” build-out requirements and established a mechanism whereby competing providers can secure “interim authority” to offer cable service if the local franchising authority has not acted on a franchise application within 90 days (in the case of competitors with existing right of way authority) or 180 days (in the case of competitors without existing right-of-way authority). Local regulators have appealed the FCC’s ruling, which is currently effective.
We may be required to provide access to our networks to other Internet service providers which could significantly increase our competition and adversely affect our ability to provide new products and services.
      A number of companies, including independent Internet service providers, or ISPs, have requested local authorities and the FCC to require cable operators to provide non-discriminatory access to cable’s broadband infrastructure, so that these companies may deliver Internet services directly to customers over cable facilities. In a 2005 ruling, commonly referred to as Brand X, the Supreme Court upheld an FCC decision making it less likely that any nondiscriminatory “open access” requirements (which are generally associated with common carrier regulation of “telecommunications services”) will be imposed on the cable industry by local, state or federal authorities. The Supreme Court held that the FCC was correct in classifying cable provided Internet service as an “information service,” rather than a “telecommunications service.” Notwithstanding Brand X, there has been continued advocacy by certain Internet content providers and consumer groups for new federal laws or regulations to adopt so-called “net neutrality” principles limiting the ability of broadband network owners (like Charter) to manage and control their own networks. The proposals might prevent network owners, for example, from charging bandwidth intensive content providers, such as certain online gaming, music, and video service providers, an additional fee to ensure quality delivery of the services to consumers. If we were required to allocate a portion of our bandwidth capacity to other Internet service providers, or were prohibited from charging heavy bandwidth intensive services a fee for use of our networks, we believe that it could impair our ability to use our bandwidth in ways that would generate maximum revenues. In April 2007, the FCC issued a notice of inquiry regarding the marketing practices of broadband providers as a precursor to considering the need for any FCC regulation of Internet service providers.
Changes in channel carriage regulations could impose significant additional costs on us.
      Cable operators also face significant regulation of their channel carriage. We can be required to devote substantial capacity to the carriage of programming that they might not carry voluntarily, including certain local broadcast signals, local public, educational and government access programming, and unaffiliated commercial leased access programming. This carriage burden could increase in the future, particularly if we are required to carry both the analog and digital versions of local broadcast signals (dual carriage) or to carry multiple program streams included with a single digital broadcast transmission (multicast carriage). Additional government-mandated broadcast carriage obligations could disrupt existing programming commitments, interfere with our preferred use of limited channel capacity and limit our ability to offer services that would maximize our revenue potential. The FCC recently initiated a new rulemaking to explore the cable industry’s carriage obligations once the broadcast industry’s transition from analog to digital transmission is completed in February 2009. The FCC is considering new carriage obligations in an effort to facilitate that transition that could increase the capacity cable operators must devote to the retransmission of broadcast signals.

Our business is subject to extensive governmental legislation and regulation, which could adversely affect our business.
      Regulation of the cable industry has increased cable operators’ administrative and operational expenses and limited their revenues. Cable operators are subject to, among other things:

•	rules governing the provision of cable equipment and compatibility with new digital technologies;

•	rules and regulations relating to subscriber privacy;

•	limited rate regulation;

•	requirements governing when a cable system must carry a particular broadcast station and when it must first obtain consent to carry a broadcast station;

•	rules and regulations relating to provision of voice communications;

•	rules for franchise renewals and transfers; and

•	other requirements covering a variety of operational areas such as equal employment opportunity, technical standards and customer service requirements.
      Additionally, many aspects of these regulations are currently the subject of judicial proceedings and administrative or legislative proposals. There are also ongoing efforts to amend or expand the federal, state and local regulation of some of our cable systems, which may compound the regulatory risks we already face. Certain states and localities are considering new telecommunications taxes that could increase operating expenses.
Our cable system franchises are subject to non-renewal or termination. The failure to renew a franchise in one or more key markets could adversely affect our business.
      Our cable systems generally operate pursuant to franchises, permits and similar authorizations issued by a state or local governmental authority controlling the public rights-of-way. Many franchises establish comprehensive facilities and service requirements, as well as specific customer service standards and monetary penalties for non-compliance. In many cases, franchises are terminable if the franchisee fails to comply with significant provisions set forth in the franchise agreement governing system operations. Franchises are generally granted for fixed terms and must be periodically renewed. Local franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate. Franchise authorities often demand concessions or other commitments as a condition to renewal. In some instances, franchises have not been renewed at expiration, and we have operated and are operating under either temporary operating agreements or without a license while negotiating renewal terms with the local franchising authorities. Approximately 15% of our franchises, covering approximately 18% of our analog video customers, were expired as of June 30, 2007. Approximately 4% of additional franchises, covering approximately an additional 6% of our analog video customers, will expire on or before December 31, 2007, if not renewed prior to expiration.
      We cannot assure you that we will be able to comply with all significant provisions of our franchise agreements and certain of our franchisors have from time to time alleged that we have not complied with these agreements. Additionally, although historically we have renewed our franchises without incurring significant costs, we cannot assure you that we will be able to renew, or to renew as favorably, our franchises in the future. A termination of or a sustained failure to renew a franchise in one or more key markets could adversely affect our business in the affected geographic area.
Local franchise authorities have the ability to impose additional regulatory constraints on our business, which could further increase our expenses.
      In addition to the franchise agreement, cable authorities in some jurisdictions have adopted cable regulatory ordinances that further regulate the operation of cable systems. This additional regulation increases the cost of operating our business. We cannot assure you that the local franchising authorities will not impose new and more restrictive requirements. Local franchising authorities also generally have the power to reduce rates and order refunds on the rates charged for basic services.
Further regulation of the cable industry could cause us to delay or cancel service or programming enhancements or impair our ability to raise rates to cover our increasing costs, resulting in increased losses.
      Currently, rate regulation is strictly limited to the basic service tier and associated equipment and installation activities. However, the FCC and the U.S. Congress continue to be concerned that cable rate increases are exceeding inflation. It is possible that either the FCC or the U.S. Congress will again restrict the ability of cable system operators to implement rate increases. Should this occur, it would impede our ability to raise our rates. If we are unable to raise our rates in response to increasing costs, our losses would increase.
      There has been considerable legislative and regulatory interest in requiring cable operators to offer historically bundled programming services on an á la carte basis or to at least offer a separately available child-friendly “Family Tier.” It is possible that new marketing restrictions could be adopted in the future. Such restrictions could adversely affect our operations.
Actions by pole owners might subject us to significantly increased pole attachment costs.
      Pole attachments are cable wires that are attached to utility poles. Cable system attachments to public utility poles historically have been regulated at the federal or state level. The pole attachment rates afforded cable operators under federal law can be increased by utility companies if the operator provides telecommunications services, in addition to cable service, over cable wires attached to utility poles. To date, Voice over Internet Protocol, or VoIP, service has not been classified as either a telecommunications service or cable service under the Communications Act. If VoIP were classified as a telecommunications service under the Communications Act by the FCC, a state Public Utility Commission, or an appropriate court, it might result in significantly increased pole attachment costs for us, which could adversely affect our financial condition and results of operations. We are a defendant in at least one lawsuit where the utility company claims that we should pay an increased rate on its poles. Any significant increased pole attachment costs could have a material adverse impact on our profitability and discourage system upgrades and the introduction of new products and services.
Offering voice communications service may subject us to additional regulatory burdens, causing us to incur additional costs.
      In 2002, we began to offer voice communications services on a limited basis over our broadband network. We continue to develop and deploy VoIP services. The FCC has declared that certain VoIP services are not subject to traditional state public utility regulation. The full extent of the FCC preemption of state and local regulation of VoIP services is not yet clear. Expanding our offering of these services may require us to obtain certain authorizations, including federal and state licenses. We may not be able to obtain such authorizations in a timely manner, or conditions could be imposed upon such licenses or authorizations that may not be favorable to us. The FCC has extended certain traditional telecommunications requirements, such as E911 and Universal Service requirements, to many VoIP providers, such as Charter. The FCC has also required that these VoIP providers comply with obligations applied to traditional telecommunications carriers to ensure their networks can accommodate law enforcement wiretaps by May 2007. Telecommunications companies generally are subject to other significant regulation which could also be extended to VoIP providers. If additional telecommunications regulations are applied to our VoIP service, it could cause us to incur additional costs.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER
      For your convenience, the following is additional summary information regarding the Exchange Offer in a question and answer format.
Who is making the Exchange Offer?
      The Offeror, Charter Communications Holding Company, LLC, is offering to pay the Exchange Consideration to Holders of outstanding Old Notes who agree to tender their Old Notes in accordance with the terms of the Exchange Offer.
What securities are the subject of the Exchange Offer?
      The securities that are the subject of the Exchange Offer are Charter’s 5.875% Convertible Senior Notes due 2009. As of the date of this Exchange Offer Prospectus, there are $412,500,000 in aggregate principal amount of Old Notes outstanding.
What will I receive in the Exchange Offer if I tender my Old Notes pursuant to the Exchange Offer and they are accepted?
      The “Exchange Consideration” per $1,000 principal amount of Old Notes accepted for exchange will be an amount of New Notes determined based on the Average Price of Charter’s Class A common stock as set forth in the table below. In addition to the Exchange Consideration, the Offeror will pay accrued interest on the Old Notes from and including the last interest payment date (which was May 16, 2007) up to, but not including, the Settlement Date.
      The initial conversion price for the New Notes will be the Average Price multiplied by 1.3 (examples of which are set forth in the table below). The initial conversion rate will be $1,000 divided by the conversion price, rounded to four decimal places. If the Average Price is between two prices shown in the table below, the principal amount of New Notes to be issued per $1,000 principal amount of Old Notes tendered will be calculated using straight-line interpolation.

	Principal Amount of New
Average Price of	Notes to be Issued per	Terms of the New Notes
Charter’s Class A	$1,000 Principal Amount
Common Stock	of Old Notes Tendered	Conversion Price	Conversion Rate

$2.00	$1,110.62	$2.60	384.6154
$2.20	$1,173.25	$2.86	349.6503
$2.40	$1,239.65	$3.12	320.5128
$2.60	$1,309.13	$3.38	295.8580
$2.80	$1,381.10	$3.64	274.7253
$3.00	$1,451.68	$3.90	256.4103
$3.20	$1,521.73	$4.16	240.3846
$3.40	$1,592.26	$4.42	226.2443
$3.60	$1,662.60	$4.68	213.6752
$3.80	$1,733.33	$4.94	202.4291
$4.00	$1,802.82	$5.20	192.3077
$4.20	$1,872.80	$5.46	183.1502
$4.35	$1,923.50	$5.66	176.8347
      New Notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000. See “Description of the Exchange Offer.”
If the Exchange Offer is consummated and I do not fully participate or some of my Old Notes are not accepted for exchange, how will my rights and obligations under the Old Notes be affected?
      Old Notes not tendered pursuant to the Exchange Offer will remain outstanding after the consummation of the Exchange Offer. Holders of Old Notes not tendered pursuant to the Exchange Offer will continue to have the same rights under the Old Notes as they are entitled to today.

      With some of the proceeds from the initial sale of the Old Notes, we purchased and pledged to the trustee under the indenture for the Old Notes as security for the benefit of the Holders, approximately $144 million of U.S. government securities, of which $25 million remains subject to the pledge. These securities were pledged to provide for the payment of the first six scheduled interest payments due on the original principal amount of the Old Notes. Because we currently intend that the Old Notes accepted for exchange will not be cancelled and will be held by Charter Holdco, directly or indirectly, after the Settlement Date, you will not be entitled to any increases in your pro rata share of the U.S. government securities pledged as security for the Old Notes. Holders are subject to certain risks associated with both tendering or not tendering Old Notes pursuant to the Exchange Offer. See “Risk Factors — Risks to Continuing Holders of Old Notes After the Settlement Date” and “Risk Factors — Risks to Tendering Holders of Old Notes.”
What is the purpose of the Exchange Offer?
      The purpose of the Exchange Offer is to exchange any and all of Charter’s outstanding Old Notes to extend maturities.
What is the market value of the Old Notes?
      The Old Notes are not listed on any national securities exchange but are eligible for trading on the PORTALsm Market.
What is the recent market price of the Class A common stock?
      The Class A common stock is traded on The Nasdaq Global Market under the symbol “CHTR.” The last reported sale price of the Class A common stock on September 12, 2007 was $2.53 per share. Each $1,000 principal amount of Old Notes is convertible into 413.2331 shares of Class A common stock, which is equivalent to a conversion price of $2.42 per share. See “Price Range of Common Stock.”
      For the reasons described elsewhere herein, it is likely that the market price of the Class A common stock will be especially volatile during the Exchange Offer and may be substantially affected by the unwinding of hedging positions that Holders of Old Notes had entered into in connection with their investment in the Old Notes.
What is the market value of the New Notes?
      The New Notes will not be listed on any national securities exchange but are expected to be eligible for trading on the PORTALsm Market.
How does the Exchange Consideration I will receive if I tender my Old Notes compare to what I would receive if I do not tender them?
      If you do not tender your Old Notes pursuant to the Exchange Offer you will be entitled to receive interest payments of 5.875% per annum, payable semi-annually in arrears on May 16 and November 16 of each year through maturity (November 16, 2009). In addition, prior to the maturity of the Old Notes, you may elect to convert them into Class A common stock. Each $1,000 principal amount of Old Notes is convertible into 413.2231 shares of Class A common stock, which is equivalent to a conversion price of $2.42 per share. At maturity, if you have not elected to convert your Old Notes, you will be entitled to the repayment of the principal amount of the Old Notes.
      Because we intend that Charter Holdco, directly or indirectly, will hold the Old Notes accepted for exchange, Holders of Old Notes not exchanged will not be entitled to any increase in the pro rata share of these pledged securities. Instead, Charter Holdco, directly or indirectly, will receive any benefit from these U.S. government securities on the same pro rata basis as any Holders of Old Notes not exchanged. Furthermore, there can be no assurance that the cash received by Charter Holdco, directly or indirectly, as interest on the Old Notes will be available to pay either principal or interest on any Old Notes not exchanged.
      If, however, you participate in the Exchange Offer, you will receive the Exchange Consideration described above under “— What will I receive in the Exchange Offer if I tender my Old Notes pursuant to the Exchange Offer and they are accepted?”
Will I receive accrued and unpaid interest from and after May 16, 2007 to the Expiration Date?
      In addition to the Exchange Consideration, the Offeror will pay accrued interest on the Old Notes from and after the last interest payment date (which was May 16, 2007) up to, but not including, the Settlement Date.
How will fluctuations in the trading price of the Class A common stock affect the amount I will receive if I tender my Old Notes?
      You will receive a principal amount of New Notes based upon the Average Price of the Class A common stock. If the market price of the Class A common stock declines, the value of the New Notes you will receive will decline. Trading prices of the Class A common stock and New Notes will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors, as well as by this Exchange Offer. General market conditions, including the level of, and fluctuations in, the prices of stocks and high-yield notes, will also have an impact. In addition, sales of substantial amounts of the New Notes after this Exchange Offer, or the perception that such sales may occur, could affect the price of the New Notes.
When will I receive the Exchange Consideration for tendering my Old Notes pursuant to the Exchange Offer?
      Assuming the Offeror has not previously elected to terminate the Exchange Offer (which the Offeror can only do if a condition to the Exchange Offer has not been satisfied, see “Description of the Exchange Offer — Conditions to the Exchange Offer”), Old Notes validly tendered in accordance with the procedures set forth herein prior to 11:59 p.m., New York City time, on the Expiration Date, will, upon the terms and subject to the conditions of the Exchange Offer, be accepted for exchange and payment by the Offeror of the Exchange Consideration, and payments will be made therefor promptly on the Settlement Date. The Offeror intends to deposit the Exchange Consideration with the Exchange Agent or return tendered Old Notes pursuant to the Exchange Offer, as applicable, on the fourth business day following the Expiration Date. If the Exchange Offer is not consummated, no such exchange will occur and no payments will be made.
      In the event of a termination of the Exchange Offer, the Old Notes tendered for exchange pursuant to the Exchange Offer will be promptly returned to the tendering Holders.
Will the New Notes I receive upon tender of the Old Notes be freely tradable?
      Yes. Generally, the New Notes you will receive pursuant to the Exchange Offer will be freely tradable, unless you are an affiliate of Charter, as that term is defined in the Securities Act, or you acquired your Old Notes from an affiliate of Charter in an unregistered transaction. The Offeror does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system.
Do the Offeror or its affiliates have any current plans to purchase any Old Notes that remain outstanding subsequent to the Expiration Date?
      No. The Offeror and its affiliates reserve the right, in their absolute discretion, to purchase or make offers to purchase any Old Notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise, but have no current plans to do so. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.
If I have entered into a swap transaction or share lending agreement with CGML or any of its affiliates to hedge my Old Notes, will I have to unwind that hedge position if I tender my Old Notes pursuant to the Exchange Offer?
      No. However, you may want to contact CGML or its affiliates in order to extend the maturity of your hedges, if necessary. We have agreed with CGML to amend the Share Lending Agreement to allow the Borrowed Shares to remain outstanding through the maturity of the New Notes. Charter has no rights or obligations pursuant to any swap transaction or share lending agreement you may have with CGML or any such affiliate, and you should contact CGML or such affiliate directly if you have any questions related thereto.
What will happen if I unwind positions relating to my hedging of my investment in the Old Notes and the Exchange Offer is not consummated?
      If the Exchange Offer is not consummated, any Old Notes you tendered will be returned to you. If you decide to re-establish a hedge position in your Old Notes, any hedging transactions you enter into will be at your own risk and expense. If any of the Borrowed Shares are returned to us when holders unwind their hedge positions in the Old Notes, we will have no obligation under the terms of this Exchange Offer to re-lend those shares if the Exchange Offer is not consummated.
What will happen to the Old Notes that are accepted for exchange?
      So that Charter Holdco, directly or indirectly, will receive any benefit from the U.S. government securities pledged as security for the Old Notes, we intend that, following the closing of the Exchange Offer, Charter Holdco will hold the Old Notes accepted for exchange. As a result, Holders of Old Notes not exchanged will not be entitled to any increase in the pro rata share of these pledged U.S. government securities. However, there can be no assurance that the cash received by Charter Holdco as interest on the Old Notes will be available to pay either principal or interest on any Old Notes not exchanged or on New Notes. See “Description of the Old Notes.”
Are any Old Notes held by the officers or directors of Charter or its subsidiaries?
      No. None of our directors or executive officers beneficially holds Old Notes.
Are Charter, the Offeror or any of their subsidiaries making a recommendation regarding whether I should tender my Old Notes pursuant to the Exchange Offer?
      Neither Charter, the Offeror, their subsidiaries nor their respective Boards of Directors has made, nor will they make a recommendation to any Holder, and will remain neutral as to whether you should exchange your Old Notes pursuant to the Exchange Offer or unwind any hedged positions with respect to the Old Notes. You must make your own investment decision with regard to the Exchange Offer. The Offeror urges you to carefully read this Exchange Offer Prospectus and the related Letter of Transmittal in its entirety, including the information set forth in the section entitled “Risk Factors.”
What are the conditions to the Exchange Offer?
      The Exchange Offer is conditioned on a minimum amount of $75,000,000 aggregate principal amount of Old Notes being tendered. The Exchange Offer is also conditioned upon the Average Price being more than or equal to $2.00 and less than or equal to $4.35. The Exchange Offer is subject to applicable law and the conditions described under “Description of the Exchange Offer — Conditions to the Exchange Offer,” including that the Average Price be more than or equal to $2.00 or less than or equal to $4.35 and effectiveness of the registration statement. Although the Offeror currently expects that each of the conditions will be satisfied and that no waiver of any condition will be necessary, the Offeror does not know whether any of the conditions will be satisfied on a timely basis, if at all, and has made no determination of whether or not (or to what extent) that the Offeror would waive any of the conditions to the Exchange Offer.
When does the Exchange Offer expire?
      The Exchange Offer will expire at 11:59 p.m., New York City time, on September 27, 2007, unless extended or earlier terminated by the Offeror.
Under what circumstances can the Exchange Offer be extended, amended or terminated?
      The Offeror may extend or amend the Exchange Offer in its absolute discretion, and the Offeror expressly reserves the right, in its discretion and subject to Rule 14e-l(c) under the Exchange Act, to delay acceptance of, or payment of Exchange Consideration in respect of, Old Notes in order to comply with any applicable law. In addition, the Offeror may terminate the Exchange Offer if any one or more of the conditions to the Exchange Offer is not satisfied, but in no other circumstance. See “Description of the Exchange Offer — Conditions to the Exchange Offer.”
How will I be notified if the Exchange Offer is extended, amended or terminated?
      Any extension, amendment or termination of the Exchange Offer will be followed promptly by public announcement thereof, the announcement in the case of an extension of the Exchange Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.
      Without limiting the manner in which any public announcement may be made, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.
What risks should I consider in deciding whether or not to tender my Old Notes pursuant to the Exchange Offer?
      In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties described under “Risk Factors” herein.
What are the material United States federal income tax consequences of the Exchange Offer?
      For a summary of the material U.S. federal income tax consequences of the Exchange Offer, see “Certain U.S. Federal Income Tax Consequences.”
Will Charter, the Offeror or any of their subsidiaries receive any proceeds from the Exchange Offer?
      No.
How do I tender my Old Notes pursuant to the Exchange Offer?
      If your Old Notes are held in the name of a broker, dealer or other nominee, the Old Notes may be tendered by your nominee through DTC. If your Old Notes are not held in the name of a broker, dealer or other nominee, you must tender your Old Notes together with a completed Letter of Transmittal and any other documents required thereby or hereby, to the Exchange Agent, no later than 11:59 p.m. New York City time, on the Expiration Date. For more information regarding the procedures for tendering your Old Notes pursuant to the Exchange Offer. See “Description of the Exchange Offer — Procedures for Tendering Old Notes.”

May I tender only a portion of the Old Notes that I hold?
      Yes. You do not have to tender all of your Old Notes to participate in the Exchange Offer. However, you may only tender Old Notes in integral multiples of $1,000 principal amount.
What is the deadline and what are the procedures for withdrawing previously tendered Old Notes?
      Old Notes previously tendered may be withdrawn at any time up until 11:59 p.m. New York City time, on the Expiration Date. For a withdrawal of tendered Old Notes to be effective, a written, telegraphic or facsimile transmission with all the information required must be received by the Exchange Agent on or prior to 11:59 p.m. New York City time, on the Expiration Date at its address set forth on the back cover of this Exchange Offer Prospectus. See “Description of the Exchange Offer — Withdrawal of Tendered Old Notes.”
Who do I call if I have any questions on how to tender my Old Notes or any other questions relating to the Exchange Offer?
      Any requests for assistance in connection with the Exchange Offer or for additional copies of this Exchange Offer Prospectus or related materials should be directed to the Information Agent. Any questions regarding the Exchange Offer should be directed to the Dealer Managers. Contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Exchange Offer Prospectus. Beneficial owners may also contact their brokers, dealers, commercial banks, trust companies or other nominees through whom they hold the Old Notes with questions and requests for assistance.

PRICE RANGE OF COMMON STOCK
      The Class A common stock is quoted on The Nasdaq Global Market under the symbol “CHTR.” The following table sets forth, for the periods indicated, the range of high and low last reported sale price per share of Class A common stock on The Nasdaq Global Market. There is no established trading market for the Class B common stock.

	High	Low

2005
First quarter	$2.30	$1.35
Second quarter	1.53	0.90
Third quarter	1.71	1.14
Fourth quarter	1.50	1.12
2006
First quarter	$1.25	$0.94
Second quarter	1.38	1.03
Third quarter	1.56	1.11
Fourth quarter	3.36	1.47
2007
First quarter	$3.52	$2.75
Second quarter	4.16	2.70
Third quarter through September 12	4.80	2.41
      As of June 30, 2007, there were 3,652 holders of record of the Class A common stock, one holder of the Class B common stock and 4 holders of record of Charter’s Series A Convertible Redeemable Preferred Stock.
      The last reported sale price of the Class A common stock on The Nasdaq Global Market on September 12, 2007 was $2.53 per share.
      We have never paid and do not expect to pay any cash dividends on the Class A Common stock in the foreseeable future. Charter Holdco is required under certain circumstances to pay distributions pro rata to all its common members to the extent necessary for any common member to pay taxes incurred with respect to its share of taxable income attributed to Charter Holdco. Covenants in the indentures and credit agreements governing the debt of our subsidiaries restrict their ability to make distributions to us and, accordingly, limit our ability to declare or pay cash dividends. We intend to cause Charter Holdco and its subsidiaries to retain future earnings, if any, to finance the operation of the business of Charter Holdco and its subsidiaries.
BOOK VALUE PER COMMON SHARE
      The book value per share of Class A common stock as of June 30, 2007 was $(17.11).
USE OF PROCEEDS
      None of Charter, the Offeror, or any of their subsidiaries will receive any proceeds from the Exchange Offer.

CAPITALIZATION
Capitalization of Charter and its Subsidiaries.
      The following table sets forth, as of June 30, 2007, on a consolidated basis:

•	cash and cash equivalents of Charter;

•	the actual (historical) capitalization of Charter; and

•	the issuance of $449 million principal amount of New Notes in exchange for 75% of outstanding Old Notes pursuant to the Exchange Offer (which is based on an assumed average price of $3).
      The following information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financials,” and the historical consolidated financial statements and related notes of Charter incorporated by reference in this Exchange Offer Prospectus.
      We use a 75% participation rate for illustrative purposes only and cannot assure you that we will achieve a participation rate at or near that percentage. This table should be read in conjunction with the “Summary — Summary Consolidated Financial Data” and the historical consolidated financial statements of Charter included elsewhere in this Exchange Offer Prospectus. The financial data is not intended to provide any indication of what our actual financial position, including actual cash balances and revolver borrowings, or results would have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

	As of June 30, 2007

	Actual	Pro Forma

	(Dollars in millions,
	unaudited)
Cash and Cash Equivalents	$81	$71

Long-Term Debt:
Charter Communications, Inc.:
5.875% convertible senior notes due 2009	$411	$103
6.50% convertible senior notes due 2027(a)	—	315
Charter Communications Holdings, LLC:
Senior and senior discount notes(b)	578	578
CCH I Holdings, LLC:
Senior and senior discount notes(c)(d)	2,534	2,534
CCH I, LLC:
11.000% senior notes due 2015(d)	4,087	4,087
CCH II, LLC:
10.250% senior notes due 2010	2,190	2,190
10.250% senior notes due 2013(d)	261	261
CCO Holdings:
8.750% senior notes due 2013	795	795
Charter Operating:
8.000% senior second lien notes due 2012	1,100	1,100
8 3/8% senior second lien notes due 2014	770	770
Credit Facilities:
CCO Holdings	350	350
Charter Operating(e)	6,500	6,500

Total long-term debt	19,576	19,583	(i)

	As of June 30, 2007

	Actual	Pro Forma

	(Dollars in millions,
	unaudited)
Note Payable — Related Party(f)	61	61

Preferred Stock — Redeemable(g)	4	4

Minority Interest(h)	195	195

Shareholders’ Deficit	(6,849)	(6,983	)(i)

Total Capitalization	$12,987	$12,860

(a)	Represents the issuance of the New Notes assuming face value of $449 million of which, based on preliminary estimates, $134 million relates to certain provisions of the New Notes that for accounting purposes are derivatives which require bifurcation and are recorded as accounts payable and accrued expenses and other long-term liabilities. The debt will accrete to face value over five years, the date holders can initially require the Company to repurchase the New Notes.

(b)	Represents the following Charter Holdings notes:

As of June 30, 2007

Actual and
Pro Forma

(Dollars in millions,
unaudited)
10.000% senior notes due 2009	$88
10.750% senior notes due 2009	63
9.625% senior notes due 2009	37
10.250% senior notes due 2010	18
11.750% senior discount notes due 2010	16
11.125% senior notes due 2011	47
13.500% senior discount notes due 2011	60
9.920% senior discount notes due 2011	51
10.000% senior notes due 2011	69
11.750% senior discount notes due 2011	54
12.125% senior discount notes due 2012	75

Total	$578

(c)	Represents the following CIH notes:

As of June 30, 2007

Actual and
Pro Forma

(Dollars in millions,
unaudited)
11.125% senior notes due 2014	$151
13.500% senior discount notes due 2014	581
9.920% senior discount notes due 2014	471
10.000% senior notes due 2014	299
11.750% senior discount notes due 2014	815
12.125% senior discount notes due 2015	217

Total	$2,534

(d)	Certain of the CIH notes, CCH I notes, and CCH II notes issued in exchange for Charter Holdings notes and Charter Old Notes in 2006 and 2005 are recorded for financial reporting purposes at values different from the current accreted value for legal purposes and notes indenture purposes (the amount that is currently payable if the debt becomes immediately due). As of June 30, 2007, the accreted value of our debt for legal purposes and notes indenture purposes is approximately $19.4 billion.

(e)	As of June 30, 2007, our total potential borrowing availability under our revolving credit facility was approximately $1.4 billion, none of which was limited by covenant restrictions.

(f)	Represents an exchangeable accreting note issued by CCHC in relation to the CC VIII settlement.

(g)	Represents 36,713 shares of Series A Convertible Redeemable Preferred Stock (the “Preferred Stock”). The Preferred Stock is redeemable by Charter at its option and must be redeemed by Charter at any time upon a change of control, or if not previously redeemed or converted, on August 31, 2008. The Preferred Stock is convertible, in whole or in part, at the option of the holders through August 31, 2008, into shares of Charter Class A common stock, at an initial conversion price of $24.71 per share of Charter Class A common stock, subject to certain customary adjustments.

(h)	Minority interest represents Mr. Allen’s, Charter’s chairman and controlling shareholder, 5.6% preferred membership interests in CC VIII, an indirect subsidiary of Charter Holdco.

(i)	Using the maximum Average Price would increase pro forma long-term debt by $123 million and pro forma Shareholders’ Deficit by $167 million. Using the minimum Average Price would decrease pro forma long-term debt by $74 million and pro forma Shareholders’ Deficit by $106 million.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIALS
      The following unaudited pro forma consolidated financial statements are based on the historical consolidated financial statements of Charter, adjusted to reflect the following transactions as if they occurred on January 1, 2006 for the unaudited pro forma consolidated statements of operations and as of June 30, 2007 for the unaudited consolidated balance sheets:

(1) the completed disposition of certain assets for total proceeds of approximately $1.0 billion and the use of such proceeds to reduce amounts outstanding under our revolving credit facility;

(2) the issuance and sale of $450 million principal amount of CCH II senior notes in January 2006 and the use of such proceeds to pay down credit facilities;

(3) the refinancing of the Charter Operating credit facilities in April 2006 and the related reductions in interest rate margins on the term loan;

(4) the September 2006 exchanges by Charter Holdings, CCH I, CCH I Capital Corp., CCH II, and CCH II Capital Corp., of approximately $797 million in total principal amount of outstanding debt securities of Charter Holdings in a private placement for new CCH I and CCH II debt securities;

(5) the September 2006 exchange by Charter, CCHC, CCH II, and CCH II Capital Corp., of approximately $450 million in total principal amount of Charter’s 5.875% convertible senior notes due 2009 for $188 million cash, 45 million shares of Charter’s Class A common stock and $146 million principal amount of new CCH II debt securities;

(6) the refinancing of the Charter Operating credit facilities in March 2007 and the issuance of a $350 million third lien term loan by CCO Holdings;

(7) the repurchase of $97 million of Charter Holdings notes for $100 million of total consideration, including premiums and accrued interest in April 2007;

(8) the redemption of $187 million of Charter Holdings notes and $550 million of CCO Holdings senior floating rate notes in April 2007; and

(9) the issuance of $449 million principal amount of New Notes in exchange for 75% of the outstanding Old Notes pursuant to the Exchange Offer (based on an assumed Average Price of $3). We use a 75% participation rate for illustrative purposes only. We cannot assure you that we will achieve a participation rate at or near that level or that the Average Price will not vary significantly from the assumed price.
      The unaudited pro forma adjustments are based on information available to us as of the date of this Exchange Offer Prospectus and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma consolidated financial statements required allocation of certain revenues and expenses and such information has been presented for comparative purposes and is not intended to provide any indication of what our actual financial position, including actual cash balances and revolver borrowings, or results of operations would have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Consolidated Statement of Operations
For the Six Months Ended June 30, 2007

		Acquisitions/	Prior Financing		Exchange
	Historical	Dispositions(a)	Transactions(b)	As Adjusted	Offer(c)	Pro Forma

	(Dollars in millions, except per share and share data)
REVENUES
Video	$1,697	$(2)	$—	$1,695	$—	$1,695
High-speed Internet	606	—	—	606	—	606
Telephone	142	—	—	142	—	142
Advertising sales	139	(1)	—	138	—	138
Commercial	164	—	—	164	—	164
Other	176	—	—	176	—	176

	2,924	(3)	—	2,921	—	2,921

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	1,278	(1)	—	1,277	—	1,277
Selling, general and administrative	620	—	—	620	—	620
Depreciation and amortization	665	(1)	—	664	—	664
Other operating expenses, net	5	—	—	5	—	5

	2,568	(2)	—	2,566	—	2,566

Income from operations	356	(1)	—	355	—	355

Interest expense, net	(935)	—	—	(935)	(9)	(944)
Other income (expense), net	(34)	—	35	1	—	1

	(969)	—	35	(934)	(9)	(943)

Loss before income taxes	(613)	(1)	35	(579)	(9)	(588)
INCOME TAX EXPENSE	(128)	19	—	(109)	—	(109)

Net loss applicable to common stock	$(741)	$18	$35	$(688)	$(9)	$(697)

Loss per common share, basic and diluted	$(2.02)			$(1.88)		$(1.90)

Weighted average common shares outstanding, basic and diluted	366,855,427			366,855,427		366,855,427

(a)	Represents the effect on operating results related to the disposition of certain cable systems in January and May 2007 as discussed in assumption (1).

(b)	Represents the adjustment to interest expense associated with the completion of the financing transactions discussed in assumptions (6) through (8) (in millions):

Reduction in interest expense related to the refinancing of Charter Operating existing term loan in April 2007		$(8)
Interest on Charter Operating’s new term loan and CCO Holdings’ third lien term loan issued in April 2007	37
Historical interest expense on Charter Operating’s revolving credit facility, Charter Holdings’ notes and CCO Holdings’ notes retired	(29)

		8

Net increase in interest expense		$—

Adjustment to other income (expense), net represents the elimination of losses related to assumptions (6) through (8).

(c)	Represents the adjustment to interest expense associated with the Exchange Offer (in millions):

Interest on the New Notes	$16
Accretion of New Notes	13
Historical interest expense on the Old Notes	(13)
Elimination of historical loss on embedded derivative	(7)

Net increase in interest expense	$9

Using the maximum Average Price would increase pro forma interest expense by $9 million. Using the minimum Average Price would decrease pro forma interest expense by $7 million.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2006

		Acquisition/	Prior Financing		Exchange
	Historical	Dispositions(a)	Transactions(b)	As Adjusted	Offer(c)	Pro Forma

	(Dollars in millions except per share and share data)
REVENUES
Video	$3,349	$(61)	$—	$3,288	$—	$3,288
High-speed Internet	1,051	(11)	—	1,040	—	1,040
Telephone	135	—	—	135	—	135
Advertising sales	319	(3)	—	316	—	316
Commercial	305	(7)	—	298	—	298
Other	345	(9)	—	336	—	336

	5,504	(91)	—	5,413	—	5,413

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	2,438	(50)	—	2,388	—	2,388
Selling, general and administrative	1,165	(15)	—	1,150	—	1,150
Depreciation and amortization	1,354	(21)	—	1,333	—	1,333
Asset impairment charges	159	(159)	—	—	—	—
Other operating expenses, net	21	—	—	21	—	21

	5,137	(245)	—	4,892	—	4,892

Operating income from continuing operations	367	154	—	521	—	521

Interest expense, net	(1,887)	26	16	(1,845)	(24)	(1,869)
Gain on extinguishment of debt	101	—	(101)	—	—	—
Other income, net	20	—	—	20	—	20

	(1,766)	26	(85)	(1,825)	(24)	(1,849)

Loss from continuing operations before income taxes	(1,399)	180	(85)	(1,304)	(24)	(1,328)
INCOME TAX EXPENSE	(187)	7	—	(180)	—	(180)

Loss from continuing operations	$(1,586)	$187	$(85)	$(1,484)	$(24)	$(1,508)

Loss from continuing operations per common share, basic and diluted	$(4.78)			$(4.08)		$(4.15)

Weighted average common shares outstanding, basic and diluted	331,941,788		31,598,360	363,540,148		363,540,148

(a)	Represents the effect on operating results related to the disposition of certain cable systems in the third quarter of 2006 and January and May 2007 as discussed in assumption (1).

(b)	Represents the adjustment to interest expense associated with the completion of the financing transactions discussed in assumptions (2) through (8) (in millions):

Reduction in interest expense related to the refinancing of Charter Operating’s existing term loan in April 2007		$(31)
Interest on Charter Operating’s term loan and CCO Holdings’ third lien term loan issued in April 2007	138
Amortization of deferred financing costs	6
Historical interest expense on Charter Operating’s revolving credit facility, and Charter Holdings’ notes and CCO Holdings’ notes retired	(102)

		42
Reduction in interest expense related to the Charter Operating refinancing in April 2006		(9)
Interest on $450 million principal amount of CCH II 10.250% senior notes issued in January 2006	4
Historical interest expense on Charter Operating’s revolving credit facility	(3)

		1
Interest on new CCH I and CCH II senior notes issued in September 2006	68
Historical interest expense on Charter Holdings’ and CIH notes exchanged for new CCH I and CCH II notes	(60)
Historical interest expense on Charter Old Notes	(27)

		(19)

Net decrease in interest expense		$(16)

Adjustment to gain on extinguishment of debt represents the elimination of gains related to assumptions(4) and(5).

(c)	Represents the adjustment to interest expense associated with the Exchange Offer (in millions):

Interest on the New Notes	$30
Accretion of New Notes	27
Historical interest expense on the Old Notes	(25)
Elimination of historical loss on embedded derivative	(8)

Net increase in interest expense	$24

Using the maximum Average Price would increase pro forma interest expense by $18 million. Using the minimum Average Price would decrease pro forma interest expense by $13 million.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Consolidated Statement of Operations
For the Six Months ended June 30, 2006

		Acquisition/	Prior Financing		Exchange
	Historical	Dispositions(a)	Transactions(b)	As Adjusted	Offer(c)	Pro Forma

	(Dollars in millions except per share and share data)
REVENUES
Video	$1,684	$(46)	$—	$1,638	$—	$1,638
High-speed Internet	506	(9)	—	497	—	497
Telephone	49	—	—	49	—	49
Advertising sales	147	(3)	—	144	—	144
Commercial	149	(5)	—	144	—	144
Other	168	(5)	—	163	—	163

	2,703	(68)	—	2,635	—	2,635

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	1,215	(37)	—	1,178	—	1,178
Selling, general and administrative	551	(10)	—	541	—	541
Depreciation and amortization	690	(10)	—	680	—	680
Asset impairment charges	99	(99)		—	—	—
Other operating expenses, net	10	—	—	10	—	10

	2,565	(156)	—	2,409	—	2,409

Operating income from continuing operations	138	88	—	226	—	226

Interest expense, net	(943)	27	15	(901)	(17)	(918)
Other income (expense), net	(10)	—	27	17	—	17

	(953)	27	42	(884)	(17)	(901)

Loss from continuing operations before income taxes	(815)	115	42	(658)	(17)	(675)
INCOME TAX EXPENSE	(60)	(19)	—	(79)	—	(79)

Loss from continuing operations	$(875)	$96	$42	$(737)	$(17)	$(754)

Loss from continuing operations per common share, basic and diluted	$(2.76)			$(2.03)		$(2.08)

Weighted average common shares outstanding, basic and diluted	317,581,492		45,000,000	362,581,492		362,581,492

(a)	Represents the effect on operating results related to the disposition of certain cable systems in third quarter of 2006 and January and May 2007 as discussed in assumption (1).

(b)	Represents the adjustment to interest expense associated with the completion of the financing transactions discussed in assumptions (2) through (8) (in millions):

Reduction in interest expense related to the refinancing of Charter Operating’s existing term loan in April 2007		$(16)
Interest on Charter Operating’s term loan and CCO Holdings’ third lien term loan issued in April 2007	69
Amortization of deferred financing costs	3
Historical interest expense on Charter Operating’s revolving credit facility, and Charter Holdings’ notes and CCO Holdings’ notes retired	(51)

		21
Reduction in interest expense related to the Charter Operating refinancing in April 2006		(9)
Interest on $450 million principal amount of CCH II 10.25% senior notes issued in January 2006	4
Historical interest expense on Charter Operating’s revolving credit facility	(3)

		1
Interest on new CCH I and CCH II senior notes issued in September 2006	48

Historical interest expense on Charter Holdings’ and CIH notes exchanged for new CCH I and CCH II notes	(42)
Historical interest expense on Charter Old Notes	(18)

		(12)

Net decrease in interest expense		$(15)

Adjustment to other income (expense), net represents the elimination of losses related to assumptions (6) through (8).

(c)	Represents the adjustment to interest expense associated with the Exchange Offer (in millions):

Interest on the New Notes	$16
Accretion of New Notes	13
Historical interest expense on the Old Notes	(13)
Elimination of historical gain on embedded derivative	1

Net increase in interest expense	$17

Using the maximum Average Price would increase pro forma interest expense by $9 million. Using the minimum Average Price would decrease pro forma interest expense by $7 million.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Consolidated Balance Sheet
As of June 30, 2007

		Exchange
	Historical	Offer(a)	Pro Forma

	(Dollars in millions)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$81	$(10)	$71
Accounts receivable, net	224	—	224
Prepaid expenses and other current assets	58	—	58

Total current assets	363	(10)	353

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	5,121	—	5,121
Franchises, net	9,201	—	9,201

Total investment in cable properties, net	14,322	—	14,322

OTHER NONCURRENT ASSETS	366	(1)	365

Total assets	$15,051	$(11)	$15,040

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,258	$18	$1,276

Total current liabilities	1,258	18	1,276

LONG-TERM DEBT	19,576	7	19,583

NOTE PAYABLE — RELATED PARTY	61	—	61

DEFERRED MANAGEMENT FEES — RELATED PARTY	14	—	14

OTHER LONG-TERM LIABILITIES	792	98	890

MINORITY INTEREST	195	—	195

PREFERRED STOCK — REDEEMABLE; $.001 par value; 1 million shares authorized; 36,713 shares issued and outstanding	4	—	4

SHAREHOLDERS’ DEFICIT:
Class A common stock; $.001 par value; 1.75 billion shares authorized; 400,398,208 shares issued and outstanding	—	—	—
Class B common stock; $.001 par value; 750 million shares authorized; 50,000 shares issued and outstanding	—	—	—
Preferred stock; $.001 par value; 250 million shares authorized; no non-redeemable shares issued and outstanding	—	—	—
Additional paid-in capital	5,324	—	5,324
Accumulated deficit	(12,221)	(134)	(12,355)
Accumulated other comprehensive income	48	—	48

Total shareholders’ deficit	(6,849)	(134)	(6,983)

Total liabilities and shareholders’ deficit	$15,051	$(11)	$15,040

(a)	Adjustment to cash represents the use of cash to pay accrued interest and financing fees. Adjustment to other noncurrent assets represents the net effect of the write-off of the net book value of deferred financing fees related to the Old Notes and the addition of deferred financing fees related to the New Notes. Adjustment to accounts payable and accrued expenses represents payment of accrued interest related to the Old Notes, the short-term portion of the embedded derivative related to the New Notes, and the elimination of the short-term portion of the embedded derivative related to the Old Notes. Adjustment to other long-term liabilities represents the long-term portion of the embedded derivative related to the New Notes, and the elimination of the long-term portion of the embedded derivative related to the Old Notes. Adjustment to shareholders’ deficit represents the loss expected to be recognized on the Exchange Offer. Adjustment to long-term debt is detailed below (in millions).

Fair value of the New Notes issued	$449
Accreted value of the Old Notes	(308)
Embedded derivative requiring bifurcation	(134)

Net increase in long-term debt	$7

Using the maximum Average Price would increase pro forma debt by $123 million and pro forma shareholders’ deficit by $167 million. Using the minimum Average Price would decrease pro forma debt by $74 million and pro forma shareholders’ deficit by $106 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
      The following tables present summary financial and other data for Charter and its subsidiaries and has been derived from the audited consolidated financial statements of Charter and its subsidiaries for the five years ended December 31, 2006 and the unaudited consolidated financial statements of Charter and its subsidiaries for the six months ended June 30, 2006 and 2007.
CHARTER COMMUNICATIONS, INC.

	Year Ended December 31,					Six Months Ended June 30,

	2002	2003	2004	2005	2006	2006	2007

	(Dollars in millions, except per share and share data)
Statement of Operations Data:
Revenues	$4,377	$4,616	$4,760	$5,033	$5,504	$2,703	$2,924

Operating (excluding depreciation and amortization)	1,736	1,873	1,994	2,203	2,438	1,215	1,278
Selling, general and administrative	932	909	965	1,012	1,165	551	620
Depreciation and amortization	1,364	1,396	1,433	1,443	1,354	690	665
Impairment of franchises	4,220	—	2,297	—	—	—	—
Asset impairment charges	—	—	—	39	159	99	—
Other operating (income) expenses, net	39	(46)	13	32	21	10	5

	8,291	4,132	6,702	4,729	5,137	2,565	2,568

Operating income (loss) from continuing operations	(3,914)	484	(1,942)	304	367	138	356
Interest expense net	(1,503)	(1,557)	(1,670)	(1,789)	(1,887)	(943)	(935)
Gain (loss) on extinguishment of debt and preferred stock	—	267	(31)	521	101	(27)	(35)
Other income (expense), net	(119)	49	49	72	24	18	4

Loss from continuing operations before minority interest, income taxes and cumulative effect of accounting change	(5,536)	(757)	(3,594)	(892)	(1,395)	(814)	(610)
Minority interest	2,958	394	19	1	(4)	(1)	(3)

Loss from continuing operations before income taxes and cumulative effect of accounting change	(2,578)	(363)	(3,575)	(891)	(1,399)	(815)	(613)
Income tax benefit (expense)	474	122	134	(112)	(187)	(60)	(128)

Loss from continuing operations before cumulative effect of accounting change	(2,104)	(241)	(3,441)	(1,003)	(1,586)	(875)	(741)
Income (loss) from discontinued operations, net of tax	(204)	3	(135)	36	216	34	—

Loss before cumulative effect of accounting change	(2,308)	(238)	(3,576)	(967)	(1,370)	(841)	(741)
Cumulative effect of account change, net of tax	(206)	—	(765)	—	—	—	—

Net loss	(2,514)	(238)	(4,341)	(967)	(1,370)	(841)	(741)
Dividends on preferred stock — redeemable	(3)	(4)	(4)	(3)	—	—	—

Net loss applicable to common stock	$(2,517)	$(242)	$(4,345)	$(970)	$(1,370)	$(841)	$(741)

	Year Ended December 31,					Six Months Ended June 30,

	2002	2003	2004	2005	2006	2006	2007

	(Dollars in millions, except per share and share data)
Loss per common share, basic and diluted:
Loss from continuing operations before cumulative effect of accounting change	$(7.16)	$(0.83)	$(11.47)	$(3.24)	$(4.78)	$(2.76)	$(2.02)

Net loss	$(8.55)	$(0.82)	$(14.47)	$(3.13)	$(4.13)	$(2.65)	$(2.02)

Weighted average common shares outstanding, basic and diluted	294,490,261	294,647,519	300,341,877	310,209,047	331,941,788	317,581,492	366,855,427

Other Data:
Deficiencies of earnings to cover fixed charges(a)	$5,944	$725	$3,698	$853	$1,157	$776	$610
Balance Sheet Data (end of period):
Cash and cash equivalents	$321	$127	$650	$21	$60	$56	$81
Total assets	22,384	21,364	17,673	16,431	15,100	16,145	15,051
Long-term debt	18,671	18,647	19,464	19,388	19,062	19,860	19,576
Note payable — related party	—	—	—	49	57	53	61
Minority interest(b)	1,050	689	648	188	192	189	195
Shareholder’s equity (deficit)	41	(175)	(4,406)	(4,920)	(6,219)	(5,762)	(6,849)

(a)	Earnings include net loss plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

(b)	Minority interest represents preferred membership interests in our indirect subsidiary, CC VIII, and since June 6, 2003, the pro rata share of the profits and losses of CC VIII. This preferred membership interest arises from approximately $630 million of preferred membership units issued by CC VIII in connection with an acquisition in February 2000. As part of the Private Exchange, CCHC contributed its 70% interest in the 24,273,943 Class A preferred membership units (collectively, the “CC VIII interest”) to CCH I. Reported losses allocated to minority interest on the statement of operations are limited to the extent of any remaining minority interest on the balance sheet related to Charter Holdco. Because minority interest in Charter Holdco was substantially eliminated at December 31, 2003, beginning in 2004, Charter began to absorb substantially all losses before income taxes that otherwise would have been allocated to minority interest. Under our existing capital structure, Charter will absorb all future losses for Generally Accepted Accounting Principles purposes.
CHARTER COMMUNICATIONS HOLDING COMPANY, LLC
      We are registering $793,443,000 principal amount of New Notes for exchange by Charter Communications Holding Company, LLC. Charter Holdco is a subsidiary of Charter. Approximately 46% of the membership units of Charter Holdco are held by CII and Vulcan Cable, each of which is 100% owned by Mr. Paul G. Allen, Charter’s Chairman an controlling shareholder. Charter acts as the sole manager of Charter Holdco. The New Notes are being registered to permit the exchange of such securities, as part of the Exchange Consideration, for the outstanding Old Notes validly tendered and not validly withdrawn in accordance with the terms of the Exchange Offer. As of September 12, 2007, Charter Holdco beneficially owned $450,000,000 principal amount of Old Notes and no shares of Class A common stock.

BACKGROUND OF THE EXCHANGE OFFER
      In recent years, we have pursued opportunities to improve our liquidity. Our efforts in this regard have resulted in the completion of a number of transactions in 2006 and 2007, as follows:

•	the April 2007 redemption of $187 million of Charter Holdings notes and $550 million of CCO Holdings senior floating rate notes;

•	the April 2007 exchange of $97 million of Charter Holdings notes for $100 million of total consideration, including premiums and accrued interest;

•	the March 2007 refinancing of our existing credit facilities and a $350 million third lien term loan at CCO Holdings, LLC;

•	the September 2006 exchanges by Charter Holdings, CCH I, CCH I Capital Corp., CCH II, and CCH II Capital Corp., of approximately $797 million in total principal amount of outstanding debt securities of Charter Holdings in a private placement for CCH I and CCH II new debt securities;

•	the September 2006 exchange by Charter, CCHC, CCH II, and CCH II Capital Corp., of $450 million in total principal amount of Charter’s 5.875% convertible senior notes due 2009 for cash, shares of Charter’s Class A common stock and CCH II new debt securities;

•	the January 2006 issuance and sale by CCH II of an additional $450 million principal amount of CCH II notes; and

•	the completed disposition of certain assets for total proceeds of $1.0 billion.
      This Exchange Offer will improve our liquidity by extending maturities.

DESCRIPTION OF THE EXCHANGE OFFER
General
      The “Exchange Consideration” per $1,000 principal amount of Old Notes accepted for exchange will be an amount of New Notes determined based on the Average Price (as defined below) of Charter’s Class A common stock as set forth in the table below. In addition to the Exchange Consideration, the Offeror will pay accrued interest on the Old Notes from and including the last interest payment date (which was May 16, 2007) up to, but not including, the Settlement Date.
      “Average Price” means the arithmetic average of the daily volume-weighted average price of Charter’s Class A common stock for the ten trading days prior to and including the second business day before the Expiration Date, rounded to four decimal places. For each of the trading days in the averaging period, the volume-weighted average price of Charter’s Class A common stock will be determined by reference to the Bloomberg L.P. screen “CHTR <Equity> AQR” (or any successor page) during regular market hours. The conversion price for the New Notes will be the Average Price multiplied by 1.3 (examples of which are set forth in the table below). The conversion rate will be $1,000 divided by the conversion price, rounded to four decimal places. If the Average Price is between two prices shown in the table below, the principal amount of New Notes to be issued per $1,000 principal amount of Old Notes tendered will be calculated using straight-line interpolation.

	Principal Amount of New
Average Price of	Notes to be Issued per	Terms of the New Notes
Charter’s Class A	$1,000 Principal Amount
Common Stock	of Old Notes Tendered	Conversion Price	Conversion Rate

$2.00	$1,110.62	$2.60	384.6154
$2.20	$1,173.25	$2.86	349.6503
$2.40	$1,239.65	$3.12	320.5128
$2.60	$1,309.13	$3.38	295.8580
$2.80	$1,381.10	$3.64	274.7253
$3.00	$1,451.68	$3.90	256.4103
$3.20	$1,521.73	$4.16	240.3846
$3.40	$1,592.26	$4.42	226.2443
$3.60	$1,662.60	$4.68	213.6752
$3.80	$1,733.33	$4.94	202.4291
$4.00	$1,802.82	$5.20	192.3077
$4.20	$1,872.80	$5.46	183.1502
$4.35	$1,923.50	$5.66	176.8347
      The Exchange Offer is conditioned on a minimum amount $75,000,000 aggregate principal amount of of Old Notes being tendered. The Exchange Offer is also conditioned upon the Average Price being more than or equal to $2.00 and less than or equal to $4.35.
      See “Summary — Material Differences Between the Old Notes and the New Notes” for a summary of the differences between the Old Notes and the New Notes.
      New Notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000. If, under the terms of the Exchange Offer, any tendering Holder is entitled to receive New Notes in a principal amount that is not an integral multiple of $1,000, the Offeror will round downward the amount of New Notes to the nearest integral multiple of $1,000.
      Tendered Old Notes may be validly withdrawn at any time up until 11:59 p.m., New York City time, on the Expiration Date. In the event of a termination of the Exchange Offer, Old Notes tendered pursuant to the Exchange Offer will be promptly returned to the tendering Holders.
      The Offeror’s obligation to accept for exchange and to pay the related Exchange Consideration is conditioned upon satisfaction of the conditions, including that the Average Price be more than or equal to $2.00 or less than or equal to $4.35 and effectiveness of the Registration Settlement as set forth in

“Description of the Exchange Offer — Conditions to the Exchange Offer.” As described therein, subject to applicable securities laws and the terms set forth in this Exchange Offer Prospectus, the Offeror reserves the right, prior to the expiration of the Exchange Offer on the Expiration Date:

•	to waive any and all conditions to the Exchange Offer;

•	to extend the Exchange Offer;

•	to terminate the Exchange Offer, but only if any condition to the Exchange Offer is not satisfied (see “— Conditions to the Exchange Offer”); or

•	otherwise to amend the Exchange Offer in any respect.
      Any amendment to the Exchange Offer will apply to all Old Notes tendered pursuant to the Exchange Offer. Any extension, amendment or termination will be followed promptly by public announcement thereof, the announcement in the case of an extension of the Exchange Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which any public announcement may be made, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.
      If the Offeror makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, the Offeror will promptly amend the Exchange Offer materials, disseminate notice of such change to Holders, extend such Exchange Offer to the extent required by law and, if required, promptly file a post-effective amendment to the registration statement relating to the Exchange Offer.
      Neither Charter, the Offeror, their subsidiaries nor their respective Boards of Directors make any recommendation as to whether Holders should exchange their Old Notes pursuant to the Exchange Offer or unwind any hedged positions with respect to the Old Notes. Holders must make their own decisions with regard to tendering their Old Notes.
Accounting Treatment
      Charter will consider the fair value of New Notes to be issued versus the book value of Old Notes tendered and will record the resulting anticipated loss on the transaction on our consolidated statement of operations in the period the transaction closes. See “Unaudited Pro Forma Consolidated Financials.”
Purchases of Old Notes
      The Offeror and its affiliates reserve the right, in their absolute discretion, to purchase or make offers to purchase any Old Notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise, but have no current plans to do so. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.
Acceptance of Old Notes for Exchange and Payment of Exchange Consideration
      Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Offeror will accept for exchange, and promptly exchange pursuant to the terms and conditions of the Exchange Offer and will pay the Exchange Consideration in respect of, all Old Notes validly tendered pursuant to the Exchange Offer (and not validly withdrawn, or if withdrawn, then validly re-tendered). Such payment shall be made by the deposit of the Exchange Consideration by the Offeror promptly after the Expiration Date with the Exchange Agent, which will act as agent for exchanging Holders for the purpose of receiving the Exchange Consideration from the Offeror and transmitting such Exchange Consideration to exchanging Holders. Subject to the terms of this Exchange Offer, the Offeror intends to deposit the Exchange Consideration with the Exchange Agent or to return tendered Old Notes, as applicable, on or about the fourth business day following the Expiration Date. Under no circumstances will interest on the Exchange Consideration, as applicable, be paid by the Offeror by reason of any delay on behalf of the Exchange Agent in making payment. In all cases, payment by the Exchange Agent to Holders or beneficial owners of the Exchange Consideration for Old Notes tendered pursuant to the Exchange Offer will be made only after receipt by the Exchange Agent of (1) timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent’s account at DTC pursuant to the procedures set forth in the section “— Procedure for Tendering Old Notes,” (2) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or a properly transmitted Agent’s Message (as defined below) through ATOP and (3) any other documents required by the Letter of Transmittal.
      For purposes of the Exchange Offer, Old Notes tendered will be deemed to have been accepted for tender and payment of Exchange Consideration, if, as and when the Offeror gives oral or written notice thereof to the Exchange Agent.
      Tendering Holders will not be obligated to pay brokerage fees or commissions to the Dealer Managers, the Information Agent, the Exchange Agent or us, or, except as set forth in Instruction 7 of the Letter of Transmittal, transfer taxes on the payment of the Exchange Consideration.
Amendment of Share Lending Agreement
      In connection with the original issuance of the Old Notes, we entered into an agreement with CGML pursuant to which we agreed to lend to CGML up to 150 million shares of our Class A common stock to facilitate the placement of the Old Notes (the “Share Lending Agreement”). We lent a total of 116.9 million shares to CGML, of which 29.8 million remain outstanding (the “Borrowed Shares”). We have no obligation to lend any additional shares under the Share Lending Agreement. We understand that, using the Share Lending Agreement as its hedge, CGML or its affiliates entered into swap transactions or share lending agreements with holders of the Old Notes to enable them to hedge their investment. CGML and the Company have agreed to amend the Share Lending Agreement to allow for the Borrowed Shares to remain outstanding through the maturity of the New Notes. To the extent you tender Old Notes in the Exchange Offer and you have a swap transaction or an open share lending arrangement with CGML or any such affiliate, you may want to contact CGML or such affiliate in order to extend the maturity of your hedge, if necessary. Charter has no rights or obligations pursuant to any swap transaction or share lending agreement you may have with CGML or any such affiliate, and you should contact CGML or such affiliate directly if you have any questions related thereto.
Procedure for Tendering Old Notes
      If you wish to participate in the Exchange Offer and your Old Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Old Notes on your behalf pursuant to the procedures of that custodial entity.
      To participate in the Exchange Offer, you must either:

•	complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions in the Letter of Transmittal, including guaranteeing the signatures to the Letter of Transmittal, if required, and mail or otherwise deliver the Letter of Transmittal or a facsimile thereof, to the Exchange Agent at one of its addresses listed on the back cover page of this Exchange Offer Prospectus, for receipt on or prior to the Expiration Date; or

•	comply with the ATOP procedures for book-entry transfer described below on or prior to the Expiration Date.
      The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for ATOP. The Letter of Transmittal, or a facsimile thereof, with any required signature guarantees, or, in the case of book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at one of its addresses listed on the back cover page of this Exchange Offer Prospectus. Old Notes will not be deemed to have been tendered until the Letter of Transmittal and signature guarantees, if any, or Agent’s Message, is received by the Exchange Agent.
      The method of delivery of the Letter of Transmittal, and all other required documents to the Exchange Agent is at the election and risk of the Holder. Holders should use an overnight or hand-delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the Exchange Agent on or prior to the Expiration Date. Do not send the Letter of Transmittal to anyone other than the Exchange Agent.
      If you are tendering your Old Notes and anticipate delivering your Letter of Transmittal and other documents other than through DTC, we urge you to contact promptly a bank, broker or other intermediary that has the capability to hold the Old Notes custodially through DTC to arrange for receipt of the Exchange Consideration and to obtain the information necessary to provide the required DTC participant with account information in the Letter of Transmittal.

Book-Entry Delivery Procedures for Tendering Old Notes Held with DTC
      If you wish to tender Old Notes held on your behalf by a nominee with DTC, you must:

•	inform your nominee of your interest in tendering your Old Notes pursuant to the Exchange Offer; and

•	instruct your nominee to tender all Old Notes you wish to be tendered in the Exchange Offer into the Exchange Agent’s account at DTC on or prior to the Expiration Date.
      Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender Old Notes by effecting a book-entry transfer of Old Notes to be tendered in the Exchange Offer into the account of the Exchange Agent at DTC by electronically transmitting its acceptance of the Exchange Offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an Agent’s Message to the Exchange Agent. An “Agent’s Message” is a message, transmitted by DTC to, and received by, the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC, which the Offeror refers to as a “participant,” tendering Old Notes that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce the agreement against the participant. A Letter of Transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of the Letter of Transmittal
      Signatures on a Letter of Transmittal or notice of withdrawal described under “— Withdrawal of Tendered Old Notes,” as applicable, must be guaranteed by an eligible guarantor institution unless the Old Notes tendered pursuant to the Letter of Transmittal are tendered for the account of an eligible guarantor institution. An “eligible guarantor institution” is one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as the terms are used in Rule 17Ad-15):

(1) a bank;

(2) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

(3) a credit union;

(4) a national securities exchange, registered securities association or clearing agency; or

(5) a savings institution that is a participant in a Securities Transfer Association recognized program.

      If signatures on a Letter of Transmittal or notice of withdrawal are required to be guaranteed, that guarantee must be made by an eligible guarantor institution.
      If the Letter of Transmittal is signed by the Holders of Old Notes tendered thereby, the signatures must correspond with the names as written on the face of the Old Notes without any alteration, enlargement or any change whatsoever. If any of the Old Notes tendered thereby are held by two or more Holders, each of those Holders must sign the Letter of Transmittal. If any of the Old Notes tendered thereby are registered in different names on different Old Notes, it will be necessary to complete, sign and submit as many separate Letters of Transmittal, and any accompanying documents, as there are different registrations of certificates.
      If Old Notes that are not tendered for exchange pursuant to the Exchange Offer are to be returned to a person other than the tendering holder, certificates for those Old Notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.
      If the Letter of Transmittal is signed by a person other than the Holder of any Old Notes listed in the Letter of Transmittal, those Old Notes must be properly endorsed or accompanied by a properly completed bond power, signed by the Holder exactly as the Holder’s name appears on those Old Notes. If the Letter of Transmittal or any Old Notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.
      No conditional, irregular or contingent tenders will be accepted. By executing the Letter of Transmittal, or facsimile thereof, the tendering Holders of Old Notes waive any right to receive any notice of the acceptance for exchange of their Old Notes. Tendering Holders should indicate in the applicable box in the Letter of Transmittal the name and address to which payments or substitute certificates evidencing Old Notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the Letter of Transmittal. If those instructions are not given, Old Notes not tendered or exchanged will be returned to the tendering Holder.
Determination of Validity
      All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Old Notes, will be determined by the Offeror in their absolute discretion, which determination will be final and binding. The Offeror reserves the absolute right to reject any and all tendered Old Notes determined by the Offeror not to be in proper form or not to be tendered properly or any tendered Old Notes the acceptance of which by the Offeror would, in the opinion of its counsel, be unlawful. The Offeror also reserves the right to waive, in its absolute discretion, any defects, irregularities or conditions of tender as to particular Old Notes, whether or not waived in the case of other Old Notes. The Offeror’s interpretation of the terms of the Exchange Offer, including the terms and instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, any defects, irregularities or conditions in connection with tenders of Old Notes must be cured within the time the Offeror determines. Although the Offeror intends to notify Holders of defects or irregularities with respect to tenders of Old Notes, neither the Offeror, the Exchange Agent, the Information Agent, the Dealer Managers nor any other person will be under any duty to give that notification or incur any liability for failure to give that notification. Tenders of Old Notes will not be deemed to have been made until any defects or irregularities have been cured or waived.
      Any Holder whose Old Notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the Old Notes. Holders may contact the Information Agent for assistance with these matters.

Withdrawal of Tendered Old Notes
      Old Notes previously tendered may be withdrawn at any time up until 11:59 p.m., New York City time, on the Expiration Date. In the event of a termination of the Exchange Offer, the Old Notes tendered pursuant to the Exchange Offer will be promptly returned to the tendering Holders. In addition, even after the Expiration Date, if the Offeror has not accepted for payment any validly tendered Old Notes, such Old Notes may be withdrawn 60 days after commencement of the Exchange Offer.
      For a withdrawal of tendered Old Notes to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received by the Exchange Agent on or prior to 11:59 p.m., New York City time, on the Expiration Date at its address set forth on the back cover of this Exchange Offer Prospectus. Any such notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn;

•	contain the description of the Old Notes to be withdrawn and the aggregate principal amount represented by such Old Notes; and

•	be signed by the Holder of such Old Notes in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees), if any, or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of the Old Notes to the name of the person withdrawing such Old Notes and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such Holder.
      If the Old Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. Any Old Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Exchange Offer.
      Withdrawal of Old Notes can be accomplished only in accordance with the foregoing procedures.
      All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Offeror in its sole discretion, and its determination shall be final and binding. None of the Offeror, the Exchange Agent, the Dealer Managers, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.
Backup Withholding
      To prevent United States federal income tax backup withholding, each tendering Holder of Old Notes that is a United States person generally must provide the Exchange Agent with such Holder’s correct taxpayer identification number and certify that such Holder is not subject to United States federal income tax backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Each tendering Holder of Old Notes that is not a United States person may also be subject to backup withholding tax unless such Holder provides the Exchange Agent with an applicable Form W-8BEN or W-8ECI to demonstrate exemption from withholding or a reduced rate of withholding. For a discussion of the material United States federal income tax consequences relating to backup withholding, see “Certain U.S. Federal Income Tax Consequences.”
Conditions to the Exchange Offer
      Notwithstanding any other provision of the Exchange Offer and in addition to (and not in limitation of) the Offeror’s right to extend and/or amend the Exchange Offer, the Offeror and its affiliates shall not be required to accept for exchange pursuant to the Exchange Offer, pay Exchange Consideration in respect of, and may delay the acceptance for tender and payment of Exchange Consideration in respect of, any Old Notes tendered pursuant to the Exchange Offer, in each event subject to Rule 14e-l(c) under the

Exchange Act, and may terminate the Exchange Offer, if the registration statement has not been declared effective by the SEC by the Expiration Date or if any of the following have occurred:

(1) the Average Price is more than or equal to $2.00 or less than or equal to $4.35;

(2) at least $75,000,000 aggregate principal amount of Old Notes shall have been validly tendered and not validly withdrawn as of the expiration of the Exchange Offer;

(3) there shall have been instituted, threatened or be pending any action or proceeding (or there shall have been any material adverse development to any action or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer that, in the Offeror’s reasonable judgment, either (a) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of Charter and its subsidiaries, taken as a whole, or (b) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer;

(4) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the Offeror’s reasonable judgment, either (a) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of Charter and its subsidiaries, taken as a whole, or (b) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer;

(5) there shall have occurred or be likely to occur any event affecting the business or financial affairs of Charter and its subsidiaries that, in the Offeror’s reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer;

(6) the Trustee shall have objected in any respect to, or taken action that could, in the Offeror’s reasonable judgment, adversely affect the consummation of, the Exchange Offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the Exchange Offer or the acceptance for exchange of, or payment of Exchange Consideration in respect of, Old Notes tendered pursuant to the Exchange Offer; or

(7) there has occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other major financial markets, (c) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the Offeror’s reasonable judgment, might affect the extension of credit by banks or other lending institutions, (d) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (e) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.
      The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition and may be waived by the Offeror, in whole or in part, at any time and from time to time, in its sole discretion. Notwithstanding the previous sentence, unless the Exchange Offer is terminated, all conditions to the Exchange Offer will be either satisfied or waived by the Offeror prior to the Expiration Date. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time, but only prior to 11:59 p.m., New York City time, on the Expiration Date.

DESCRIPTION OF OTHER INDEBTEDNESS
      The following description of our external indebtedness is qualified in its entirety by reference to the relevant credit facilities, indentures and related documents governing such indebtedness. Intercompany indebtedness is not included or described herein.
Description of Our Outstanding Debt
      As of June 30, 2007 and December 31, 2006, Charter’s actual total debt was approximately $19.6 billion and $19.1 billion, respectively, as summarized below (dollars in millions):

	June 30, 2007				December 31, 2006				Semi-Annual
									Interest
	Principal		Accreted		Principal		Accreted		Payment	Maturity
	Amount		Value(a)		Amount		Value(a)		Dates	Date(b)

Charter Communications, Inc.:
5.875% convertible senior notes due 2009(c)	$413		$411		$413		$408		5/16 & 11/16	11/16/2009
Charter Holdings:
8.250% senior notes due 2007	—		—		105		105		4/1 & 10/1	4/1/2007
8.625% senior notes due 2009	—		—		187		187		4/1 & 10/1	4/1/2009
10.000% senior notes due 2009	88		88		105		105		4/1 & 10/1	4/1/2009
10.750% senior notes due 2009	63		63		71		71		4/1 & 10/1	10/1/2009
9.625% senior notes due 2009	37		37		52		52		5/15 & 11/15	11/15/2009
10.250% senior notes due 2010	18		18		32		32		1/15 & 7/15	1/15/2010
11.750% senior discount notes due 2010	16		16		21		21		1/15 & 7/15	1/15/2010
11.125% senior notes due 2011	47		47		52		52		1/15 & 7/15	1/15/2011
13.500% senior discount notes due 2011	60		60		62		62		1/15 & 7/15	1/15/2011
9.920% senior discount notes due 2011	51		51		63		63		4/1 & 10/1	4/1/2011
10.000% senior notes due 2011	69		69		71		71		5/15 & 11/15	5/15/2011
11.750% senior discount notes due 2011	54		54		55		55		5/15 & 11/15	5/15/2011
12.125% senior discount notes due 2012	75		75		91		91		1/15 & 7/15	1/15/2012
CIH(a):
11.125% senior notes due 2014	151		151		151		151		1/15 & 7/15	1/15/2014
13.500% senior discount notes due 2014	581		581		581		581		1/15 & 7/15	1/15/2014
9.920% senior discount notes due 2014	471		471		471		471		4/1 & 10/1	4/1/2014
10.000% senior notes due 2014	299		299		299		299		5/15 & 11/15	5/15/2014
11.750% senior discount notes due 2014	815		815		815		815		5/15 & 11/15	5/15/2014
12.125% senior discount notes due 2015	217		217		217		216		1/15 & 7/15	1/15/2015
CCH I(a):
11.00% senior notes due 2015	3,987		4,087		3,987		4,092		4/1 & 10/1	10/1/2015
CCH II(a):
10.250% senior notes due 2010	2,198		2,190		2,198		2,190		3/15 & 9/15	9/15/2010
10.250% senior notes due 2013	250		261		250		262		4/1 & 10/1	10/1/2013
CCO Holdings:
Senior floating notes due 2010	—		—		550		550		3/15, 6/15,	12/15/2010
									9/15 &12/15
8 3/4% senior notes due 2013	800		795		800		795		5/15 & 11/15	11/15/2013
Credit facility	350		350		—		—			9/6/2014
Charter Operating:
8% senior second-lien notes due 2012	1,100		1,100		1,100		1,100		4/30 & 10/30	4/30/2012
8 3/8% senior second-lien notes due 2014	770		770		770		770		4/30 & 10/30	4/30/2014
Credit facility	6,500		6,500		5,395		5,395			varies

	$19,480	(d)	$19,576	(d)	$18,964	(d)	$19,062	(d)

(a)	The accreted values presented above generally represent the principal amount of the notes less the original issue discount at the time of sale plus the accretion to the balance sheet date except as follows. Certain of the CIH notes, CCH I notes and CCH II notes issued in exchange for Charter Holdings notes and Charter Old Notes in 2006 and 2005 are recorded for financial reporting purposes at values different from the current accreted value for legal purposes and notes indenture purposes (the amount that is currently payable if the debt becomes immediately due). As of June 30, 2007 and December 31, 2006, the

accreted value of Charter’s debt for legal purposes and notes indenture purposes is approximately $19.4 billion and $18.8 billion, respectively.

(b)	In general, the obligors have the right to redeem all of the notes set forth in the above table (except with respect to the Old Notes, the 8.25% Charter Holdings notes due 2007, the 10.000% Charter Holdings notes due 2009, the 10.75% Charter Holdings notes due 2009, and the 9.625% Charter Holdings notes due 2009) in whole or part at their option, beginning at various times prior to their stated maturity dates, subject to certain conditions, upon the payment of the outstanding principal amount (plus a specified redemption premium) and all accrued and unpaid interest. The Old Notes are redeemable if the closing price of Charter Class A common stock exceeds the conversion price by certain percentages as described below.

(c)	The Old Notes are convertible at the option of the holders into shares of Charter Class A common stock at a conversion rate, subject to certain adjustments, of 413.2231 shares, respectively, per $1,000 principal amount of notes, which is equivalent to a price of $2.42 per share. Certain anti-dilutive provisions cause adjustments to occur automatically upon the occurrence of specified events. Additionally, the conversion rate may be adjusted by us under certain circumstances.

(d)	Not included within total long-term debt is the $61 million and $57 million CCHC note at June 30, 2007 and December 31, 2006, respectively, which is included in “note payable-related party” on Charter’s accompanying consolidated balance sheets.

     As of June 30, 2007 and December 31, 2006, Charter’s long-term debt totaled approximately $19.6 billion and $19.1 billion, respectively. This debt was comprised of approximately $6.9 billion and $5.4 billion of credit facility debt, $12.3 billion and $13.3 billion accreted amount of high-yield notes and $411 million and $408 million accreted amount of convertible senior notes at June 30, 2007 and December 31, 2006, respectively.
      As of June 30, 2007 and December 31, 2006, the weighted average interest rate on the credit facility debt was approximately 7.1% and 7.9%, the weighted average interest rate on the high-yield notes was approximately 10.3%, and the weighted average interest rate on Charter’s convertible senior notes was approximately 5.9% respectively, resulting in a blended weighted average interest rate of 9.2% and 9.5%, respectively. The interest rate on approximately 80% and 78% of the total principal amount of Charter’s debt was effectively fixed, including the effects of Charter’s interest rate hedge agreements as of June 30, 2007 and December 31, 2006, respectively. The fair value of the high-yield notes was $12.5 billion and $13.3 billion at June 30, 2007 and December 31, 2006, respectively. The fair value of Charter’s convertible senior notes was $730 million and $576 million at June 30, 2007 and December 31, 2006, respectively. The fair value of the credit facilities is $6.8 billion and $5.4 billion at June 30, 2007 and December 31, 2006, respectively. The fair value of high-yield and Old Notes is based on quoted market prices, and the fair value of the credit facilities is based on dealer quotations.
      The following description is a summary of certain material provisions of our credit facilities and our notes (collectively, the “Debt Agreements”). The summary does not restate the terms of the Debt Agreements in their entirety, nor does it describe all terms of the Debt Agreements. The agreements and instruments governing each of the Debt Agreements are complicated and you should consult such agreements and instruments for more detailed information regarding the Debt Agreements.
Credit Facilities — General
      On March 6, 2007, Charter Operating entered into an Amended and Restated Credit Agreement among Charter Operating, CCO Holdings, the several lenders from time to time that are parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and certain other agents (the “Charter Operating Credit Agreement”) providing borrowing availability of up to $8.0 billion as follows:

•	term facilities with a total principal amount of $6.5 billion, which are repayable in equal quarterly installments, commencing March 31, 2008, aggregating in each loan year to 1% of the original amount of the term facility, with the remaining balance due at final maturity on March 6, 2014; and

•	a revolving credit facility, in a total amount of $1.5 billion, with a maturity date on March 6, 2013.
      Amounts outstanding under the Charter Operating credit facilities bear interest, at Charter Operating’s election, at a base rate or the Eurodollar rate, as defined, plus a margin for Eurodollar loans of up to 2.00% for the revolving credit facility and the term facilities, and for base rate loans of up to 1.00% for the revolving credit facility and a quarterly commitment fee of up to .5% is payable on the average daily unborrowed balance of the revolving credit facility.
      The obligations of our subsidiaries under the Charter Operating credit facilities (the “Obligations”) are guaranteed by Charter Operating’s immediate parent company, CCO Holdings, and the subsidiaries of Charter Operating, except for immaterial subsidiaries and subsidiaries precluded from guaranteeing by reason of the provisions of other indebtedness to which they are subject (the “non-guarantor subsidiaries”). The Obligations are also secured by (i) a lien on all of the assets of Charter Operating and its subsidiaries (other than assets of the non-guarantor subsidiaries), to the extent such lien can be perfected under the Uniform Commercial Code by the filing of a financing statement, and (ii) a pledge by CCO Holdings of the equity interests owned by it in Charter Operating or any of Charter Operating’s subsidiaries, as well as intercompany obligations owing to it by any of such entities.
      On March 6, 2007, CCO Holdings entered into a credit agreement among CCO Holdings, the several lenders from time to time that are parties thereto, Bank of America, N.A., as administrative agent, and certain other agents (the “CCO Holdings Credit Agreement”, together with the “Charter Operating Credit Agreement, the “Credit Facilities”). The CCO Holdings Credit Agreement consists of a $350 million term loan facility (the “Term Facility”). The term loan matures on September 6, 2014 (the “Maturity Date”). The CCO Holdings Credit Agreement also provides for additional incremental term loans (the “Incremental Loans”) maturing on the dates set forth in the notices establishing such term loans, but no earlier than the Maturity Date. Borrowings under the CCO Holdings Credit Agreement bear interest at a variable interest rate based on either LIBOR or a base rate plus, in either case, an applicable margin. The applicable margin for LIBOR term loans, other than Incremental Loans, is 2.50% above LIBOR. The applicable margin with respect to Incremental Loans is to be agreed upon by CCO Holdings and the lenders when the Incremental Loans are established. The CCO Holdings Credit Agreement is secured by the equity interests of Charter Operating, and all proceeds thereof.
Credit Facilities — Restrictive Covenants

Charter Operating Credit Agreement
      The Charter Operating Credit Agreement contains representations and warranties, and affirmative and negative covenants customary for financings of this type. The financial covenants measure performance against standards set for leverage to be tested as of the end of each quarter. The maximum allowable leverage ratio is 5.0 to 1.0, and the maximum allowable first lien leverage ratio is 4.0 to 1.0 until maturity. Additionally, the Charter Operating Credit Agreement contains provisions requiring mandatory loan prepayments under specific circumstances, including in connection with certain sales of assets, so long as the proceeds have not been reinvested in the business.
      The Charter Operating Credit Agreement permits Charter Operating and its subsidiaries to make distributions to pay interest on the New Notes, the Old Notes, the CCHC notes, the Charter Holdings notes, the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, and the Charter Operating second-lien notes, provided that, among other things, no default has occurred and is continuing under the credit facilities. Conditions to future borrowings include absence of a default or an event of default under the credit facilities, and the continued accuracy in all material respects of the representations and warranties, including the absence since December 31, 2005 of any event, development, or circumstance that has had or could reasonably be expected to have a material adverse effect on our business.
      The events of default under the Charter Operating Credit Agreement include among other things:

•	the failure to make payments when due or within the applicable grace period,

•	the failure to comply with specified covenants, including but not limited to a covenant to deliver audited financial statements with an unqualified opinion from our independent auditors,

•	the failure to pay or the occurrence of events that cause or permit the acceleration of other indebtedness owing by CCO Holdings, Charter Operating, or Charter Operating’s subsidiaries in amounts in excess of $50 million in aggregate principal amount,

•	the failure to pay or the occurrence of events that result in the acceleration of other indebtedness owing by certain of CCO Holdings’ direct and indirect parent companies in amounts in excess of $200 million in aggregate principal amount,

•	Paul Allen and/or certain of his family members and/or their exclusively owned entities (collectively, the “Paul Allen Group”) ceasing to have the power, directly or indirectly, to vote at least 35% of the ordinary voting power of Charter Operating,

•	the consummation of any transaction resulting in any person or group (other than the Paul Allen Group) having power, directly or indirectly, to vote more than 35% of the ordinary voting power of Charter Operating, unless the Paul Allen Group holds a greater share of ordinary voting power of Charter Operating, and

•	Charter Operating ceasing to be a wholly-owned direct subsidiary of CCO Holdings, except in certain very limited circumstances.

CCO Holdings Credit Agreement
      The CCO Holdings Credit Agreement contains covenants that are substantially similar to the restrictive covenants for the CCO Holdings notes except that the leverage ratio is 5.50 to 1.0. See “— Summary of Restrictive Covenants of Our High Yield Notes.” The CCO Holdings Credit Agreement contains provisions requiring mandatory loan prepayments under specific circumstances, including in connection with certain sales of assets, so long as the proceeds have not been reinvested in the business. The CCO Holdings Credit Agreement permits CCO Holdings and its subsidiaries to make distributions to pay interest on the New Notes, the Old Notes, the CCHC notes, the Charter Holdings notes, the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, and the Charter Operating second-lien notes, provided that, among other things, no default has occurred and is continuing under the CCO Holdings Credit Agreement.
Outstanding Notes

Charter Communications, Inc. 5.875% Convertible Senior Notes due 2009
      See “Description of the Old Notes” for a description of the Old Notes.

CCHC, LLC Note
      In October 2005, Charter, acting through a Special Committee of Charter’s Board of Directors, and Mr. Allen, settled a dispute that had arisen between the parties with regard to the ownership of CC VIII. As part of that settlement, CCHC issued the CCHC note to CII. The CCHC note has a 15-year maturity. The CCHC note has an initial accreted value of $48 million accreting at the rate of 14% per annum compounded quarterly, except that from and after February 28, 2009, CCHC may pay any increase in the accreted value of the CCHC note in cash and the accreted value of the CCHC note will not increase to the extent such amount is paid in cash. The CCHC note is exchangeable at CII’s option, at any time, for Charter Holdco Class A Common units at a rate equal to the then accreted value, divided by $2.00 (the “Exchange Rate”). Customary anti-dilution protections have been provided that could cause future changes to the Exchange Rate. Additionally, the Charter Holdco Class A Common units received will be exchangeable by the holder into Charter Class B common stock in accordance with existing agreements between CII, Charter and certain other parties signatory thereto. Beginning February 28, 2009, if the closing price of Charter common stock is at or above the Exchange Rate for a certain period of time as specified in the Exchange Agreement, Charter Holdco may require the exchange of the CCHC note for

Charter Holdco Class A Common units at the Exchange Rate. Additionally, CCHC has the right to redeem the CCHC note under certain circumstances for cash in an amount equal to the then accreted value, such amount, if redeemed prior to February 28, 2009, would also include a make whole up to the accreted value through February 28, 2009. CCHC must redeem the CCHC note at its maturity for cash in an amount equal to the initial stated value plus the accreted return through maturity. The accreted value of the CCHC note is $61 million as of June 30, 2007 and $57 million as of December 31, 2006.

Charter Communications Holdings, LLC Notes
      From March 1999 through January 2002, Charter Holdings and Charter Communications Holdings Capital Corporation (“Charter Capital”) jointly issued $10.2 billion total principal amount of notes, of which $578 million and $967 million total principal amount was outstanding as of June 30, 2007 and December 31, 2006, respectively. The notes were issued over 15 series of notes with maturities from 2007 through 2012 and have varying interest rates. The Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with all other current and future unsecured, unsubordinated obligations of Charter Holdings and Charter Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CIH notes, the CCH I notes, CCH II notes, the CCO Holdings notes, the Charter Operating notes, and the credit facilities.

CCH I Holdings, LLC Notes
      In September 2005, CIH and CCH I Holdings Capital Corp. jointly issued $2.5 billion total principal amount of 9.92% to 13.50% senior accreting notes due 2014 and 2015 in exchange for an aggregate amount of $2.4 billion of Charter Holdings notes due 2011 and 2012, issued over six series of notes and with varying interest rates. The notes are guaranteed on a senior unsecured basis by Charter Holdings.
      The CIH notes are senior debt obligations of CIH and CCH I Holdings Capital Corp. They rank equally with all other current and future unsecured, unsubordinated obligations of CIH and CCH I Holdings Capital Corp. The CIH notes are structurally subordinated to all obligations of subsidiaries of CIH, including the CCH I notes, the CCH II notes, the CCO Holdings notes, the Charter Operating notes and the credit facilities.

CCH I, LLC Notes
      In September 2005, CCH I and CCH I Capital Corp. jointly issued $3.5 billion total principal amount of 11% senior secured notes due October 2015 in exchange for an aggregate amount of $4.2 billion of certain Charter Holdings notes and, in September 2006, issued an additional $462 million total principal amount of such notes in exchange for an aggregate of $527 million of certain Charter Holdings notes. The notes are guaranteed on a senior unsecured basis by Charter Holdings and are secured by a pledge of 100% of the equity interest of CCH I’s wholly owned direct subsidiary, CCH II, and by a pledge of the CC VIII interests, and the proceeds thereof. Such pledges are subject to significant limitations as described in the related pledge agreement.
      The CCH I notes are senior debt obligations of CCH I and CCH I Capital Corp. To the extent of the value of the collateral, they rank senior to all of CCH I’s future unsecured senior indebtedness. The CCH I notes are structurally subordinated to all obligations of subsidiaries of CCH I, including the CCH II notes, CCO Holdings notes, the Charter Operating notes and the credit facilities.

CCH II, LLC Notes
      In September 2003 and January 2006, CCH II and CCH II Capital Corp. jointly issued approximately $2.2 billion total principal amount of 10.25% senior notes due 2010 (the “CCH II 2010 Notes”) and, in September 2006, issued $250 million total principal amount of 10.25% senior notes due 2013 (the “CCH II 2013 Notes” and, together with the CCH II 2010 Notes, the “CCH II notes”) in exchange for an aggregate of $270 million of certain Charter Holdings notes. The CCH II Notes are senior debt obligations of CCH II and CCH II Capital Corp. They rank equally with all other current and future unsecured, unsubordinated obligations of CCH II and CCH II Capital Corp. The CCH II 2013 Notes are guaranteed on a senior unsecured basis by Charter Holdings. The CCH II notes are structurally subordinated to all obligations of subsidiaries of CCH II, including the CCO Holdings notes, the Charter Operating notes and the credit facilities.

CCO Holdings, LLC Notes
      In November 2003 and August 2005, CCO Holdings and CCO Holdings Capital Corp. jointly issued $500 million and $300 million, respectively, total principal amount of 8 3/4% senior notes due 2013 (the “CCO Holdings Notes”).
      The CCO Holdings notes are senior debt obligations of CCO Holdings and CCO Holdings Capital Corp. They rank equally with all other current and future unsecured, unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp. The CCO Holdings notes are structurally subordinated to all obligations of subsidiaries of CCO Holdings, including the Charter Operating notes and the credit facilities.

Charter Communications Operating, LLC Notes
      On April 27, 2004, Charter Operating and Charter Communications Operating Capital Corp. jointly issued $1.1 billion of 8% senior second-lien notes due 2012 and $400 million of 8 3/8% senior second-lien notes due 2014. In March and June 2005, Charter Operating consummated exchange transactions with a small number of institutional holders of Charter Holdings 8.25% senior notes due 2007 pursuant to which Charter Operating issued, in private placement transactions, approximately $333 million principal amount of its 8 3/8% senior second-lien notes due 2014 in exchange for approximately $346 million of the Charter Holdings 8.25% senior notes due 2007.
      Subject to specified limitations, CCO Holdings and those subsidiaries of Charter Operating that are guarantors of, or otherwise obligors with respect to, indebtedness under the credit facilities and related obligations are required to guarantee the Charter Operating notes. The note guarantee of each such guarantor is:

•	a senior obligation of such guarantor;

•	structurally senior to the outstanding CCO Holdings notes (except in the case of CCO Holdings’ note guarantee, which is structurally pari passu with such senior notes), the outstanding CCH II notes, the outstanding CCH I notes, the outstanding CIH notes, the outstanding Charter Holdings notes and the outstanding Charter convertible senior notes;

•	senior in right of payment to any future subordinated indebtedness of such guarantor; and

•	effectively senior to the relevant subsidiary’s unsecured indebtedness, to the extent of the value of the collateral but subject to the prior lien of the credit facilities.
      The Charter Operating notes and related note guarantees are secured by a second-priority lien on all of Charter Operating’s and its subsidiaries’ assets that secure the obligations of Charter Operating or any subsidiary of Charter Operating with respect to the credit facilities and the related obligations. The collateral currently consists of the capital stock of Charter Operating held by CCO Holdings, all of the intercompany obligations owing to CCO Holdings by Charter Operating or any subsidiary of Charter Operating, and substantially all of Charter Operating’s and the guarantors’ assets (other than the assets of CCO Holdings) in which security interests may be perfected under the Uniform Commercial Code by filing a financing statement (including capital stock and intercompany obligations), including, but not limited to:

•	with certain exceptions, all capital stock (limited in the case of capital stock of foreign subsidiaries, if any, to 66% of the capital stock of first tier foreign Subsidiaries) held by Charter Operating or any guarantor; and

•	with certain exceptions, all intercompany obligations owing to Charter Operating or any guarantor.
      In the event that additional liens are granted by Charter Operating or its subsidiaries to secure obligations under the credit facilities or the related obligations, second priority liens on the same assets will be granted to secure the Charter Operating notes, which liens will be subject to the provisions of an intercreditor agreement (to which none of Charter Operating or its affiliates are parties). Notwithstanding the foregoing sentence, no such second priority liens need be provided if the time such lien would otherwise be granted is not during a guarantee and pledge availability period (when the Leverage Condition is satisfied), but such second priority liens will be required to be provided in accordance with the foregoing sentence on or prior to the fifth business day of the commencement of the next succeeding guarantee and pledge availability period.
      The Charter Operating notes are senior debt obligations of Charter Operating and Charter Communications Operating Capital Corp. To the extent of the value of the collateral (but subject to the prior lien of the credit facilities), they rank effectively senior to all of Charter Operating’s future unsecured senior indebtedness.
Redemption Provisions of Our High Yield Notes
      The various notes issued by our subsidiaries included in the table may be redeemed in accordance with the following table or are not redeemable until maturity as indicated:

		Percentage of
Note Series	Redemption Dates	Principal

Charter Holdings:
10.000% senior notes due 2009	Not callable	N/A
10.750% senior discount notes due 2009	Not callable	N/A
9.625% senior notes due 2009	Not callable	N/A
10.250% senior notes due 2010	January 15, 2007 — January 14, 2008	101.708%
	Thereafter	100.000%
11.750% senior discount notes due 2010	January 15, 2007 — January 14, 2008	101.958%
	Thereafter	100.000%
11.125% senior notes due 2011	January 15, 2007 — January 14, 2008	103.708%
	January 15, 2008 — January 14, 2009	101.854%
	Thereafter	100.000%
13.500% senior discount notes due 2011	January 15, 2007 — January 14, 2008	104.500%
	January 15, 2008 — January 14, 2009	102.250%
	Thereafter	100.000%
9.920% senior discount notes due 2011	March 31, 2007 and Thereafter	100.000%
10.000% senior notes due 2011	May 15, 2007 — May 14, 2008	103.333%
	May 15, 2008 — May 14, 2009	101.667%
	Thereafter	100.000%
11.750% senior discount notes due 2011	May 15, 2007 — May 14, 2008	103.917%
	May 15, 2008 — May 14, 2009	101.958%
	Thereafter	100.000%

		Percentage of
Note Series	Redemption Dates	Principal

12.125% senior discount notes due 2012	January 15, 2007 — January 14, 2008	106.063%
	January 15, 2008 — January 14, 2009	104.042%
	January 15, 2009 — January 14, 2010	102.021%
	Thereafter	100.000%
CIH:
11.125% senior discount notes due 2014	September 30, 2007 — January 14, 2008	103.708%
	January 15, 2008 — January 14, 2009	101.854%
	Thereafter	100.000%
13.500% senior discount notes due 2014	September 30, 2007 — January 14, 2008	104.500%
	January 15, 2008 — January 14, 2009	102.250%
	Thereafter	100.000%
9.920% senior discount notes due 2014	September 30, 2007 — Thereafter	100.000%
10.000% senior discount notes due 2014	September 30, 2007 — May 14, 2008	103.333%
	May 15, 2008 — May 14, 2009	101.667%
	Thereafter	100.000%
11.750% senior discount notes due 2014	September 30, 2007 — May 14, 2008	103.917%
	May 15, 2008 — May 14, 2009	101.958%
	Thereafter	100.000%
12.125% senior discount notes due 2015	September 30, 2007 — January 14, 2008	106.063%
	January 15, 2008 — January 14, 2009	104.042%
	January 15, 2009 — January 14, 2010	102.021%
	Thereafter	100.000%
CCH I:
11.000% senior notes due 2015*	October 1, 2010 — September 30, 2011	105.500%
	October 1, 2011 — September 30, 2012	102.750%
	October 1, 2012 — September 30, 2013	101.375%
	Thereafter	100.000%
CCH II:
10.250% senior notes due 2010	September 15, 2008 — September 14, 2009	105.125%
	Thereafter	100.000%
10.250% senior notes due 2013**	October 1, 2010 — September 30, 2011	105.125%
	October 1, 2011 — September 30, 2012	102.563%
	Thereafter	100.000%
CCO Holdings:
8 3/4% senior notes due 2013	November 15, 2008 — November 14, 2009	104.375%
	November 15, 2009 — November 14, 2010	102.917%
	November 15, 2010 — November 14, 2011	101.458%
	Thereafter	100.000%

		Percentage of
Note Series	Redemption Dates	Principal

Charter Operating:
8% senior second-lien notes due 2012	Any time	***
8 3/8% senior second-lien notes due 2014	April 30, 2009 — April 29, 2010	104.188%
	April 30, 2010 — April 29, 2011	102.792%
	April 30, 2011 — April 29, 2012	101.396%
	Thereafter	100.000%

*	CCH I may, prior to October 1, 2008 in the event of a qualified equity offering providing sufficient proceeds, redeem up to 35% of the aggregate principal amount of the CCH I notes at a redemption price of 111% of the principal amount plus accrued and unpaid interest.

**	CCH II may, prior to October 1, 2009 in the event of a qualified equity offering providing sufficient proceeds, redeem up to 35% of the aggregate principal amount of the CCH II notes at a redemption price of 110.25% of the principal amount plus accrued and unpaid interest.

***	Charter Operating may, at any time and from time to time, at their option, redeem the outstanding 8% second lien notes due 2012, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, plus the Make-Whole Premium. The Make-Whole Premium is an amount equal to the excess of (a) the present value of the remaining interest and principal payments due on a 8% senior second-lien notes due 2012 to its final maturity date, computed using a discount rate equal to the Treasury Rate on such date plus 0.50%, over (b) the outstanding principal amount of such Note.
      In the event that a specified change of control event occurs, each of the respective issuers of the notes must offer to repurchase any then outstanding notes at 101% of their principal amount or accrued value, as applicable, plus accrued and unpaid interest, if any.
Summary of Restrictive Covenants of Our High Yield Notes
      The following description is a summary of certain restrictions of our Debt Agreements. The summary does not restate the terms of the Debt Agreements in their entirety, nor does it describe all restrictions of the Debt Agreements. The agreements and instruments governing each of the Debt Agreements are complicated and you should consult such agreements and instruments for more detailed information regarding the Debt Agreements.
      The notes issued by Charter Holdings, CIH, CCH I, CCH II, CCO Holdings and Charter Operating (together, the “note issuers”) were issued pursuant to indentures that contain covenants that restrict the ability of the note issuers and their subsidiaries to, among other things:

•	incur indebtedness;

•	pay dividends or make distributions in respect of capital stock and other restricted payments;

•	issue equity;

•	make investments;

•	create liens;

•	sell assets;

•	consolidate, merge, or sell all or substantially all assets;

•	enter into sale leaseback transactions;

•	create restrictions on the ability of restricted subsidiaries to make certain payments; or

•	enter into transactions with affiliates.

      However, such covenants are subject to a number of important qualifications and exceptions. Below we set forth a brief summary of certain of the restrictive covenants.
Restrictions on Additional Debt
      The limitations on incurrence of debt and issuance of preferred stock contained in various indentures permit each of the respective notes issuers and its restricted subsidiaries to incur additional debt or issue preferred stock, so long as, after giving pro forma effect to the incurrence, the leverage ratio would be below a specified level for each of the note issuers as follows:

Issuer	Leverage Ratio

Charter Holdings	8.75 to 1
CIH	8.75 to 1
CCH I	7.5 to 1
CCH II	5.5 to 1
CCOH	4.5 to 1
CCO	4.25 to 1
      In addition, regardless of whether the leverage ratio could be met, so long as no default exists or would result from the incurrence or issuance, each issuer and their restricted subsidiaries are permitted to issue among other permitted indebtedness:

•	up to an amount of debt under credit facilities not otherwise allocated as indicated below:

•	Charter Holdings: $3.5 billion

•	CIH, CCH I, CCH II and CCO Holdings: $9.75 billion

•	Charter Operating: $6.8 billion

•	up to $75 million of debt incurred to finance the purchase or capital lease of new assets;

•	up to $300 million of additional debt for any purpose;

•	Charter Holdings and CIH may incur additional debt in an amount equal to 200% of proceeds of new cash equity proceeds received since March 1999, the date of our first indenture, and not allocated for restricted payments or permitted investments (the “Equity Proceeds Basket”); and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt, and interest rate swaps to provide protection against fluctuation in interest rates.
      Indebtedness under a single facility or agreement may be incurred in part under one of the categories listed above and in part under another, and generally may also later be reclassified into another category including as debt incurred under the leverage ratio. Accordingly, indebtedness under our credit facilities is incurred under a combination of the categories of permitted indebtedness listed above. The restricted subsidiaries of note issuers are generally not permitted to issue subordinated debt securities.
Restrictions on Distributions
      Generally, under the various indentures each of the note issuers and their respective restricted subsidiaries are permitted to pay dividends on or repurchase equity interests, or make other specified restricted payments, only if the applicable issuer can incur $1.00 of new debt under the applicable leverage ratio test after giving effect to the transaction and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments may be made in a total amount of up to the following amounts for the applicable issuer as indicated below:

•	Charter Holdings: the sum of 100% of Charter Holdings’ Consolidated EBITDA, as defined, minus 1.2 times its Consolidated Interest Expense, as defined, plus 100% of new cash and appraised non-cash equity proceeds received by Charter Holdings and not allocated to the debt incurrence covenant or to permitted investments, all cumulatively from March 1999, the date of the first Charter Holdings indenture, plus $100 million;

•	CIH: the sum of the greater of (a) $500 million or (b) 100% of CIH’s Consolidated EBITDA, as defined, minus 1.2 times its Consolidated Interest Expense, as defined, plus 100% of new cash and appraised non-cash equity proceeds received by CIH and not allocated to the debt incurrence covenant or to permitted investments, all cumulatively from September 28, 2005;

•	CCH I: the sum of 100% of CCH I’s Consolidated EBITDA, as defined, minus 1.3 times its Consolidated Interest Expense, as defined, plus 100% of new cash and appraised non-cash equity proceeds received by CCH I and not allocated to certain investments, all cumulative from September 28, 2005, plus $100 million;

•	CCH II: the sum of 100% of CCH II’s Consolidated EBITDA, as defined, minus 1.3 times its Consolidated Interest Expense, as defined, plus 100% of new cash and appraised non-cash equity proceeds received by CCH II and not allocated to certain investments, cumulatively from July 1, 2003, plus $100 million;

•	CCO Holdings: the sum of 100% of CCO Holdings’ Consolidated EBITDA, as defined, minus 1.3 times its Consolidated Interest Expense, as defined, plus 100% of new cash and appraised non-cash equity proceeds received by CCO Holdings and not allocated to certain investments, cumulatively from October 1, 2003, plus $100 million; and

•	Charter Operating: the sum of 100% of Charter Operating’s Consolidated EBITDA, as defined, minus 1.3 times its Consolidated Interest Expense, as defined, plus 100% of new cash and appraised non-cash equity proceeds received by Charter Operating and not allocated to certain investments, cumulatively from April 1, 2004, plus $100 million.

      In addition, each of the note issuers may make distributions or restricted payments, so long as no default exists or would be caused by transactions among other distributions or restricted payments:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year;

•	regardless of the existence of any default, to pay pass-through tax liabilities in respect of ownership of equity interests in the applicable issuer or its restricted subsidiaries; or

•	to make other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.
      Each of CCH I, CCH II, CCO Holdings, and Charter Operating and their respective restricted subsidiaries may make distributions or restricted payments: (i) so long as certain defaults do not exist and even if the applicable leverage test referred to above is not met, to enable certain of its parents to pay interest on certain of their indebtedness or (ii) so long as the applicable issuer could incur $1.00 of indebtedness under the applicable leverage ratio test referred to above, to enable certain of its parents to purchase, redeem or refinance certain indebtedness.
Restrictions on Investments
      Each of the note issuers and their respective restricted subsidiaries may not make investments except (i) permitted investments or (ii) if, after giving effect to the transaction, their leverage would be above the applicable leverage ratio.
      Permitted investments include, among others:

•	investments in and generally among restricted subsidiaries or by restricted subsidiaries in the applicable issuer;

•	For Charter Holdings:

•	investments in productive assets (including through equity investments) aggregating up to $150 million since March 1999;

•	other investments aggregating up to $50 million since March 1999; and

•	investments aggregating up to 100% of new cash equity proceeds received by Charter Holdings since March 1999 and not allocated to the debt incurrence or restricted payments covenant;

•	For CIH:

•	investments aggregating up to $750 million at any time outstanding;

•	investments aggregating up to 100% of new cash equity proceeds received by CIH since March 1999 and not allocated to the debt incurrence or restricted payments covenant (as if CIH had been in existence at all times during such periods);

•	For CCH I:

•	investments aggregating up to $750 million at any time outstanding;

•	investments aggregating up to 100% of new cash equity proceeds received by CCH I since September 28, 2005 to the extent the proceeds have not been allocated to the restricted payments covenant;

•	For CCH II:

•	investments aggregating up to $750 million at any time outstanding;

•	investments aggregating up to 100% of new cash equity proceeds received by CCH II since September 23, 2003 to the extent the proceeds have not been allocated to the restricted payments covenant;

•	For CCO Holdings:

•	investments aggregating up to $750 million at any time outstanding;

•	investments aggregating up to 100% of new cash equity proceeds received by CCO Holdings since November 10, 2003 to the extent the proceeds have not been allocated to the restricted payments covenant;

•	For Charter Operating:

•	investments aggregating up to $750 million at any time outstanding;

•	investments aggregating up to 100% of new cash equity proceeds received by CCO Holdings since April 27, 2004 to the extent the proceeds have not been allocated to the restricted payments covenant.
Restrictions on Liens
      Charter Operating and its restricted subsidiaries are not permitted to grant liens senior to the liens securing the Charter Operating notes, other than permitted liens, on their assets to secure indebtedness or other obligations, if, after giving effect to such incurrence, the senior secured leverage ratio (generally, the ratio of obligations secured by first priority liens to four times EBITDA, as defined, for the most recent fiscal quarter for which internal financial reports are available) would exceed 3.75 to 1.0. The restrictions on liens for each of the other note issuers only applies to liens on assets of the issuers themselves and does not restrict liens on assets of subsidiaries. With respect to all of the note issuers, permitted liens include liens securing indebtedness and other obligations under credit facilities (subject to specified limitations in the case of Charter Operating), liens securing the purchase price of financed new assets, liens securing indebtedness of up to $50 million and other specified liens.

Restrictions on the Sale of Assets; Mergers
      The note issuers are generally not permitted to sell all or substantially all of their assets or merge with or into other companies unless their leverage ratio after any such transaction would be no greater than their leverage ratio immediately prior to the transaction, or unless after giving effect to the transaction, leverage would be below the applicable leverage ratio for the applicable issuer, no default exists, and the surviving entity is a U.S. entity that assumes the applicable notes.
      The note issuers and their restricted subsidiaries may generally not otherwise sell assets or, in the case of restricted subsidiaries, issue equity interests, in excess of $100 million unless they receive consideration at least equal to the fair market value of the assets or equity interests, consisting of at least 75% in cash, assumption of liabilities, securities converted into cash within 60 days or productive assets. The note issuers and their restricted subsidiaries are then required within 365 days after any asset sale either to use or commit to use the net cash proceeds over a specified threshold to acquire assets used or useful in their businesses or use the net cash proceeds to repay specified debt, or to offer to repurchase the issuer’s notes with any remaining proceeds.
Restrictions on Sale and Leaseback Transactions
      The note issuers and their restricted subsidiaries may generally not engage in sale and leaseback transactions unless, at the time of the transaction, the applicable issuer could have incurred secured indebtedness under its leverage ratio test in an amount equal to the present value of the net rental payments to be made under the lease, and the sale of the assets and application of proceeds is permitted by the covenant restricting asset sales.
Prohibitions on Restricting Dividends
      The note issuers’ restricted subsidiaries may generally not enter into arrangements involving restrictions on their ability to make dividends or distributions or transfer assets to the applicable note issuer unless those restrictions with respect to financing arrangements are on terms that are no more restrictive than those governing the credit facilities existing when they entered into the applicable indentures or are not materially more restrictive than customary terms in comparable financings and will not materially impair the applicable note issuers’ ability to make payments on the notes.
Affiliate Transactions
      The indentures also restrict the ability of the note issuers and their restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $15 million without a determination by the board of directors of the applicable note issuer that the transaction complies with this covenant, or transactions with affiliates involving over $50 million without receiving an opinion as to the fairness to the holders of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. See “Description of the Old Notes — Events of Default.”

DESCRIPTION OF CAPITAL STOCK AND MEMBERSHIP UNITS
General
      Charter’s capital stock and the provisions of the Restated Certificate of Incorporation and Bylaws of Charter are as described below. These summaries are qualified by reference to the Restated Certificate of Incorporation and the Bylaws of Charter, copies of which have been filed with the Securities and Exchange Commission. Charter’s authorized capital stock consists of 1.750 billion shares of Class A common stock, par value $.001 per share, 750 million shares of Class B common stock, par value $.001 per share, and 250 million shares of preferred stock, par value $.001 per share.
      On July 24, 2007, in connection with the Rights Agreement our board of directors adopted a resolution approving the increase of our authorized shares of Class A common stock to 10.5 billion shares and an increase in our authorized shares of Class B common stock to 4.5 billion shares, of which 8.750 billion shares of Class A common stock and 3.750 billion shares of Class B common stock will be authorized for issuance solely upon the exercise or exchange of rights pursuant to the Rights Agreement, as further described in Amendment No. 1 to Charter’s preliminary information statement filed with the Securities and Exchange Commission on September 10, 2007. The increase in our authorized capital stock will take effect when we file the Certificate of Amendment with the Secretary of State of the State of Delaware, twenty days after the definitive information statement is mailed to our stockholders.
      The Restated Certificate of Incorporation of Charter and Charter Holdco’s amended and restated limited liability company agreement contain provisions that are designed to cause the number of shares of Charter’s common stock that are outstanding to equal the number of common membership units of Charter Holdco owned by Charter and to cause the value of a share of common stock to be equal to the value of a common membership unit. These provisions are meant to allow a holder of Charter’s common stock to easily understand the economic interest that such holder’s common shares represent of Charter Holdco’s business.
      In particular, provisions in the Restated Certificate of Incorporation of Charter provide that:

(1) at all times the number of shares of common stock outstanding will be equal to the number of Charter Holdco common membership units owned by Charter.

(2) Charter will not hold any assets other than, among other allowable assets:

•	working capital and cash held for the payment of current obligations and receivables from Charter Holdco;

•	common membership units of Charter Holdco; and

•	obligations and equity interests of Charter Holdco that correspond to obligations and equity interests issued by Charter;

(3) Charter will not borrow any money or enter into any capital lease unless Charter Holdco enters into the same arrangements with Charter so that Charter’s liability flows through to Charter Holdco.
      Provisions in Charter Holdco’s amended and restated limited liability company agreement provide that, upon the contribution by Charter of assets acquired through the issuance of common stock by Charter, Charter Holdco will issue to Charter that number of common membership units as equals the number of shares of common stock issued by Charter. In the event of the contribution by Charter of assets acquired through the issuance of indebtedness or preferred interests of Charter, Charter Holdco will issue to Charter a corresponding obligation or interest, respectively to allow Charter to pass through to Charter Holdco these liabilities or preferred interests. Such liabilities or preferred interest of Charter Holdco will be assets of Charter, in addition to the Class B common units of Charter Holdco that are held by Charter.

Common Stock
      As of June 30, 2007, there were 400,398,208 shares of Class A common stock issued and outstanding and 50,000 shares of Class B common stock issued and outstanding. If, as described below, all shares of Class B common stock convert to shares of Class A common stock as a result of dispositions by Mr. Allen and his affiliates, the holders of Class A common stock will be entitled to elect all members of the board of directors, other than any members elected separately by the holders of any preferred shares with the right to vote, of which there are currently none outstanding.
      Voting Rights. The holders of Class A common stock and Class B common stock generally have identical rights, except:

•	each Class A common shareholder is entitled to one vote per share; and

•	each Class B common shareholder is entitled to a number of votes based on the number of outstanding Class B common stock and Charter Holdco membership units exchangeable for Class B common stock. For example, Mr. Allen is entitled to ten votes for each share of Class B common stock held by him or his affiliates and ten votes for each membership unit held by him or his affiliates; and

•	the Class B common shareholders have the sole power to vote to amend or repeal the provisions of the Restated Certificate of Incorporation of Charter relating to:

(1) the activities in which Charter may engage;

(2) the required ratio of outstanding shares of common stock to outstanding membership units owned by Charter; and

(3) the restrictions on the assets and liabilities that Charter may hold.
      The effect of the provisions described in the final bullet point is that holders of Class A common stock have no right to vote on these matters. These provisions allow Mr. Allen, for example, to amend the Restated Certificate of Incorporation to permit Charter to engage in currently prohibited business activities without having to seek the approval of holders of Class A common stock.
      The voting rights relating to the election of Charter’s board of directors are as follows:

•	The Class B common shareholders, voting separately as a class, are entitled to elect all but one member of our board of directors.

•	Class A and Class B common shareholders, voting together as one class, are entitled to elect the remaining member of our board of directors who is not elected by the Class B common shareholders.

•	Class A common shareholders and Class B common shareholders are not entitled to cumulate their votes in the election of directors.

•	In addition, Charter may issue one or more series of preferred stock that entitle the holders of such preferred stock to elect directors.
      Other than the election of directors and any matters where Delaware law or the Restated Certificate of Incorporation or Bylaws of Charter requires otherwise, all matters to be voted on by shareholders must be approved by a majority of the votes cast by the holders of shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.
      Amendments to the Restated Certificate of Incorporation of Charter that would adversely alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock must be approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of the affected class, voting as a separate class. In addition, the following actions by Charter must be approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding Class B common stock, voting as a separate class:

•	the issuance of any Class B common stock other than to Mr. Allen and his affiliates and other than pursuant to specified stock splits and dividends;

•	the issuance of any stock other than Class A common stock (and other than Class B common stock as described above); and

•	the amendment, modification or repeal of any provision of the Restated Certificate of Incorporation of Charter relating to capital stock or the removal of directors.
      Charter will lose its rights to manage the business of Charter Holdco and Charter Investment, Inc. will become the sole manager of Charter Holdco if at any time a court holds that the holders of the Class B common stock no longer:

•	have the number of votes per share of Class B common stock described above;

•	have the right to elect, voting separately as a class, all but one member of Charter’s board of directors, except for any directors elected separately by the holders of preferred stock; or

•	have the right to vote as a separate class on matters that adversely affect the Class B common stock with respect to:

(1) the issuance of equity securities of Charter other than the Class A common stock; or

(2) the voting power of the Class B common stock.
      These provisions are contained in the amended and restated limited liability company agreement of Charter Holdco. The Class B common stock could lose these rights if a holder of Class A common stock successfully challenges in a court proceeding the voting rights of the Class B common stock. In any of these circumstances, Charter would also lose its 100% voting control of Charter Holdco as provided in Charter Holdco’s amended and restated limited liability company agreement. These provisions exist to assure Mr. Allen that he will be able to control Charter Holdco in the event he was no longer able to control Charter through his ownership of Class B common stock. These events could have a material adverse impact on our business and the market price of the Class A common stock and the notes.
      Dividends. Holders of Class A common stock and Class B common stock will share ratably (based on the number of shares of common stock held) in any dividend declared by our board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A common stock and Class B common stock may be paid only as follows:

•	shares of Class A common stock may be paid only to holders of Class A common stock;

•	shares of Class B common stock may be paid only to holders of Class B common stock; and

•	the number of shares of each class of common stock payable per share of such class of common stock shall be equal in number.
      The restated certificate of incorporation of Charter provides that we may not pay a stock dividend unless the number of outstanding Charter Holdco common membership units are adjusted accordingly. This provision is designed to maintain the equal value between shares of common stock and membership units and the one-to-one exchange ratio.
      Conversion of Class B Common Stock. Each share of outstanding Class B common stock will automatically convert into one share of Class A common stock if, at any time, Mr. Allen or any of his affiliates sells any shares of common stock of Charter or membership units of Charter Holdco and as a result of such sale, Mr. Allen and his affiliates no longer own directly and indirectly common stock and other equity interests in Charter and membership units in Charter Holdco that in total represent at least:

•	20% of the sum of the values, calculated as of November 12, 1999, of the shares of Class B common stock directly or indirectly owned by Mr. Allen and his affiliates and the shares of Class B common stock for which outstanding Charter Holdco membership units directly or indirectly owned by Mr. Allen and his affiliates were exchangeable on that date; and

•	5% of the sum of the values, calculated as of the measuring date, of shares of outstanding common stock and other equity interests in Charter and the shares of Charter common stock for which outstanding Charter Holdco membership units are exchangeable on such date.
      These provisions exist to assure that Mr. Allen will no longer be able to control Charter if after sales of his equity interests he owns an insignificant economic interest in our business. The conversion of all Class B common stock in accordance with these provisions would not trigger Charter Holdco’s limited liability company agreement provisions described above whereby Charter would lose its management rights and special voting rights relating to Charter Holdco in the event of an adverse determination of a court affecting the rights of the Class B common stock.
      Each holder of a share of Class B common stock has the right to convert such share into one share of Class A common stock at any time on a one-for-one basis. If a Class B common shareholder transfers any shares of Class B common stock to a person other than an authorized Class B common shareholder, these shares of Class B common stock will automatically convert into shares of Class A common stock. Authorized Class B common shareholders are Paul G. Allen entities controlled by Mr. Allen, Mr. Allen’s estate, any organization qualified under Section 501(c)(3) of the Internal Revenue Code that is Mr. Allen’s beneficiary upon his death and certain trusts established by or for the benefit of Mr. Allen. In this context “controlled” means the ownership of more than 50% of the voting power and economic interest of an entity and “transfer” means the transfer of record or beneficial ownership of any such share of Class B common stock.
      Other Rights. Shares of Class A common stock will be treated equally in the event of any merger or consolidation of Charter so that:

•	each class of common shareholders will receive per share the same kind and amount of capital stock, securities, cash and/or other property received by any other class of common shareholders, provided that any shares of capital stock so received may differ in a manner similar to the manner in which the shares of Class A common stock and Class B common stock differ; or

•	each class of common shareholders, to the extent they receive a different kind (other than as described above) or different amount of capital stock, securities, cash and/or other property than that received by any other class of common shareholders, will receive for each share of common stock they hold, stock, securities, cash and/or either property having a value substantially equivalent to that received by such other class of common shareholders.
      Upon Charter’s liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to preferred shareholders, if any, all common shareholders, regardless of class, are entitled to share ratably in any assets and funds available for distribution to common shareholders.
      No shares of any class of common stock are subject to redemption or have preemptive right to purchase additional shares of common stock.
Preferred Stock
      Charter’s board of directors is authorized, subject to the approval of the holders of the Class B common stock, to issue from time to time up to a total of 250 million shares of preferred stock in one or more series and to fix the numbers, powers, designations, preferences, and any special rights of the shares of each such series thereof, including:

•	dividend rights and rates;

•	conversion rights;

•	voting rights;

•	terms of redemption (including any sinking fund provisions) and redemption price or prices;

•	liquidation preferences; and

•	the number of shares constituting and the designation of such series.
      Pursuant to their authority the board of directors has designated 1 million of the above-described 250 million shares as Series A Convertible Redeemable Preferred Stock (“Series A Preferred Stock”).
      Holders of the Series A Preferred Stock have no voting rights but are entitled to accrue dividends at an annual rate of 7.75%, compounded quarterly. The Series A Preferred Stock is redeemable by Charter at its option and must be redeemed by Charter at any time upon a change of control, or if not previously redeemed or converted, on August 31, 2008. The Series A Preferred Stock is convertible, in whole or in part, at the option of the holders on or before August 31, 2008, into shares of common stock at an initial conversion rate equal to a conversion price of $24.71 per share of common stock, subject to certain customary adjustments. The redemption price per share of Series A Preferred Stock is the liquidation preference of $105.4063, subject to certain customary adjustments. At June 30, 2007 and December 31, 2006, there were 36,713 shares of Series A Preferred Stock outstanding, with an aggregate liquidation preference of approximately $4 million. These shares are convertible into approximately 148,575 shares of Class A common stock.
      Charter has no present plans to issue any other shares of preferred stock.
Options
      As of June 30, 2007, options to purchase a total of 1,036,235 membership units in Charter Holdco were outstanding pursuant to the 1999 Charter Communications Option Plan, and options to purchase a total of 25,539,593 shares of Class A common stock were outstanding pursuant to Charter’s 2001 Stock Incentive Plan. Of these options, 11,452,718 have vested. The membership units received upon exercise of any of the options under the 1999 Charter Communications Option Plan are automatically exchanged for shares of the Class A common stock on a one-for-one basis. In addition, a portion of the unvested options will vest each month. There are also additional options outstanding to purchase an aggregate of 289,268 shares of Class A common stock, which were issued to a consultant outside of the 2001 Stock Incentive Plan.
Old Notes
      At June 30, 2007, we had outstanding $412.5 million principal amount of the Old Notes, which are convertible (at approximately $2.42 per share) into a total of approximately 170.5 million shares of the Class A common stock. At June 30, 2007, we had an additional $450 million of Old Notes that were held by CCHC which were subsequently distributed to Charter Holdco on August 1, 2007.
Anti-takeover Effects of Provisions of the Restated Certificate of Incorporation and Bylaws of Charter
      Provisions of the Restated Certificate of Incorporation and Bylaws of Charter may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

      Special Meeting of Shareholders. Charter’s Bylaws provide that, subject to the rights of holders of any series of preferred stock, special meetings of Charter’s shareholders may be called only by the chairman of our board of directors, our chief executive officer or a majority of our board of directors.
      Advance Notice Requirements For Shareholder Proposals And Director Nominations. Charter’s Bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely prior written notice of their proposals. To be timely, a shareholder’s notice must be received at our principal executive offices not less than 45 days nor more than 70 days prior to the first anniversary of the date on which we first mailed the proxy statement for the prior year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, notice by the shareholder must be received not less than 90 days prior to the annual meeting or by the 10th day following the public announcement of the date of the meeting, whichever occurs later, and not more than 120 days prior to the annual meeting. Charter’s Bylaws specify requirements as to the form and content of a shareholder’s notice. These provisions may limit shareholders in bringing matters before an annual meeting of shareholders or in making nominations for directors at an annual meeting of shareholders.
      Authorized But Unissued Shares. The authorized but unissued shares of Class A common stock are available for future issuance without shareholder approval and, subject to approval by the holders of the Class B common stock, the authorized but unissued shares of Class B common stock and preferred stock are available for future issuance. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
      Rights Plan. On August 13, 2007, the Board adopted a Rights Plan and declared a dividend of one preferred share purchase right for each outstanding share of Class A common stock and Class B common stock. The dividend is payable to Charter stockholders of record as of August 31, 2007. The terms of the rights and the rights plan are set forth in a Rights Agreement, by and between Charter and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent, dated as of August 14, 2007.
      The Board adopted the Rights Plan in an effort to protect stockholder value by attempting to protect against a possible limitation on our ability to use our NOLs to reduce potential future federal income tax obligations. The Rights Plan is intended to act as a deterrent to any person or group acquiring 5.0% or more of our outstanding Class A common stock (an “Acquiring Person”) without the approval of our Board. The holdings of independently managed mutual funds should not be combined for purposes of calculating ownership percentages under the Rights Plan. Stockholders who own 5.0% or more of our outstanding Class A common stock as of the close of business on August 13, 2007 will not trigger the Rights Plan so long as they do not acquire any additional shares of our Class A common stock. The Rights Plan does not exempt any future acquisitions of Class A common stock by such persons. Any rights held by an Acquiring Person are void and may not be exercised. Our Board may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Rights Plan.
      The rights under the Rights Plan will not be exercisable until 10 business days after a public announcement by us that a person or group has become an Acquiring Person. We refer to the date that the rights become exercisable as the “Distribution Date.” Until the Distribution Date, our Class A common stock and Class B common stock certificates will evidence the rights and will contain a notation to that effect. Any transfer of shares of Class A common stock and/or Class B common stock will constitute a transfer of the associated rights.
      Except as may be determined by the Board, with the consent of a majority of the shares of Class B common stock, after the Distribution Date, we will exchange all of the then-outstanding, valid and exercisable rights, except rights held by any Acquiring Person or any affiliate, associate or transferee of any Acquiring Person, for 2.5 shares of Class A common stock and/or Class B common stock, as applicable, or an equivalent security.
      If the Board and the holders of the majority of the Class B common stock determine that the exchange will not occur after the Distribution Date, all holders of rights, except any Acquiring Person or any affiliate, associate or transferee of any Acquiring Person, may exercise their rights upon payment of the purchase price to purchase five (5) shares of our Class A common stock and/or Class B common stock, as applicable (or other securities or assets as determined by our Board) at a 50% discount to the then current market price. Further, upon an issuance of Class A common stock and/or Class B common stock under the Rights Plan, additional membership units will be issued to the Company, as holder of the Class B common membership units, by Charter Holdco to mirror at Charter Holdco the economic effect of such issuance of common stock. Holders of the Charter Holdco common membership units that are convertible into shares of our Class B common stock will have equivalent rights which may be exercised, on generally the same terms and conditions as set forth in the Rights Plan, for additional Charter Holdco common membership units.
      The rights and the Rights Plan will expire on the earlier of: (i) a determination by holders of a majority of the shares of Class B common stock to terminate the Rights Plan, (ii) the close of business on December 31, 2008, (iii) the close of business on the date on which we make a public announcement (by press release, filing made with the Securities and Exchange Commission or otherwise) that our Board has determined that the Company’s Section 382 Ownership Level (as defined in the Rights Plan) dropped below 25%, (iv) the time at which the rights are redeemed as provided in the Rights Plan, and (v) the time at which the rights are exchanged as provided in the Rights Plan.
      Before the Distribution Date, our Board may amend or supplement the Rights Plan without the consent of the holders of the Rights in respect of our Class A common stock. After the Distribution Date, our Board may amend or supplement the Rights Plan only to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions, or to make any additional changes to the Rights Plan, but only to the extent that those changes do not impair or adversely affect any rights holder and do not result in the rights again becoming redeemable. Notwithstanding the foregoing, the Company and the Rights Agent shall not supplement or amend the Rights Plan without the prior approval of the holders of a majority of the Class B common stock.
Membership Units of Charter Holdco
      The Charter Holdco limited liability company agreement provides for three separate classes of common membership units designed Class A, Class B and Class C and one class of preferred membership units designated Class A. As of June 30, 2007, there were 739,580,239 Charter Holdco common membership units issued and outstanding, 400,448,208 of which were held by Charter.
      Class A Common Membership Units. As of June 30, 2007, there were a total of 324,300,479 issued and outstanding Class A common membership units, consisting of 217,585,246 units owned by CII and 106,715,233 units owned by Vulcan Cable.
      Class B Common Membership Units. As of June 30, 2007, there were a total of 400,448,208 issued and outstanding Class B common membership units, all of which are owned by Charter.
      Class C Common Membership Units. As of June 30, 2007, there were a total of 14,831,552 issued and outstanding Class C common membership units, consisting of 5,233,612 units owned by CII and 9,597,940 units owned by Vulcan Cable.
      Convertible Preferred Membership Units. As of June 30, 2007, there were a total of 36,713 issued and outstanding convertible preferred membership units. These units are owned by Charter and mirror the terms of Charter’s Series A Preferred Stock.
      Any matter requiring a vote of the members of Charter Holdco requires the affirmative vote of a majority of the Class B common membership units. Charter owns all Class B common membership units and therefore controls Charter Holdco. Because Mr. Allen owns high vote Class B common stock of Charter that entitles him to approximately 91% of the voting power of the outstanding common stock of Charter. Mr. Allen controls us and through us has voting control of Charter Holdco.
      The net cash proceeds that Charter receives from any issuance of shares of common stock will be immediately transferred to Charter Holdco in exchange for membership units equal in number to the number of shares of common stock issued by Charter.
      In addition, in October 2005 a settlement was reached in a dispute concerning the ownership of 24,273,943 units of CC VIII, LLC. As part of the settlement, CII received an accreting exchangeable note of CCHC, LLC with an initial value of $48 million, accreting at 14%, compounded quarterly, with a 15-year maturity. The note is exchangeable, at CII’s option, at any time, for Charter Holdco Class A common units at a rate equal to then accreted value, divided by $2.00 (the “Exchange Rate”). Customary anti-dilution protections have been provided that could cause future changes to the Exchange Rate. Additionally, the Charter Holdco Class A common units received will be exchangeable by the holder into Charter Class A common stock in accordance with existing agreements between CII, Charter and certain other parties’ signatory thereto. Beginning three years and four months after the closing of the Settlement, if the closing price of Charter Class A common stock is at or above the Exchange Rate for a certain period of time as specified in the Exchange Agreement, Charter Holdco may require the exchange of the Note for Charter Holdco Class A units at the Exchange Rate.
Exchange Agreement
      Charter is a party to an agreement permitting Vulcan Cable III Inc., CII and any other affiliate of Mr. Allen to exchange at any time on a one-for-one basis any or all of their Charter Holdco common membership units for shares of Class B common stock. This exchange may occur directly or, at the election of the exchanging holder, indirectly through a tax-free reorganization such as a share exchange or a statutory merger of any Allen-controlled entity with and into Charter or a wholly owned subsidiary of Charter. In the case of an exchange in connection with a tax-free share exchange or a statutory merger, shares of Class A common stock held by Mr. Allen or the Allen-controlled entity will also be exchanged for Class B common stock. Mr. Allen currently owns shares of Class A common stock as a result of the exercise of put rights granted to sellers in the Falcon acquisition and the Rifkin acquisition.
      Charter Holdco common membership units held by Mr. Allen and his affiliates are exchangeable at any time for shares of the Class B common stock, which is then convertible into shares of Class A common stock. The exchange agreement and the 1999 Charter Communications Option Plan state that common membership units are exchangeable for shares of common stock at a value equal to the fair market value of the common membership units. The exchange ratio of common membership units to shares of Class A common stock will be one to one because Charter and Charter Holdco have been structured so that the fair market value of a share of the Class A common stock equals the fair market value of a common membership unit owned by Charter.
      Charter’s organizational documents achieve this result by limiting the assets and liabilities that Charter may hold; and requiring the number of shares of Charter’s common stock outstanding at any time to equal the number of common membership units owned by Charter.
      If we fail to comply with these provisions or they are changed, the exchange ratio may vary from one to one and will then be based on a pre-determined formula contained in the exchange agreements and the 1999 Charter Communications Option Plan. This formula will be based on the then current relative fair market values of common membership units and common stock.
Special Tax Allocation Provisions
      Charter Holdco’s limited liability company agreement contains a number of provisions affecting the allocation of net tax losses and net tax profits to its members. In some situations, these provisions could result in Charter having to pay income taxes in an amount that is more or less than it would have had to pay if these provisions did not exist.
Other Material Terms of the Amended and Restated Limited Company Agreement of Charter Holdco
      General. Charter Holdco’s amended and restated limited liability company agreement contains provisions that permit each member (and its officers, directors, agents, shareholders, members, partners or affiliates) to engage in businesses that may compete with the businesses of Charter Holdco or any subsidiary. However, the directors of Charter, including Mr. Allen, are subject to fiduciary duties under Delaware corporate law that generally require them to present business opportunities in the cable transmission business to Charter.
      The amended and restated limited liability company agreement restricts the business activities that Charter Holdco may engage in.
      Transfer Restrictions. The amended and restated limited liability company agreement restricts the ability of each member to transfer its membership interest unless specified conditions have been met. These conditions include:

•	the transfer will not result in the loss of any license or regulatory approval or exemption that has been obtained by Charter Holdco and is materially useful in its business as then conducted or proposed to be conducted;

•	the transfer will not result in a material and adverse limitation or restriction on the operations of Charter Holdco and its subsidiaries taken as a whole;

•	the proposed transferee agrees in writing to be bound by the limited liability company agreement; and

•	except for a limited number of permitted transfers under the limited liability company agreement, the transfer has been approved by the manager in its sole discretion.
      Amendments to the Limited Liability Company Agreement. Any amendment to the limited liability company agreement generally may be adopted only upon the approval of a majority of the Class B common membership units. The agreement may not be amended in a manner that adversely affects the rights of any class of common membership units without the consent of holders holding a majority of the membership units of that class.
Registration Rights
      Holders of Class B Common Stock. Charter, Mr. Allen, CII and Vulcan Cable III Inc., are parties to a registration rights agreement. The agreement gives Mr. Allen and his affiliates the right to cause us to register the shares of Class A common stock issued to them upon conversion of any shares of Class B common stock that they may hold.
      This registration rights agreement provides that each eligible holder is entitled to unlimited “piggyback” registration rights permitting them to include their shares of Class A common stock in registration statements filed by us. These holders may also exercise their demand rights causing us, subject to specified limitations, to register their Class A shares, provided that the amount of shares subject to each demand has a market value at least equal to $50 million or, if the market value is less than $50 million, all of the Class A shares of the holders participating in the offering are included in such registration. We are obligated to pay the costs associated with all such registrations.
      Holders may elect to have their shares registered pursuant to a shelf registration statement if at the time of the election, Charter is eligible to file a registration statement on Form S-3 and the amount of shares to be registered has a market value equal to at least $100 million on the date of the election.
      All shares of Class A common stock issuable to the registration rights holders in exchange for Charter Holdco membership units and upon conversion of outstanding Class B common stock and conversion of

Class B common stock issuable to the registration rights holders upon exchange of Charter Holdco membership units are subject to the registration rights described above.
Transfer Agent and Registrar
      The transfer agent and registrar for the Class A common stock is Mellon Investor Services, LLC.
Share Lending Agreement
      Because we believed there were not sufficient shares of the Class A common stock available for investors to borrow when we offered the Old Notes, and because we understood that the shares that were available were relatively expensive to borrow, we were concerned that, in order to sell the Old Notes, we would be forced to offer terms that would have been unfavorable to us. To address this concern, and to make it possible or less expensive for prospective investors in the Old Notes to hedge their investment, we entered into a share lending agreement, dated November 22, 2004 (the “Share Lending Agreement”), with Citigroup Global Markets Inc. (“Citigroup”), as agent for Citigroup Global Markets Limited (“CGML”), as borrower. Under the Share Lending Agreement, we agreed to loan to CGML up to 150,000,000 shares of the Class A common stock on one or more occasions prior to November 16, 2006 or, if earlier, the date as of which all of the Old Notes cease to be outstanding as the result of conversion, repurchase, redemption or otherwise. We lent a total of 116.9 million shares to CGML, of which 29.8 million remain outstanding (the “Borrowed Shares”). We have no obligation to lend any additional shares under the Share Lending Agreement.
      CGML and the Company have agreed to amend and restate the Share Lending Agreement to allow for the Borrowed Shares to remain outstanding through the maturity of the New Notes. To the extent you tender Old Notes in the Exchange Offer and you have a swap transaction or an open share lending agreement with CGML or any of its affiliates, you may want to contact CGML or such affiliate in order to extend the maturity of your hedge, if necessary. Charter has no rights or obligations pursuant to any swap transaction or share lending agreement you may have with CGML or such affiliate, and you should contact CGML or such affiliate directly if you have any questions related thereto.
      Under the amended and restated Share Lending Agreement, CGML has agreed that it will not transfer or dispose of the Borrowed Shares except for the purpose of directly or indirectly facilitating the hedging of the Old Notes or the New Notes by Holders. Any shares of the Class A common stock that Citigroup returns to us to reduce its stock loan after such shares have been sold into the public market pursuant to a registration statement cannot be reborrowed.
      Share loans under the Share Lending Agreement will terminate and the Borrowed Shares must be returned to us:

•	if and when CGML in its discretion terminates all or any portion of a loan at any time;

•	if and when we terminate any or all of the outstanding loans upon a default by CGML under the Share Lending Agreement, including a breach by CGML of any of its representations and warranties, covenants or agreements under such agreement or the bankruptcy of CGML; or

•	on the maturity date for the New Notes or, sooner, if and when all of the New Notes have been converted, repaid, redeemed or are otherwise no longer outstanding. We will not otherwise have the right to terminate any loan of Borrowed Shares.
      Under the Share Lending Agreement, CGML has agreed:

•	to pay to us an amount equal to any cash dividends that we pay on the Borrowed Shares, and

•	to pay or deliver to us any other distribution, in liquidation or otherwise, that we make on the Borrowed Shares.

      CGML has also agreed under the Share Lending Agreement that it will not vote any Borrowed Shares of which it is the record owner, and it will not transfer or dispose of any Borrowed Shares except pursuant to a registration statement that is effective under the Securities Act of 1933, as amended.
      If the credit ratings of Citigroup Global Markets Holdings Inc., the guarantor of CGML’s obligations under the Share Lending Agreement, decline below a specified level, CGML has agreed under the Share Lending Agreement to post and maintain with Citigroup, as collateral agent on Charter’s behalf, collateral in the form of cash, government securities, certificates of deposit, high grade commercial paper of U.S. issuers or money market shares with a market value at least equal to 100% of the market value of the Borrowed Shares as security for the obligation of CGML to return the Borrowed Shares to us when required.
      In view of the contractual undertakings of CGML in the Share Lending Agreement, which have the effect of substantially eliminating the economic dilution that would otherwise result from the issuance of the Borrowed Shares, we believe that under U.S. generally accepted accounting principles currently in effect, the Borrowed Shares will not be considered outstanding for the purpose of computing and reporting Charter’s earnings per share.
      Charter’s issuance of shares of the Class A common stock pursuant to the Share Lending Agreement is essentially analogous to a sale of shares coupled with a forward contract for the reacquisition of the shares at a future date. An instrument that requires physical settlement by repurchase of a fixed number of shares in exchange for cash is considered a forward purchase instrument. While the Share Lending Agreement does not require a cash payment upon return of the shares, physical settlement is required (i.e., the loaned shares must be returned at the end of the arrangement). The fair value of the remaining 29.8 million shares of Class A common stock lent in the three share borrow transactions is approximately $121 million as of June 30, 2007. However, the net effect on shareholders’ deficit of the Share Lending Agreement (exclusive of the adjustment for the fair value of the stock borrow facility discussed below) which includes our requirement to lend the shares and the counterparties’ requirement to return the shares, is to increase equity by $116,900 which represents the cash received upon lending of the shares and is equal to the par value of the common stock to be issued.
      The shares issued are required to be returned, in accordance with the contractual arrangement, and are treated in basic and diluted earnings per share as if they were already returned and retired. Consequently, there is no impact of the 29.8 million shares of Class A common stock issued and still outstanding subject to the Share Lending Agreement in the earnings per share calculation. However, the shares are nonetheless issued and outstanding and are eligible for trading in The Nasdaq Global Market. Accordingly, the increase in supply of shares may have an adverse impact on the trading price of the Class A common stock. Accordingly, the existence of the Share Lending Agreement and the short positions established in connection with facilitating the hedging of the Old Notes and New Notes could have the effect of causing the market price of the Class A common stock to be lower over the term of the Share Lending Agreement than it would have been had we not entered into the agreement, but we believe that entering into the Share Lending Agreement was in our best interests and the best interests of Charter’s shareholders as it facilitated the sale of the Old Notes, and will facilitate this Exchange Offer, on terms more favorable to us than we could have otherwise obtained.

SHARES ELIGIBLE FOR FUTURE SALE
      As of June 30, 2007, we had 400,398,208 shares of Class A common stock issued and outstanding, all of which are eligible for immediate resale (subject to limitations of Rule 144 in the case of shares held by affiliates).
      As of June 30, 2007, the following additional shares of Class A common stock are or will be issuable after giving effect to this exchange offer:

•	339,132,031 shares of Class A common stock are issuable upon conversion of Class B common stock issuable upon exchange of Charter Holdco membership units held by Vulcan Cable and CII. These membership units are exchangeable for shares of Class B common stock on a one-for-one basis. Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis.

•	30,316,305 shares of Class A common stock are issuable upon the exchange of Charter Holdco membership units issuable in exchange for a subordinated exchangeable note of CCHC with an initial accreted value of $48 million, accreting at 14%, compounded quarterly, with a 15-year maturity. The note is exchangeable, at Charter Investment, Inc.’s option, at any time, for Holdco membership units at a rate equal to then accreted value, divided by $2.00.

•	50,000 shares of Class A common stock will be issuable upon conversion of outstanding Class B common stock on a one-for-one basis.

•	Up to 90,000,000 shares of Class A common stock (or units exchangeable for Class A common stock) are authorized for issuance pursuant to Charter’s 2001 Stock Incentive Plan and 1999 Charter Communications Option Plan. At June 30, 2007, 4,529,237 shares had been issued under the plans upon exercise of options, 3,740,726 shares had been issued upon vesting of restricted stock grants, and 2,230,271 shares are subject to future vesting under restricted stock agreements. Of the remaining 79,499,766 shares covered by the plans, as of June 30, 2007, 26,575,828 were subject to outstanding options (43% of which were vested), and there were 21,149,555 performance units granted under Charter’s long-term incentive program, which will vest on the third anniversary of the date of grant conditional upon Charter’s performance against financial targets approved by the board of directors at the time of the awards. As of June 30, 2007, 34,842,212 shares remained available for future grant under the plans.

•	42,613,636 shares of Class A common stock are issuable upon conversion of the Old Notes assuming 75% of the Old Notes are tendered in this Exchange Offer.

•	115,157,327 shares of Class A common stock are expected to be issuable upon conversion of the New Notes assuming 75% of the Old Notes are tendered in the Exchange Offer and assuming a conversion price of $3.90.

      All of the shares of Class A common stock issuable upon exchange of Charter Holdco membership units and upon conversion of shares of the Class B common stock are subject to demand and piggyback registration rights.
      A registration statement on Form S-8 covering the Class A common stock issuable pursuant to the exercise of options under the 1999 Charter Communications Option Plan was filed with the Securities and Exchange Commission in May 2000 and registration statements on Form S-8 covering shares issuable under the 2001 Stock Incentive Plan were filed in May 2001 and November 2003. The shares of Class A common stock covered by the Form S-8 registration statements generally may be resold in the public market without restriction or limitation, except in the case of our affiliates who generally may only resell such shares in accordance with the provisions of Rule 144 of the Securities Act of 1933.
      The sale of a substantial number of shares of Class A common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A common stock. In addition, any such sale or perception could make it more difficult for us to sell equity securities or equity related securities in the future at a time and price that we deem appropriate.

DESCRIPTION OF THE NEW NOTES
      The New Notes will be issued under an indenture to be dated on or about October 2, 2007 between us and The Bank of New York Trust Company, N.A., as trustee. Copies of the indenture will be made available upon request to us. We have summarized portions of the indenture below. This summary is not complete. We urge you to read the indenture because it defines your rights as a holder of the New Notes. In this section, “Charter Communications, Inc.,” “we,” “our” and “us” each refers only to Charter Communications, Inc. and not to any existing or future subsidiary.
General
      The New Notes will be senior unsecured obligations of Charter Communications, Inc. and will be convertible into our Class A common stock as described under “— Conversion Rights” below. The New Notes initially will be limited to an aggregate principal amount of up to $793,443,000 and will mature on October 1, 2027, subject to earlier conversion or repurchase at the option of the holders or earlier redemption at our option.
      The New Notes will bear interest at the rate of 6.50% per year on the principal amount from the date of original issuance of the New Notes, or from the most recent date to which interest had been paid or provided for. Interest is payable semi-annually in arrears on October 1 and April 1 of each year, commencing April 1, 2008 to holders of record at the close of business on the preceding September 15 and March 15, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion or repurchase by us at the option of the holder or redemption of a New Note at our option, interest will cease to accrue on the New Note under the terms of and subject to the conditions of the indenture.
      Principal is payable, and New Notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York, New York, which is initially the office or agency of the trustee in New York, New York. See “Book Entry, Delivery and Form.”
      The indenture will not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior or other indebtedness, or the issuance or repurchase of securities by us. The indenture will not contain any covenants or other provisions to protect holders of the New Notes in the event of a highly leveraged transaction or a fundamental change, except to the extent described under “— Fundamental Change Requires Us to Repurchase New Notes at the Option of the Holder” below.
      The indenture will provide for the issuance of additional notes under the indenture having identical terms and conditions as the New Notes offered hereby, except for any difference in the issue price and interest accrued prior to the issue day of the additional notes; provided that such additional notes are fungible with the New Notes for U.S. federal income tax purposes. Any additional notes will be part of the same issue as the New Notes offered hereby and will vote on all matters with the New Notes offered hereby. For purposes of this “Description of the New Notes,” references to the New Notes includes additional notes except as otherwise indicated.
Ranking
      The New Notes will be our unsecured and unsubordinated obligations. The New Notes will rank, in right of payment, the same as all of our existing and future unsecured and unsubordinated indebtedness, including the Old Notes. Currently, $450 million of Old Notes are held by Charter Holdco and we anticipate that any Old Notes accepted by Charter Holdco in the Exchange Offer will remain outstanding until at least November 16, 2007 and not be cancelled in connection with the Exchange Offer. The New Notes will rank senior in right of payment to all of our subordinated indebtedness and will be effectively subordinated to any secured indebtedness, and structurally subordinated to indebtedness and other liabilities of our subsidiaries.
      As of June 30, 2007, Charter Communications, Inc. had no secured indebtedness (other than the Old Notes to the extent the Pledged Securities secure the interest payment on the Old Notes due on

November 16, 2007) and our subsidiaries had total indebtedness and other liabilities of $21.1 billion, excluding intercompany obligations.
Conversion Rights

General
      The conversion price of the New Notes initially will equal the Average Price times 1.3. At any time prior to the close of business on the business day prior to the maturity date, holders may convert their New Notes into shares of our Class A common stock at an initial conversion rate equal to $1,000 divided by the conversion price, rounded to four decimal points, unless previously redeemed or repurchased. The initial conversion price and initial conversion rate of the New Notes will be based on the Average Price as set forth in the table on the cover to this Exchange Offer Prospectus. The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as set forth in “— Conversion Rate Adjustments” below. A holder may convert fewer than all of such holder’s New Notes so long as the New Notes converted are a multiple of $1,000 principal amount.
      Upon conversion of a New Note, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of cash and shares, if any, of our Class A common stock into which a New Note is convertible shall satisfy our obligations with respect to such New Note. Except to the extent we are required to make payments in respect of such obligations, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment to a holder receiving our Class A common stock upon conversion, see “Certain U.S. Federal Income Tax Consequences.”
      Holders of New Notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such New Notes at any time after the close of business on the applicable regular record date. New Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the New Notes; provided, however, that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a repurchase date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) unless any overdue interest exists at the time of conversion with respect to such New Note and then only to the extent of such overdue interest.
      If a holder converts New Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our Class A common stock upon the conversion, if any, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.
      If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable duly completed conversion notice, together, if the New Notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The date a holder makes such required deliveries is the conversion date for the New Notes converted. The conversion agent will, on the holder’s behalf, convert the New Notes into shares of our Class A common stock, subject to our right to deliver cash or a combination of cash and Class A common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through The Depository Trust Company, New York, New York, or DTC, for the number of full shares of our Class A common stock into which any New Notes are converted, together with a cash payment for any fractional shares and cash or shares, if applicable, with respect to any Redemption Make Whole Amount as described under “— Redemption Make Whole Upon Conversion” below, will be delivered through the conversion agent on the “conversion settlement date,” which will be as soon as practicable, but no later than the fifth business day following the conversion date, unless we elect cash settlement as described under “— Cash Settlement Option” below. The trustee will initially act as the conversion agent.
      New Notes called for redemption may be surrendered for conversion at any time prior to the close of business on the business day immediately preceding the redemption date. If a holder has already delivered a purchase notice as described under “— Fundamental Change Requires Us to Repurchase New Notes at the Option of the Holder” with respect to a New Note, however, the holder may not surrender that New Note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

Cash Settlement Option
      Upon conversion, we will have the right to deliver, in lieu of shares of our Class A common stock, cash or a combination of cash and Class A common stock. We will inform converting holders through the trustee no later than the business day prior to the first day of the conversion averaging period if we elect to pay cash in lieu of delivering shares and will specify in such notice the percentage of the shares otherwise deliverable for which we will pay cash, unless we have already informed holders of our election in a notice of redemption for the New Notes, as described under “— Redemption” below. If we elect to pay holders cash upon conversion, such payment will be based on the conversion average price of our Class A common stock. If we elect cash settlement, the “conversion settlement date” on which we deliver the cash and shares of our Class A common stock, if any, together with the cash or shares, if applicable, with respect to any Redemption Make Whole Amount, to converting holders will be the third business day following the determination of the conversion average price. We will deliver cash in lieu of any fractional shares of our Class A common stock issuable in connection with any conversion of New Notes based upon the conversion average price.
      The “conversion average price” of our Class A common stock means, with respect to any conversion of New Notes, the average of the sale prices of our Class A common stock over the 20 trading day period (the “conversion averaging period”): (i) with respect to a conversion date occurring during the period beginning on the date we give notice of redemption and ending on the close of business on the business day prior to the redemption date, beginning on the redemption date; and (ii) in all other cases, beginning on the third scheduled trading day immediately following the applicable conversion date.
      The “sale price” of our Class A common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in transactions for the principal U.S. securities exchange or market on which our common stock is traded or quoted. The sale price will be determined without reference to after-hours or extended market trading.
      If our Class A common stock is not listed for trading or quoted on a U.S. national or regional securities exchange or market on the relevant date, the “sale price” will be the last quoted bid price for our common stock on the Nasdaq Capital Market or in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or any similar organization.
      If our Class A common stock is not so quoted, the “sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.
      “Trading day” means a day during which trading in securities generally occurs on the principal U.S. national or regional securities exchange or market on which our Class A common stock is then listed or quoted or, if our Class A common stock is not then listed or quoted on a national or regional securities exchange or market, on the principal other market on which our Class A common stock is then traded.

Limitation on Beneficial Ownership
      Notwithstanding the foregoing, no holder of New Notes will be entitled to receive shares of our Class A common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than the specified percentage of the shares of Class A common stock outstanding at such time. With respect to any conversion prior to October 1, 2011, the specified percentage will be 4.9%, and with respect to any conversion thereafter until the maturity of the New Notes, the specified percentage will be 9.9%. Any purported delivery of shares of our Class A common stock upon conversion of New Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than the specified percentage of the shares of Class A common stock outstanding at such time. If any delivery of shares of our Class A common stock owed to a holder upon conversion of New Notes is not made, in whole or in part, as a result of these limitations, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after, but in no event later than two trading days after, any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than the specified percentage of the shares of Class A common stock outstanding at such time.
      Our Board has also recently adopted a Rights Plan and declared a dividend of one preferred share purchase right for each outstanding share of our Class A common stock and Class B common stock. The Rights Plan is intended to act as a deterrent to an Acquiring Person acquiring 5.0% or more of our outstanding Class A common stock without the approval of our Board. See “Summary — Recent Events — Rights Plan” and “Description of Capital Stock and Membership Units.”

Redemption Make Whole Amount
      In addition to the conversion consideration, holders who convert their New Notes after a notice of redemption and prior to October 1, 2012 will receive upon such conversion the present value of the interest on the New Notes converted that would have been payable for the period from and including the redemption date, to but excluding October 1, 2012, which we refer to as the “Redemption Make Whole Amount.” The Redemption Make Whole Amount will be calculated by discounting the amount of such interest, on a semi-annual basis using a discount rate equal to 3.0% plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the period from and including the redemption date to but excluding October 1, 2012. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity will be calculated pursuant to the immediately preceding sentence and the applicable rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding each of such relevant periods to the nearest month. For the purpose of calculating the applicable rate, the most recent Statistical Release published prior to the date of determination of the Redemption Make Whole Amount shall be used.
      The term “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the indenture, then such other reasonably comparable index that we will designate.
      We may pay the Redemption Make Whole Amount in cash or in shares of our Class A common stock, with the number of such shares determined based on the average of the sale prices of our Class A common stock over the 10 trading days immediately preceding the applicable conversion date. If we elect to pay the Redemption Make Whole Amount in shares of our Class A common stock, the number of shares that we will deliver in respect of such payment, together with the number of shares deliverable upon conversion under “Description of the New Notes — Conversion Rights — General,” will not exceed a number of shares of our Class A common stock equal to 1.3 multiplied by the applicable conversion rate per $1,000 principal amount of the New Notes, and we must deliver cash with respect to the remainder of the Redemption Make Whole Amount, if any.

Change of Control Make Whole Amount
      If a transaction described in clause (2) of the definition of change of control (as set forth under “— Fundamental Change Requires Us to Repurchase New Notes at the Option of the Holder”) occurs on or prior to October 1, 2012, we must give notice to all record holders of New Notes and the trustee at least 10 scheduled trading days prior to the anticipated effective date of such change of control transaction. We must also give notice to all record holders of New Notes and the trustee that such a transaction has occurred within 15 days after the actual effective date of such change of control transaction. If a holder elects to convert its New Notes at any time following the date we give notice of the anticipated effective date of such change of control transaction until the repurchase date corresponding to such change of control as described under “— Fundamental Change Requires Us to Repurchase New Notes at the Option of the Holder”, we will increase the applicable conversion rate for the New Notes surrendered for conversion by a number of additional shares of Class A common stock equal to a percentage of the applicable conversion rate (the “additional shares”), as described below.
      The number of additional shares will be determined by reference to the table below and is based on the date on which such change of control transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our Class A common stock in such transaction, which is expressed in the table below as a percentage of the Average Price. If the holders of our Class A common stock receive only cash in the change of control transaction, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average of the sale prices of our Class A common stock on the last 10 trading days up to but not including the effective date.
      The addition to the conversion rate will be made to holders who elect to convert their New Notes during the period described above on the later of (1) five business days following the effective date and (2) the conversion settlement date for those New Notes.
      The stock prices described in the first row of the table (i.e., the column headers) and paragraphs 2 and 3 below, will be adjusted as of any date on which the conversion rate of the New Notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Our obligation to increase the conversion rate by the additional shares will be subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”
      The following table sets forth the hypothetical stock price and the percentage increase to the applicable conversion rate per $1,000 principal amount of New Notes.

	Stock Price as a Percentage of the Average Price

Effective Date	100%	115%	130%	145%	160%	175%	200%	225%	250%	300%	350%	400%	450%	500%	750%	1000%	1250%	1500%

October 1, 2007	30.00%	30.00%	27.33%	22.82%	19.78%	17.19%	14.45%	12.37%	10.67%	8.79%	7.35%	6.37%	5.66%	5.10%	3.32%	2.34%	1.71%	1.29%
October 1, 2008	30.00%	30.00%	25.91%	21.64%	18.25%	15.95%	13.20%	11.16%	9.76%	7.80%	6.60%	5.77%	5.08%	4.57%	2.92%	2.02%	1.46%	1.09%
October 1, 2009	30.00%	29.58%	23.60%	19.25%	16.14%	13.86%	11.21%	9.35%	8.18%	6.54%	5.48%	4.74%	4.17%	3.74%	2.33%	1.60%	1.15%	0.84%
October 1, 2010	30.00%	26.47%	20.30%	15.90%	12.97%	10.80%	8.49%	6.99%	6.00%	4.75%	3.97%	3.41%	2.99%	2.66%	1.63%	1.11%	0.79%	0.58%
October 1, 2011	30.00%	21.83%	15.14%	10.89%	8.13%	6.41%	4.68%	3.72%	3.16%	2.49%	2.09%	1.79%	1.57%	1.38%	0.84%	0.57%	0.41%	0.30%
October 1, 2012	30.00%	13.04%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

      The exact stock price and effective dates may not be set forth on the table, in which case:

1. if the stock price is between two stock prices described in the table or the effective date is between two dates on the table, the percentage increase will be determined by straight-line interpolation between the percentage increases set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

2. if the stock price is in excess of 1500% of the Average Price (subject to adjustment as described above), no additional shares will be added to the conversion rate; and

3. if the stock price is less than the Average Price (subject to adjustment as described above), no additional shares will be added to the conversion rate.
      Notwithstanding the foregoing, in no event will the total number of shares of Class A common stock issuable upon conversion exceed 1.3 multiplied by the applicable conversion rate per $1,000 principal amount of New Notes.
      Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Rate Adjustments
      The initial conversion rate will be adjusted for certain events, including:

(1) the issuance of our Class A common stock as a dividend or distribution on our Class A common stock, or certain subdivisions and combinations of our Class A common stock, in which event the conversion rate will be adjusted based on the following formula:

CR 1 = CR 0	×	OS 1 OS 0
      where,

CR 0	=	the conversion rate in effect immediately prior to the ex-date for such dividend or distribution, or the effective date of such subdivisions or combinations of our Class A common stock, as the case may be
CR 1	=	the conversion rate in effect immediately after the ex-date for such dividend or distribution, or the effective date of such subdivisions or combinations of our Class A common stock, as the case may be
OS 0	=	the number of shares of our Class A common stock outstanding immediately prior to the ex-date for such dividend or distribution, or the effective date of such subdivisions or combinations of our Class A common stock, as the case may be
OS 1	=	the number of shares of our Class A common stock that would be outstanding immediately after the ex-date for such dividend or distribution, or the effective date of such subdivisions or combinations of our Class A common stock, as the case may be

(2) the issuance to all holders of our Class A common stock of certain rights or warrants to purchase our Class A common stock (or securities convertible into our Class A common stock) for a period expiring 45 days or less from the date of issuance of such rights or warrants at a price per share less than (or having a conversion price per share less than) the current market price of our Class A common stock, in which event the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration):

CR 1 = CR 0	×	OS 0 + X OS 0 + Y
      where,

CR 0	=	the conversion rate in effect immediately prior to the ex-date for such distribution
CR 1	=	the conversion rate in effect immediately after the ex-date for such distribution
OS 0	=	the number of shares of our Class A common stock outstanding immediately prior to the ex-date for such distribution
X	=	the total number of shares of our Class A common stock issuable pursuant to such rights

Y	=	the number of shares of our Class A common stock equal to the aggregate price payable to exercise such rights divided by the average of the sale prices of our Class A common stock for the 10 consecutive trading day period ending on the business day immediately preceding the ex-date for such distribution

(3) the dividend or other distribution to all holders of our Class A common stock of shares of our capital stock (other than Class A common stock) or evidences of our indebtedness or our assets (excluding (A) any dividend, distribution or issuance covered by clause (1) or (2) above and (B) any dividend or distribution paid exclusively in cash), in which event the conversion rate will be adjusted based on the following formula:

CR 1 = CR 0	×	SP 0 SP 0 - FMV
      where,

CR	0 =	the conversion rate in effect immediately prior the ex-date for such distribution
CR 1	=	the conversion rate in effect immediately after the ex-date for such distribution
SP 0	=	the current market price
FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our Class A common stock on the ex-date for such distribution

In lieu of an adjustment pursuant to this clause (3), where there has been a payment of a dividend or other distribution on our Class A common stock or shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m. New York City time, on the fifteenth trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR 1 = CR 0	×	FMV 0 + MP 0 MP 0
      where,

CR 0	=	the conversion rate in effect immediately prior to the fifteenth trading day immediately following, and including, the effective date of the spin-off
CR 1	=	the conversion rate in effect immediately after the fifteenth trading day immediately following, and including, the effective date of the spin-off
FMV 0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our Class A common stock applicable to one share of our Class A common stock over the 10 consecutive trading day period immediately following, and including, the fifth trading day immediately following the effective date of the spin-off
MP 0	=	the average of the last reported sale prices of our Class A common stock on the 10 consecutive trading day period immediately following, and including, the fifth trading day immediately following the effective date of the spin-off

(4) dividends or other distributions consisting exclusively of cash to all holders of our Class A common stock, in which event the conversion rate will be adjusted based on the following formula:

CR 1 = CR 0	×	SP 0 SP 0 - C

      where,

CR	0 =	the conversion rate in effect immediately prior to the ex-date for such distribution
CR 1	=	the conversion rate in effect immediately after the ex-date for such distribution
SP 0	=	the current market price
C	=	the amount in cash per share we distribute to holders of our Class A common stock

(5) we or one or more of our subsidiaries make purchases of our Class A common stock pursuant to a tender offer or exchange offer by us or one of our subsidiaries for our Class A common stock to the extent that the cash and value of any other consideration included in the payment per share of our Class A common stock exceeds the current market price per share of our Class A common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

CR 1 = CR 0	×	FMV + (SP 1 × OS 1 ) OS 0 × SP 1
      where,

CR 0	=	the conversion rate in effect on the expiration date
CR 1	=	the conversion rate in effect immediately after the expiration date
FMV	=	the fair market value (as determined by our board of directors) of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)
OS 1	=	the number of shares of our Class A common stock outstanding immediately after the expiration date less any purchased shares
OS 0	=	the number of shares of our Class A common stock outstanding immediately after the expiration date plus any purchased shares
SP 1	=	the sale price of our Class A common stock on the trading day next succeeding the expiration date

(6) someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the expiration date, our board of directors is not recommending rejection of the offer, in which event the conversion rate will be adjusted based on the following formula:

CR 1 = CR 0	×	FMV + (SP 1 × OS 1 ) OS 0 × SP 1
      where,

CR 0	=	the conversion rate in effect on the expiration date
CR 1	=	the conversion rate in effect immediately after the expiration date
FMV	=	the fair market value (as determined by our board of directors) of the aggregate consideration payable to our shareholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the expiration date
OS 1	=	the number of shares of our Class A common stock outstanding immediately after the expiration date less any purchased shares
OS 0	=	the number of shares of our Class A common stock outstanding immediately after the expiration date, including any purchased shares

SP 1	=	the sale price of our Class A common stock on the trading day next succeeding the expiration date
      The adjustment referred to in this clause (6) will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of Class A common stock to more than 25% of the total shares of Class A common stock outstanding; and

•	the cash and value of any other consideration included in the payment per share of Class A common stock exceeds the sale price of our Class A common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.
      However, the adjustment referred to in this clause (6) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of the consolidated assets of us and our subsidiaries substantially as an entirety.
      “Current market price” of our Class A common stock on any day means the average of the sale price of our Class A common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation.
“Ex-date,” when used:

•	with respect to any issuance or distribution, means the first date on which the shares of the Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution;

•	with respect to any subdivision or combination of shares of Class A common stock, means the first date on which the Class A common stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective; and

•	with respect to any tender or exchange offer, means the first date on which the Class A common stock trades regular way on such exchange or in such market after the expiration date of such offer.

      To the extent that we have a rights plan in effect upon conversion of the New Notes into Class A common stock, you will receive, in addition to the Class A common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the Class A common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed, to all holders of our Class A common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
      Except as stated above, the conversion rate will not be adjusted for the issuance of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock or carrying the right to purchase any of the foregoing.
      In the case of any recapitalization, reclassification or change of our Class A common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to another corporation of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which holders of our Class A common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our Class A common stock, the holders of the New Notes then outstanding will be entitled thereafter to convert those New Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that they would have owned or been entitled to receive upon such recapitalization, reclassification, change, consolidation, merger, combination, sale, lease, transfer or statutory share exchange had such New Notes been converted into our Class A common stock immediately prior to such transaction. In the event that holders of our Class A common stock have the right to elect the form of consideration received in any such transaction or event the type and amount of consideration that a holder of our Class A common stock would have been entitled to in the applicable transaction will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our Class A common stock upon the occurrence of such transaction or event. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.
      We may from time to time, to the extent permitted by law and subject to applicable rules of the Nasdaq Stock Market, increase the conversion rate of the New Notes by any amount for any period of at least 20 days. In that case we will give at least 15 days notice of such increase. We may make such increases in the conversion rate, to the extent permitted by law and subject to applicable rules of the Nasdaq Stock Market, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our Class A common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.
      As a result of any adjustment of the conversion rate, the holders of New Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of Class A common stock. In addition, non-U.S. holders of New Notes in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain U.S. Federal Income Tax Consequences — Tax Consequences to Exchanging U.S. Holders — Constructive Dividends” and “— Tax Consequences to Exchanging Non-U.S. Holders.”
Exchange in Lieu of Conversion
      Unless we have called the relevant New Notes for redemption, when a holder surrenders New Notes for conversion, we may direct the conversion agent to surrender, on or prior to the date two business days following the conversion date, such New Notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any such New Notes, the designated institution must agree to deliver, in exchange for such New Notes, a number of shares of our common stock equal to the applicable conversion rate, or at its option, cash or a combination of cash and shares of our common stock in lieu thereof, calculated based on the conversion average price, plus cash for any fractional shares.
      If the designated institution accepts any such New Notes, it will deliver the appropriate number of shares of our common stock (and cash, if any), or cash in lieu thereof, to the conversion agent and the conversion agent will deliver those shares or cash to the holder. Any New Notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any New Notes for exchange but does not timely deliver the related consideration, we will, as promptly as practical thereafter, but not later than (1) the fifth business day following the conversion date, or (2) if the designated institution elects to deliver cash or a combination of cash and shares of our common stock, the third business day following the determination of the conversion average price, convert the New Notes and deliver shares of our common stock, as described under “— Conversion Rights — General,” or, at our option cash in lieu thereof based on the conversion average price.
      Our designation of an institution to which the New Notes may be submitted for exchange does not require the institution to accept any New Notes. If the designated institution declines to accept any New Notes surrendered for exchange, we will convert those New Notes into shares of our Class A common stock, or cash in lieu thereof, as described under “— Conversion Rights” above. We will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.
Redemption
      Prior to October 1, 2010 we may redeem the New Notes in whole or in part for cash at a redemption price equal to 100% of the principal amount of such New Notes being redeemed plus accrued and unpaid interest, if any, on the New Notes being redeemed to, but excluding, the redemption date, but only if the closing price of our Class A common stock has exceeded, for at least 20 trading days in the 30 trading day period ending on the date we give notice of redemption, 180% of the conversion price on each such trading day. Commencing on, and including, October 1, 2010 until, but excluding, October 1, 2012, we may redeem the New Notes in whole or in part for cash at the redemption price only if the closing price of our Class A common stock has exceeded, for at least 20 trading days in the 30 trading day period ending on the date we give notice of redemption, 150% of the conversion price on each such trading day. On and after October 1, 2012 we may redeem the New Notes in whole or in part for cash at the redemption price regardless of the closing price of our Class A common stock.
      If the redemption date falls after a record date and on or prior to the corresponding interest payment date, we will pay any accrued and unpaid interest on such interest payment date to the holder of record at the close of business on the applicable record date.
      We will give notice of redemption to the trustee and all registered holders at their address set forth in the register of the registrar not less than 30 nor more than 60 days prior to the redemption date. We must specify in such notice (1) that you have a right to convert the New Notes called for redemption and the conversion rate then in effect, (2) the date on which your right to convert will expire, (3) whether we will deliver shares of our Class A common stock, or cash in lieu thereof, upon conversion of any New Notes called for redemption and (4) if we elect to deliver cash, the percentage of the shares otherwise deliverable for which we will pay cash.
      New Notes or portions of New Notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.
      If we decide to redeem fewer than all of the outstanding New Notes, the trustee will select the New Notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.
      If any New Notes are to be redeemed in part only, we will issue a new New Note or New Notes with a principal amount equal to the unredeemed principal portion thereof. If the trustee selects a portion of your New Note for partial redemption and you convert a portion of the same New Note, the converted portion will be deemed to be from the portion selected for redemption. In the event of any redemption in part, we will not be required to issue, register the transfer of or exchange any certificated New Note during a period of 15 days before the mailing of the redemption notice.
      We may not redeem the New Notes if the principal amount of the New Notes has been accelerated (other than as a result of a failure to pay the relevant redemption price), and such acceleration has not been rescinded, on or prior to the redemption date.
Repurchase of New Notes at the Option of the Holders
      On October 1, 2012, October 1, 2017 and October 1, 2022 each holder of the New Notes will have the right to require us to repurchase at the repurchase price described below all or part of that holder’s New Notes for cash. The New Notes submitted for repurchase must be in principal amounts of $1,000 or integral multiples thereof.
      We will repurchase such New Notes at a repurchase price equal to 100% of the principal amount of the New Notes to be repurchased, plus any accrued and unpaid interest to but excluding the repurchase date. However, if the repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay any accrued and unpaid interest on such interest payment date to the holder of record at the close of business on the applicable record date.
      We may be unable to repurchase a holder’s New Notes upon such holder’s exercise of its repurchase right. Our ability to repurchase New Notes in cash in the future may be limited by the terms of our then-existing debt agreements. Accordingly, we cannot assure the holders that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.

      In connection with any such repurchase of the New Notes, we will notify the holder of the New Notes, not less than 20 business days prior to any repurchase date, of their repurchase right, the repurchase date and the repurchase procedures. To exercise the repurchase right, prior to the close of business on the business day immediately preceding the repurchase date, written notice must be received by the paying agent from a holder of the New Notes exercising such holder’s repurchase right (together with the New Notes to be repurchased, if certificated New Notes have been issued). The repurchase notice must state:

•	the certificate numbers of the New Notes to be repurchased, if they are in certificated form;

•	the portion of the principal amount of the holder’s New Notes to be repurchased, which must be in principal amount of $1,000 or integral multiples thereof; and

•	that the New Notes are to be repurchased by us pursuant to the applicable provisions of the New Notes and the indenture.
      Such holder of the New Notes may withdraw this notice if the paying agent receives a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The withdrawal notice must state:

•	the certificate numbers of the New Notes to be withdrawn, if they are in certificated form;

•	the principal amount of the withdrawn New Notes; and

•	the principal amount, if any, which remains subject to the repurchase notice, which must be in principal amount of $1,000 or integral multiples thereof.
      If the paying agent holds money sufficient to pay the repurchase price of the New Note, on the repurchase date, then, on and after the business day following the repurchase date:

•	the New Note will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the New Note.
      This will be the case whether or not book-entry transfer of the New Note has been made or the New Note has been delivered to the paying agent.
      Rule 13e-4 under the Securities Exchange Act of 1934 requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the New Notes. We will comply with this rule, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934 which may then be applicable and file Schedule TO (or any similar schedule) to the extent applicable at that time.
      If a holder of New Notes submitted for repurchase holds a beneficial interest in a global New Note, such holder must comply with applicable DTC procedures to have such holder’s beneficial interest in the New Notes repurchased, or to withdraw a beneficial interest from repurchase.
Fundamental Change Requires Us to Repurchase New Notes at the Option of the Holder
      If a fundamental change occurs, each holder of New Notes will have the right to require us to repurchase some or all of that holder’s New Notes for cash on a repurchase date that is not less than 20 nor more than 35 business days after the date of our notice of the fundamental change. We will repurchase such New Notes at a fundamental change repurchase price equal to 100% of the principal amount of the New Notes to be repurchased, plus accrued and unpaid interest, if any, to but excluding the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding record date.
      Within 20 days after the occurrence of a fundamental change, we are required to give notice to all holders of New Notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right and the fundamental change repurchase date. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder of New Notes must deliver, on or before the fundamental change repurchase date specified in our notice, written notice to the trustee of the holder’s exercise of its repurchase right, together with the New Notes with respect to which the right is being exercised. We will promptly pay the fundamental change repurchase price for New Notes surrendered for repurchase following the fundamental change repurchase date.
      You may withdraw any written fundamental change repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn New Notes;

•	if certificated New Notes have been issued, the certificate number of the withdrawn New Notes (or, if your New Notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, that remains subject to the fundamental change repurchase notice.
      Payment of the fundamental change repurchase price for a New Note for which a fundamental change repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the New Note, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the fundamental change repurchase notice. Payment of the fundamental change repurchase price for the New Note will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the New Note. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the New Note, on the fundamental change repurchase date, then, on and after the business day following the fundamental change repurchase date:

•	the New Note will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the fundamental change repurchase price upon delivery of the New Note.
      This will be the case whether or not book-entry transfer of the New Note has been made or the New Note has been delivered to the paying agent.
      A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading.
      A “termination of trading” will be deemed to have occurred if our Class A common stock (or other common stock into which the New Notes are then convertible) is not listed for trading or quoted on a U.S. national securities exchange; provided that a termination of trading will not occur so long as our Class A common stock is listed for trading or quoted on the Nasdaq Capital Market or quoted bid prices for our Class A common stock in the over-the-counter market are reported by Pink Sheets LLC or any similar organization.
      A “change of control” will be deemed to have occurred at such time after the original issuance of the New Notes when the following has occurred:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” within the meaning of

Section 13(d) of the Exchange Act other than Paul G. Allen (“Mr. Allen”) and the Related Parties, becomes the direct or indirect “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of more than 35% of the Voting Stock of Charter Communications, Inc., measured by voting power rather than number of shares, unless Mr. Allen and the Related Parties, collectively, beneficially own, directly or indirectly, a greater percentage of Voting Stock of Charter Communications, Inc., measured by voting power rather than number of shares, than such person;

(2) the consummation of any transaction, or event (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of us or any sale, lease or other transfer of the consolidated assets of ours and our subsidiaries) or a series of related transactions or events pursuant to which our common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property more than 10% of the fair market value of which consists of cash, securities or other property that are not, or upon issuance will not be, traded or quoted on any U.S. national securities exchange;

(3) the sale, transfer, conveyance, lease or other disposition (including by way of liquidation or dissolution, but excluding by way of merger or consolidation), in one or a series of related transactions, of the assets of Charter Communications, Inc. and its subsidiaries substantially as an entirety to any “person” or “group” as defined above;

(4) the purchase by Mr. Allen or any Allen Affiliates in any transaction or series of transactions, of shares of our Class A common stock, which results in the aggregate number of shares of Class A common stock held by Mr. Allen and any Allen Affiliates exceeding 70% of the total number of shares of Class A common stock issued and outstanding (including any shares borrowed pursuant to the share lending agreement) at such time to the extent that the closing price per share of the Class A common stock for any five trading days within the period of the 10 consecutive trading days immediately after the later of the last date of such purchases or the public announcement of such purchases is less than 100% of the applicable conversion price of the New Notes in effect on each of those trading days; provided that the calculation of the number of shares of Class A common stock held by Mr. Allen and any Allen Affiliates will not include any share of our Class A common stock acquired by Mr. Allen or any Allen Affiliates as a result of service as a director on our Board of Directors or the exchange or conversion of membership units of Charter Holdco or shares of our Class B common stock or any securities exchangeable or convertible into shares of Class A common stock or issued in exchange (by merger or otherwise) for shares of a person that holds units of Charter Holdco;

(5) the adoption of a plan relating to the liquidation or dissolution of Charter Holdco; or

(6) continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

      As used in connection with the definition of change of control, the following terms will have the meaning described below:
      “Allen Affiliate” means any person in which Mr. Allen, directly or indirectly, owns at least a 50.1% equity interest, provided that Charter Communications, Inc., Charter Holdco or any of its subsidiaries will not be included in such definition.
      “Continuing director” means a director who either was a member of our board of directors on the date of this Exchange Offer Prospectus or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

      “Related Party” means:

(i) the spouse or an immediate family member, estate or heir of Mr. Allen; or

(ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of Mr. Allen and/or such other persons referred to in the immediately preceding clause (i) or this clause (ii).
      “Voting Stock” of any person as of any date means the capital stock of such person that is at the time entitled to vote in the election of the board of directors of such person.
      The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.
      The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of our consolidated assets “substantially as an entirety.” There is no precise, established definition of the phrase “substantially as an entirety” under applicable law. Accordingly, your ability to require us to repurchase your New Notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.
      Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the New Notes. We will comply with this rule to the extent applicable at that time.
      We may, to the extent permitted by applicable law, at any time repurchase the New Notes in the open market or by tender at any price or by private agreement. Any New Note so repurchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any New Notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.
      The foregoing provisions would not necessarily protect holders of the New Notes if highly leveraged or other transactions involving us occur that may adversely affect holders.
      Our ability to repurchase New Notes upon the occurrence of a fundamental change is subject to important limitations. Our subsidiary’s existing credit agreement provides, and any future credit agreements or other agreements relating to our indebtedness may provide, that a fundamental change constitutes an event of default under that agreement. Our subsidiaries’ existing indentures contain and any future indentures or other agreements relating to our indebtedness may also contain provisions limiting our subsidiaries ability to make dividends or loans to us. If a fundamental change occurs at a time when we are prohibited from repurchasing New Notes or unable to receive funds from our subsidiaries to be able to do so, we could seek the consent of our or our subsidiaries’ lenders and noteholders to be able to repurchase the New Notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the New Notes. Our failure to repurchase tendered New Notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.
      No New Notes may be repurchased by us at the option of the holders upon a fundamental change if the principal amount of the New Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.
      The fundamental change purchase feature of the New Notes may in certain circumstances make more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our Class A common stock, to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the New Notes.

Consolidation, Merger and Sale of Assets
      We may, without the consent of the holders of New Notes, consolidate with, merge into or sell, lease or otherwise transfer in one transaction or a series of related transactions the consolidated assets of ours and our subsidiaries substantially as an entirety to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions, provided that:

•	the surviving entity assumes all our obligations under the indenture and the New Notes;

•	if as a result of such transaction the New Notes become convertible into common stock or other securities issued by a third party that is not the successor under the New Notes and the indenture, such third party fully and unconditionally guarantees all obligations of Charter Communications, Inc. or such successor under the New Notes and the indenture;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, have been delivered to the trustee.
Events of Default
      Each of the following will constitute an event of default under the indenture:

•	our failure to pay when due the principal on any of the New Notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

•	our failure to pay an installment of interest on any of the New Notes for 30 days after the date when due;

•	our failure to deliver shares of our Class A common stock, or cash in lieu thereof, when due upon conversion of New Notes, together with cash in respect of any fractional shares and any Redemption Make Whole Amount, and that failure continues for 10 days;

•	our failure for 30 days after written notice thereof has been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the New Notes then outstanding to comply with any of the other covenants or agreements in the indenture;

•	our failure to make any payment under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our significant subsidiaries (or the payment of which is guaranteed by us or any of our significant subsidiaries) whether such indebtedness or guarantee now exists, or is created after the issue date, if that default:

(i) is caused by a failure to pay at final stated maturity the principal amount on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a “Payment Default”); or

(ii) results in the acceleration of such indebtedness prior to its express maturity,

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

•	our failure to give timely notice of a fundamental change or of the anticipated effective date of a change of control transaction as described under “— Conversion Rights — Change of Control Make Whole Amount”; and

•	certain events of our bankruptcy, insolvency or reorganization or of any significant subsidiary of ours.

      “Significant subsidiary” has the meaning set forth in clauses (1) and (2) of the definition thereof in Regulation S-X under the Securities Act.
      If an event of default specified in the last bullet point above occurs and is continuing, then the principal of all the New Notes and the interest thereon shall automatically become immediately due and payable. If an event of default shall occur and be continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the New Notes then outstanding may declare the New Notes due and payable at their accreted principal amount together with accrued and unpaid interest (including deferred interest and liquidated damages, if any), and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of New Notes by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate principal amount of the New Notes then outstanding, subject to the provisions of the indenture.
      The holders of a majority in aggregate principal amount of New Notes at the time outstanding through their written consent, or the holders of a majority in aggregate principal amount of New Notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may waive any existing default or event of default and its consequences except any default or event of default:

•	in any payment on the New Notes;

•	in respect of the failure to convert the New Notes; or

•	in respect of the covenants or provisions in the indenture that may not be modified or amended without the consent of the holder of each New Note affected as described in “— Modification, Waiver and Meetings” below.
      Holders of a majority in aggregate principal amount of the New Notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the New Notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the indenture. The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of New Notes before proceeding to exercise any right or power under the indenture at the request of such holders. The rights of holders of the New Notes to pursue remedies with respect to the indenture and the New Notes are subject to a number of additional requirements set forth in the indenture.
      The indenture will provide that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the New Notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the New Notes when due or in the payment of any conversion, redemption or repurchase obligation.
      We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture. In addition, we are required to file with the trustee a written notice of the occurrence of any default or event of default within five business days of our becoming aware of the occurrence of any default or event of default.
Modification, Waiver and Meetings
      The indenture contains provisions for convening meetings of the holders of New Notes to consider matters affecting their interests.

      The indenture (including the terms and conditions of the New Notes) may be modified or amended by us and the trustee, without the consent of the holder of any New Note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of New Notes;

•	adding additional dates on which holders may require us to repurchase their New Notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of New Notes if any reclassification or change of our Class A common stock or any consolidation, merger or sale of the consolidated assets of us and our subsidiaries substantially as an entirety occurs;

•	providing for the assumption of our obligations to the holders of New Notes in the case of a merger, consolidation, conveyance, sale, transfer or lease;

•	increasing the conversion rate in the manner described in the indenture, provided that the increase will not adversely affect the interests of holders of New Notes in any material respect;

•	complying with the requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of New Notes in any material respect; provided further that any amendment made solely to conform the provisions of the indenture to the description of the New Notes in this Exchange Offer Prospectus will not be deemed to adversely affect the interests of the holders of the New Notes;

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of New Notes; or

•	providing for the issuance of additional notes under the indenture.
      Modifications and amendments to the indenture or to the terms and conditions of the New Notes may also be made, and noncompliance by us with any provision of the indenture or the New Notes may be waived, either:

•	with the written consent of the holders of at least a majority in aggregate principal amount of the New Notes at the time outstanding; or

•	by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the New Notes represented at such meeting.
      However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each New Note affected:

•	change the maturity of the principal of or any installment of interest on any New Note

•	reduce the principal amount of, or any premium, if any, on any New Note;

•	reduce the interest rate or amount of interest on any New Note;

•	reduce the Redemption Make Whole Amount or otherwise modify the provisions of the indenture related thereto in a manner adverse to the holders of the New Notes;

•	change the currency of payment of principal of, premium, if any, or interest on any New Note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or the conversion of, any New Note;

•	except as otherwise permitted or contemplated by provisions of the indenture, impair or adversely affect the conversion rights of holders of the New Notes;

•	adversely affect any repurchase option of holders;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of New Notes;

•	reduce the percentage in aggregate principal amount of New Notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of New Notes outstanding required for any other waiver under the indenture.
      The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the New Notes at the time outstanding.
Notices
      Except as otherwise provided in the indenture, notices to holders of New Notes will be given by mail to the addresses of holders of the New Notes as they appear in the New Note register.
Governing Law
      The indenture and the New Notes will be governed by, and construed in accordance with, the law of the State of New York.
Information Regarding the Trustee
      The Bank of New York Trust Company, N.A., as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the New Notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

BOOK-ENTRY, DELIVERY AND FORM
      Except as set forth below, New Notes will be issued in registered, global form (“Global Notes”) in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. New Notes will be issued on the Settlement Date.
      The Global Notes will be deposited upon issuance with the trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for new notes in certificated form except in the limited circumstances described below. See “— Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).
      Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants which may change from time to time. Initially, the trustee will act as paying agent and registrar. The New Notes may be presented for registration of transfer and exchange at the offices of the registrar.
Certain Procedures
      The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
      DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).
      Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised us that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
      Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Except as described below, owners of interests in the Global Notes will not have New Notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.
      Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the trustee will treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we, the trustee nor any of our or the trustee’s agents has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.
      DTC has advised us that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the new notes, DTC reserves the right to exchange the Global Notes for New Notes in certificated form, and to distribute such New Notes to its Participants.
      DTC is under no obligation to perform or continue to perform the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, and such procedures may be discontinued at any time. Neither we nor the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Book-Entry Notes for Certificated Notes
      A Global Note is exchangeable for definitive New Notes in registered certificated form (“Certificated Notes”) if (i) DTC (x) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we thereupon fail to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes or (iii) there shall have occurred and be continuing a default or event of default with respect to the New Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture and in accordance with the certification requirements set forth in the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).
Same-Day Settlement and Payment
      Payments in respect of the New Notes represented by the Global Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to New Notes in certificated form, we will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The New Notes represented by the Global Notes are expected to be eligible to trade in the PORTALsm Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

DESCRIPTION OF THE OLD NOTES
      The Old Notes were issued under an indenture dated as of November 22, 2004 between us and Bank of New York Trust Company, N.A., as trustee. Copies of the indenture, the pledge agreement, the resale registration rights agreement and the borrow facility registration rights agreement are included as exhibits to the registration statement of which this Exchange Offer Prospectus is a part and will be made available upon request. We have summarized portions of these documents below. This summary is not complete. We urge you to read the indenture, the pledge agreement, the resale registration rights agreement and the borrow facility registration rights agreement because these documents define your rights as a Holder of the Old Notes. In this section, “Charter Communications, Inc.,” “we,” “our” and “us” each refers only to Charter Communications, Inc. and not to any existing or future subsidiary.
General
      The Old Notes are senior unsecured obligations of Charter Communications, Inc. and are convertible into our Class A common stock as described under “— Conversion Rights” below. The Old Notes were issued in an aggregate original principal amount of $862,500,000 and will mature on November 16, 2009. Following a previous exchange offer in September 2006, an aggregate principal amount of $412,500,000 in Old Notes remain outstanding with an additional $450,000,000 of Old Notes held by Charter Holdco.
      The Old Notes bear interest at the rate of 5.875% per year on the accreted principal amount from November 22, 2004, the date of original issuance of the Old Notes, or from the most recent date to which interest had been paid or provided for. Interest is payable semi-annually in arrears on May 16 and November 16 of each year, commencing May 16, 2005, to holders of record at the close of business on the preceding May 1 and November 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, or repurchase by us at the option of the holder or redemption of an Old Note, interest will cease to accrue on the Old Note under the terms of and subject to the conditions of the indenture.
      Principal is payable, and Old Notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York, New York, which is initially the office or agency of the trustee in New York, New York. See “— Form, Denomination and Registration.” The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior debt or other indebtedness, or the issuance or repurchase of securities by us. The indenture does not contain any covenants or other provisions to protect holders of the Old Notes in the event of a highly leveraged transaction or a fundamental change, except to the extent described under “— Fundamental Change Requires Us to Repurchase Old Notes at the Option of the Holder” below.
Ranking
      The Old Notes are our unsecured, except with respect to the Pledged Securities as described below, and unsubordinated obligations. The Old Notes rank, in right of payment, the same as all of our existing and future unsecured and unsubordinated indebtedness, except with respect to the Pledged Securities as described below. The Old Notes rank senior in right of payment to all of our subordinated indebtedness and will be effectively subordinated to any secured indebtedness, except with respect to the Pledged Securities as described below, and structurally subordinated to indebtedness and other liabilities of our subsidiaries.
Security
      Our subsidiary, Charter Holdco, has purchased and pledged to us as security for an intercompany note, and pursuant to a pledge agreement we repledged to the trustee as security for the benefit of the Holders of the Old Notes (and not for the benefit of our other creditors), U.S. government securities, which we refer to as the Pledged Securities, in such amount as will be sufficient upon receipt of scheduled payments with respect to such Pledged Securities to provide for payment in full of the first six scheduled interest payments due on the Old Notes, without regard to any liquidated damages we may owe or any deferred interest in respect of accretion of the principal amount of the Notes. Charter Holdco used approximately $144 million of the net proceeds from the offering to acquire such Pledged Securities. Since we have paid the first five installments of interest on the Old Notes, only $25 million principal amount of Pledged Securities remain subject to the pledge.
      The Pledged Securities were repledged by us to the trustee for the exclusive benefit of the Holders of the Old Notes and are held by the trustee in a pledge account. Immediately prior to the interest payment date falling on November 16, 2007, the trustee will release from the pledge account cash generated by Pledged Securities then maturing sufficient to pay the interest then due on the original principal amount of the Old Notes. A failure to pay interest on the original principal amount of the Old Notes when due on such scheduled interest payment date will constitute an immediate event of default under the indenture, with no grace period (unless the failure to make such payment results from the failure by the trustee to release such proceeds from the pledge account, provided such failure is not caused by any act or omission by us). Upon any conversion of Old Notes prior to November 16, 2007, the trustee will liquidate a portion of the Pledged Securities and release from the pledge account proceeds sufficient to pay the Early Conversion Make Whole Amount described under “— Conversion Rights — Interest Make Whole Upon Conversion.” If any Early Conversion Make Whole Amount is limited by the formula described therein, the portion of the proceeds of the liquidation of the Pledged Securities not paid to the converting Holder as a result of such limitation will be released to Charter Holdco from the pledge account.
      If prior to November 16, 2007

•	an event of default under the Old Notes occurs and is continuing, and

•	the trustee or the Holders of 25% in aggregate original principal amount of the Old Notes accelerate the Old Notes by declaring the accreted principal amount of the Old Notes to be immediately due and payable (by written consent, at a meeting of Old Note Holders or otherwise), except for the occurrence of an event of default relating to our bankruptcy, insolvency or reorganization, upon which the Old Notes will be accelerated automatically, then the proceeds from the liquidation of the Pledged Securities will be promptly released to Old Note Holders, subject to the automatic stay provisions of bankruptcy law, if applicable. Distributions from the pledge account will be applied:

•	first, to any accrued and unpaid interest on the Old Notes, and

•	second, to the extent available, to the repayment of a portion of the principal amount of the Old Notes.
      However, if any event of default is cured or waived prior to the acceleration of the Old Notes by the trustee or Holders of the Old Notes referred to above, the trustee and the holders of the Old Notes will not be able to accelerate the Old Notes as a result of that event of default.
      For example, if the first two interest payments were made when due but the third interest payment was not made when due and the Old Note Holders promptly exercised their right to declare the accreted principal amount of the Old Notes to be immediately due and payable then, assuming automatic stay provisions of bankruptcy law are inapplicable and the proceeds of the Pledged Securities are promptly distributed from the pledge account,

•	an amount equal to the interest payment due with respect to the third interest payment would be distributed from the pledge account as accrued interest, and

•	the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the Old Notes.
      In addition, Old Note Holders would have an unsecured claim against us for the remainder of the accreted principal amount of their Old Notes.

      Once we make the sixth scheduled interest payment on the Old Notes, all of the remaining Pledged Securities, if any, will be released to Charter Holdco from the pledge account and thereafter the Old Notes will be unsecured.
Conversion Rights

General
      Holders may convert their Old Notes into shares of our Class A common stock at an initial conversion rate of 413.2231 shares of our Class A common stock, par value $.001 per share, per $1,000 original principal amount of Old Notes, unless previously redeemed or repurchased. This is equivalent to an initial conversion price of approximately $2.42 per share.
      The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as set forth in “— Conversion Rate Adjustments” below. In addition, if we elect to accrete the principal amount of the Old Notes to pay any liquidated damages, we will increase the conversion rate at the same rate as the accretion rate and over the same period of time. A Holder may convert fewer than all of such Holder’s Old Notes so long as the Old Notes converted are a multiple of $1,000 original principal amount.
      Upon conversion of an Old Note, a Holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates), subject to our obligations described under “— Interest Make Whole Upon Conversion” below, and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the Holder of cash and shares, if any, of our Class A common stock into which the Old Note is convertible will be deemed to satisfy our obligation with respect to such Old Note, subject to our obligations described under “— Interest Make Whole Upon Conversion” below. Except to the extent we are required to make payments in respect of such obligations, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.
      Holders of Old Notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such Old Notes at any time after the close of business on the applicable regular record date. Old Notes surrendered for conversion by a Holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that the Holder is to receive on the Old Notes; provided, however, that no such payment need be made (1) if the conversion date is prior to November 16, 2007, (2) we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (3) if we have specified a repurchase date following a fundamental change that is after a record date and on or prior to the next interest payment date or (4) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Old Note.
      If a Holder converts Old Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our Class A common stock upon the conversion, if any, unless the tax is due because the Holder requests the shares to be issued or delivered to a person other than the holder, in which case the Holder will pay that tax.
      If a Holder wishes to exercise its conversion right, such Holder must deliver an irrevocable duly completed conversion notice, together, if the Old Notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The date a Holder makes such required deliveries is the conversion date for the Old Notes converted. The conversion agent will, on the holder’s behalf, convert the Old Notes into shares of our Class A common stock, subject to our right to deliver cash or a combination of cash and shares. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through The Depository Trust Company, New

York, New York, or DTC, for the number of full shares of our Class A common stock into which any Old Notes are converted, together with a cash payment for any fractional shares, and cash or shares, if applicable, with respect to any Early Conversion Make Whole Amount or Redemption Make Whole Amount as described under “— Interest Make Whole Upon Conversion” below, will be delivered through the conversion agent on the “conversion settlement date,” which will be as soon as practicable, but no later than the fifth business day, following the conversion date, unless we elect cash settlement as described under “— Cash Settlement Option” below. The trustee will initially act as the conversion agent.
      Old Notes called for redemption may be surrendered for conversion at any time prior to the close of business on the business day immediately preceding the redemption date. If a Holder has already delivered a repurchase notice as described under “— Fundamental Change Requires Us to Repurchase Old Notes at the Option of the Holder” with respect to an Old Note, however, the holder may not surrender that Old Note for conversion until the Holder has withdrawn the repurchase notice in accordance with the indenture.

Cash Settlement Option
      Upon conversion, we will have the right to deliver, in lieu of shares of our Class A common stock, cash or a combination of cash and Class A common stock. We will inform converting holders through the trustee no later than two business days following the conversion date if we elect to pay cash in lieu of delivering shares and will specify in such notice the percentage of the shares otherwise deliverable for which we will pay cash, unless we have already informed Holders of our election in a notice of redemption for the Old Notes, as described under “— Redemption” below. If we elect to pay holders cash upon conversion, such payment will be based on the average price of our Class A common stock. If we elect cash settlement, the “conversion settlement date” on which we deliver the cash and shares of our Class A common stock, if any, together with the cash or shares, if applicable, with respect to any Early Conversion Make Whole Amount or Redemption Make Whole Amount, to converting Holders will be the third business day following the determination of the cash conversion price. We will deliver cash in lieu of any fractional shares of our Class A common stock issuable in connection with any conversion of Old Notes based upon the cash conversion price.
      The “cash conversion price” of our Class A common stock means, with respect to any conversion of Old Notes, the average of the sale prices of our Class A common stock over the 20 trading day period beginning on the third trading day immediately following the applicable conversion date.
      The “sale price” of our Class A common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange. The sale price will be determined without reference to after-hours or extended market trading.
      If our Class A common stock is not listed for trading on a U.S. national or regional securities exchange, the “sale price” will be the last quoted bid price for our common stock on the Nasdaq Small Cap Market or in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or any similar organization.
      If our Class A common stock is not so quoted, the “sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.
      “Trading day” means a day during which trading in securities generally occurs on the principal U.S. national or regional securities exchange on which our Class A common stock is then listed or, if our Class A common stock is not then listed on a national or regional securities exchange, on the principal other market on which our Class A common stock is then traded.

Limitation on Beneficial Ownership
      Notwithstanding the foregoing, no Holder of Old Notes will be entitled to receive shares of our Class A common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting Holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than the specified percentage of the shares of Class A common stock outstanding at such time. With respect to any conversion prior to November 16, 2008, the specified percentage will be 4.9%, and with respect to any conversion thereafter until the maturity of the Old Notes, the specified percentage will be 9.9%. Any purported delivery of shares of our Class A common stock upon conversion of Old Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting Holder becoming the beneficial owner of more than the specified percentage of the shares of Class A common stock outstanding at such time. If any delivery of shares of our Class A common stock owed to a Holder upon conversion of Old Notes is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after, but in no event later than two trading days after, any such converting Holder gives notice to us that such delivery would not result in it being the beneficial owner of more than the specified percentage of the shares of Class A common stock outstanding at such time.

Interest Make Whole Upon Conversion
      Early Conversion Make Whole Amount. Holders who convert their Old Notes prior to November 16, 2007 will receive, in addition to a number of shares of our Class A common stock equal to the conversion rate, or cash in lieu thereof, the cash proceeds, subject to the limitation described below, of the sale by the trustee of the Pledged Securities remaining with respect to the Old Notes being converted, which we refer to as the Early Conversion Make Whole Amount; provided that if a Holder converts Old Notes after the close of business on any regular record date but prior to the next interest payment date, the Pledged Securities with respect to the Old Notes being converted that will mature immediately prior to the applicable interest payment date shall be excluded from such sale and from the Early Conversion Make Whole Amount since the proceeds thereof will be paid to such Holder on such interest payment date. The Early Conversion Make Whole Amount will not compensate a converting Holder for any deferred interest in respect of accretion of the principal amount of the Old Notes if we elect to accrete such principal amount to pay any liquidated damages we may owe.
      Upon receipt by the conversion agent of a conversion notice, the trustee will liquidate a portion of the Pledged Securities, excluding, in the case of any conversion after the close of business on any regular record date but prior to the next interest payment date, Pledged Securities that will mature immediately prior to the applicable interest payment date, rounded down to the nearest whole multiple of the minimum denomination of such Pledged Securities, and release the cash proceeds thereof to the converting Holder. The percentage of the remaining Pledged Securities to be sold will be determined based on the aggregate original principal amount of Old Notes being converted as a percentage of the total original principal amount of Old Notes then outstanding.
      Redemption Make Whole Amount. Any Holders who convert Old Notes that have been called for redemption shall receive, in addition to the Early Conversion Make Whole Amount, if applicable, the present value of the interest on the Old Notes converted that would have been payable for the period from and including November 16, 2007, or if later, the redemption date, to but excluding November 16, 2009, plus any accrued and unpaid deferred interest, which we refer to as the Redemption Make Whole Amount. The Redemption Make Whole Amount shall be calculated by discounting the amount of such interest, other than any deferred interest, on a semi-annual basis using a discount rate equal to 3.0% plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the period from and including the redemption date to but excluding November 16, 2009. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the applicable rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the applicable rate, the most recent Statistical Release published prior to the date of determination of the Redemption Make Whole Amount shall be used.
      The term “Statistical Release” shall mean the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the indenture, then such other reasonably comparable index that we will designate.
      We may pay the Redemption Make Whole Amount in cash or in shares of our Class A common stock, with the number of such shares determined based on the average of the sale prices of our Class A common stock over the ten trading days immediately preceding the applicable conversion date. If we elect to pay the Redemption Make Whole Amount in shares of our Class A common stock, the number of shares we deliver, together with the shares deliverable upon conversion, shall not exceed 462 per $1,000 original principal amount of Old Notes, subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments,” and we must deliver cash with respect to the remainder of the Redemption Make Whole Amount, if any.

Make Whole Amount and Public Acquirer Change of Control
      If a transaction described in clause (2) of the definition of change of control (as set forth under “— Fundamental Change Requires Us to Repurchase Old Notes at the Option of the Holder”) occurs on or prior to November 16, 2009, we must give notice to all record Holders of Old Notes and the trustee at least ten trading days prior to the anticipated effective date of such change of control transaction. We must also give notice to all record Holders of Old Notes and the trustee that such a transaction has occurred within 15 days after the actual effective date of such change of control transaction. If a Holder elects to convert its Old Notes at any time following the date we give notice of the anticipated effective date of such change of control transaction we will increase the applicable conversion rate for the Old Notes surrendered for conversion by a number of additional shares of Class A common stock (the “additional shares”), as described below.
      The number of additional shares will be determined by reference to the table below and is based on the date on which such change of control transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our Class A common stock in such transaction. If the holders of our Class A common stock receive only cash in the change of control transaction, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average of the sale prices of our Class A common stock on the 10 trading days up to but not including the effective date.
      The additional shares will be delivered to Holders who elect to convert their Old Notes during the period described above on the later of (1) five business days following the effective date and (2) the conversion settlement date for those Old Notes.
      The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the Old Notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Our obligation to deliver the additional shares will be subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

      The following table sets forth the hypothetical stock price and number of additional shares to be received per $1,000 original principal amount of Old Notes.

	Stock Price

	$2.16	$2.25	$2.50	$3.00	$3.50	$4.00	$4.50	$5.00

November 16, 2006	74.2	66.2	48.5	25.4	12.1	4.1	0.0	0.0
November 16, 2007	95.1	85.5	64.0	36.5	20.9	11.7	6.3	3.0
November 16, 2008	85.6	75.0	52.0	24.5	10.7	3.8	0.8	0.0
November 16, 2009	49.7	31.2	0.0	0.0	0.0	0.0	0.0	0.0
      The exact stock price and effective dates may not be set forth on the table, in which case:

(1) if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the additional premium will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

(2) if the stock price is in excess of $5.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

(3) if the stock price is less than $2.16 per share (the last reported sale price of our Class A common stock on the date the Old Notes were priced) (subject to adjustment), no additional shares will be issued upon conversion.
      Notwithstanding the foregoing, in no event will the total number of shares of Class A common stock issuable upon conversion exceed 462 per $1,000 original principal amount of Old Notes, subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”
      Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
      Notwithstanding the foregoing, and in lieu of adjusting the conversion rate as set forth above, in the case of a “public acquirer change of control” (as defined below) we may elect that, from and after the effective date of such public acquirer change of control, the right to convert an Old Note will be changed into a right to convert an Old Note into a number of shares of “acquirer common stock” (as defined below). The conversion rate following the effective date of such transaction will be a number of shares of acquirer common stock equal to the product of:

•	the conversion rate in effect immediately prior to the effective date of such change of control, times

•	the average of the quotients obtained, for each trading day in the 10 consecutive trading day period commencing on the trading day next succeeding the effective date of such public acquirer change of control (the “valuation period”), of:

(i) the “acquisition value” of our Class A common stock on each such trading day in the valuation period, divided by

(ii) the closing sale price of the acquirer common stock on each such trading day in the valuation period.
      The “acquisition value” of our Class A common stock means, for each trading day in the valuation period, the value of the consideration paid per share of our Class A common stock in connection with such public acquirer change of control, as follows:

•	for any cash, 100% of the face amount of such cash,

•	for any acquirer common stock or any other securities that are traded on a U.S. national securities exchange, 100% of the closing sale price of such acquirer common stock or other traded securities on each such trading day; and

•	for any other securities, assets or property, 102% of the fair market value of such security, asset or property on each such trading day, as determined by two independent nationally recognized investment banks selected by the trustee for this purpose.
      After the adjustment of the conversion rate in connection with a public acquirer change of control, the conversion rate will be subject to further similar adjustments in the event that any of the events described above occur thereafter.
      A “public acquirer change of control” is any transaction described in clause (2) of the definition of change control below where the acquirer, or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such acquirer’s capital stock that are entitled to vote generally in the election of directors has a class of common stock traded on a national securities exchange or which will be so traded or quoted when issued or exchanged in connection with such change of control. We refer to such acquirer’s or other entity’s class of common stock traded on a national securities exchange or which will be so traded or quoted when issued or exchanged in connection with such fundamental change as the “acquirer common stock.”

Conversion Rate Adjustments
      The initial conversion rate will be adjusted for certain events, including:

(1) the issuance of our Class A common stock as a dividend or distribution on our Class A common stock, or certain subdivisions and combinations of our Class A common stock, in which event the conversion rate will be adjusted based on the following formula:

CR 1 = CR 0	×	OS 1 OS 0
      where,

CR 0	=	the conversion rate in effect at the close of business on the record date
CR 1	=	the conversion rate in effect immediately after the record date
OS 0	=	the number of shares of our Class A common stock outstanding at the close of business on the record date
OS 1	=	the number of shares of our Class A common stock outstanding that would be outstanding immediately after such event

(2) the issuance to all holders of our Class A common stock of certain rights or warrants to purchase our Class A common stock (or securities convertible into our Class A common stock) for a period expiring 45 days or less from the date of issuance of such rights or warrants at less than (or having a conversion price per share less than) the current market price of our Class A common stock; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration, in which event the conversion rate will be adjusted based on the following formula:

CR 1 = CR 0	×	OS 0 + X OS 0 + Y
      where,

CR 0	=	the conversion rate in effect at the close of business on the record date
CR 1	=	the conversion rate in effect immediately after the record date
OS 0	=	the number of shares of our Class A common stock outstanding at the close of business on the record date
X	=	the total number of shares of our Class A common stock issuable pursuant to such rights

Y	=	the number of shares of our Class A common stock equal to the aggregate price payable to exercise such rights divided by the average of the sale prices of our Class A common stock for the ten consecutive trading days prior to the business day immediately preceding the announcement of the issuance of such rights

(3) the dividend or other distribution to all holders of our Class A common stock of shares of our capital stock (other than Class A common stock) or evidences of our indebtedness or our assets (excluding (A) any dividend, distribution or issuance covered by clause (1) or (2) above and (B) any dividend or distribution paid exclusively in cash), in which event the conversion rate will be adjusted based on the following formula:

CR 1 = CR 0	×	SP 0 SP 0 - FMV
      where,

CR 0	=	the conversion rate in effect at the close of business on the record date
CR 1	=	the conversion rate in effect immediately after the record date
SP 0	=	the current market price
FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our Class A common stock on the record date for such distribution
      With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our Class A common stock or shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, in which event the conversion rate will be adjusted based on the following formula:

CR 1 = CR 0	×	FMV 0 + MP 0 MP 0
      where,

CR 0	=	the conversion rate in effect at the close of business on the record date
CR 1	=	the conversion rate in effect immediately after the record date
FMV 0	=	the average of the sale prices of the capital stock or similar equity interest distributed to holders of our Class A common stock applicable to one share of our Class A common stock over the 10 trading days commencing on and including the fifth trading day after the date on which ‘ex-distribution trading’ commences for such dividend or distribution on The Nasdaq Global Market or such other national or regional exchange or market on which the securities are then listed or quoted
MP 0	=	the average of the sale prices of our Class A common stock over the 10 trading days commencing on and including the fifth trading day after the date on which ‘ex-distribution trading’ commences for such dividend or distribution on The Nasdaq Global Market or such other national or regional exchange or market on which the securities are then listed or quoted

(4) dividends or other distributions consisting exclusively of cash to all holders of our Class A common stock, in which event the conversion rate will be adjusted based on the following formula:

CR 1 = CR 0	×	SP 0 SP 0 - C

      where,

CR 0	=	the conversion rate in effect at the close of business on the record date
CR 1	=	the conversion rate in effect immediately after the record date
SP 0	=	the current market price
C	=	the amount in cash per share we distribute to holders of our Class A common stock

(5) we or one or more of our subsidiaries make purchases of our Class A common stock pursuant to a tender offer or exchange offer by us or one of our subsidiaries for our Class A common stock to the extent that the cash and value of any other consideration included in the payment per share of our Class A common stock exceeds the current market price per share of our Class A common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

CR 1 = CR 0	×	FMV + (SP 1 × OS 1 ) OS 0 × SP 1
      where,

CR 0	=	the conversion rate in effect on the expiration date
CR 1	=	the conversion rate in effect immediately after the expiration date
FMV	=	the fair market value (as determined by our board of directors) of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)
OS 1	=	the number of shares of our Class A common stock outstanding immediately after the expiration date less any purchased shares
OS 0	=	the number of shares of our Class A common stock outstanding immediately after the expiration date, including any purchased shares
SP 1	=	the sale price of our Class A common stock on the trading day next succeeding the expiration date

(6) someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the expiration date, our board of directors is not recommending rejection of the offer, in which event the conversion rate will be adjusted based on the following formula:

CR 1 = CR 0	×	FMV + (SP 1 × OS 1 ) OS 0 × SP 1
      where,

CR 0	=	the conversion rate in effect on the expiration date
CR 1	=	the conversion rate in effect immediately after the expiration date
FMV	=	the fair market value (as determined by our board of directors) of the aggregate consideration payable to our shareholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the expiration date
OS 1	=	the number of shares of our Class A common stock outstanding immediately after the expiration date less any purchased shares
OS 0	=	the number of shares of our Class A common stock outstanding immediately after the expiration date, including any purchased shares

SP 1	=	the sale price of our Class A common stock on the trading day next succeeding the expiration date
      The adjustment referred to in this clause (6) will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of Class A common stock to more than 25% of the total shares of Class A common stock outstanding; and

•	the cash and value of any other consideration included in the payment per share of Class A common stock exceeds the sale price of our Class A common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.
      However, the adjustment referred to in this clause (6) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of the consolidated assets of us and our subsidiaries substantially as an entirety.
      “Current market price” of our Class A common stock on any day means the average of the sale price of our Class A common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, “ex-date” means the first date on which the shares of our Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.
      “Record date” means, for purpose of this section, with respect to any dividend, distribution or other transaction or event in which the holders of our Class A common stock have the right to receive any cash, securities or other property or in which our Class A common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our Class A common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).
      To the extent that we have a rights plan in effect upon conversion of the Old Notes into Class A common stock, you will receive, in addition to the Class A common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the Class A common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed, to all holders of our Class A common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
      Except as stated above, the conversion rate will not be adjusted for the issuance of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock or carrying the right to purchase any of the foregoing.
      In the case of any recapitalization, reclassification or change of our Class A common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to another corporation of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which holders of our Class A common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our Class A common stock, the Holders of the Old Notes then outstanding will be entitled thereafter to convert those Old Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that they would have owned or been entitled to receive upon such recapitalization, reclassification, change, consolidation, merger, combination, sale, lease, transfer or statutory share exchange had such Old Notes been converted into our Class A common stock immediately prior to such transaction. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

      We may from time to time, to the extent permitted by law and subject to applicable rules of The Nasdaq Stock Market, increase the conversion rate of the Old Notes by any amount for any period of at least 20 days. In that case we will give at least 15 days notice of such increase. We may make such increases in the conversion rate, to the extent permitted by law and subject to applicable rules of The Nasdaq Stock Market, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our Class A common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.
      As a result of any adjustment of the conversion rate, the Holders of Old Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of Class A common stock. In addition, non-U.S. Holders of Old Notes in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements.
Exchange in Lieu of Conversion
      Unless we have called the relevant Old Notes for redemption, when a Holder surrenders Old Notes for conversion, we may direct the conversion agent to surrender, on or prior to the date two business days following the conversion date, such Old Notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any such Old Notes, the designated institution must agree to deliver, in exchange for such Old Notes, a number of shares of our common stock equal to the applicable conversion rate, or at its option, cash or a combination of cash and shares of our common stock in lieu thereof, calculated based on the cash conversion, plus cash for any fractional shares and any Early Conversion Make Whole Amount.
      If the designated institution accepts any such Old Notes, it will deliver the appropriate number of shares of our common stock (and cash, if any), or cash in lieu thereof, to the conversion agent and the conversion agent will deliver those shares or cash to the Holder. Such designated institution will also deliver cash equal to any Early Conversion Make Whole Amount we would owe such Holder if we had converted its Old Notes. Any Old Notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any Old Notes for exchange but does not timely deliver the related consideration, we will, as promptly as practical thereafter, but not later than the third business day following (1) the conversion date, or (2) if the designated institution elects to deliver cash or a combination of cash and shares of our common stock, the determination of the cash conversion price, convert the Old Notes and deliver shares of our common stock, as described under “— Conversion Rights — General,” or, at our option cash in lieu thereof based on the average price, along with any applicable Early Conversion Make Whole Amount.
      Our designation of an institution to which the Old Notes may be submitted for exchange does not require the institution to accept any Old Notes. If the designated institution declines to accept any Old Notes surrendered for exchange, we will convert those Old Notes into shares of our Class A Common stock, or cash in lieu thereof, as described under “— Conversion Rights” above. We will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.
Redemption
      We may redeem for cash the Old Notes in whole or in part, at a price equal to 100% of the accreted principal amount of such Old Notes plus accrued and unpaid interest, deferred interest and liquidated damages, if any, on the Old Notes to, but excluding, the redemption date, if the closing price of our Class A common stock has exceeded, for at least 20 trading days in any consecutive 30 trading day period, 180% of the conversion price if such 30 trading day period begins prior to November 16, 2007 and 150% if such 30 trading day period begins thereafter. The “conversion price” as of any day will equal the accreted principal amount of $1,000 original principal amount of Old Notes divided by the conversion rate in effect on such day. We are required to give notice of redemption to the trustee and all registered Holders not less than 30 nor more than 60 days prior to the redemption date. We must specify in such notice (1) whether we will deliver shares of our Class A common stock, or cash in lieu thereof, upon conversion of any Old Notes called for redemption, (2) if we elect to deliver cash, the percentage of the shares otherwise deliverable for which we will pay cash and (3) whether we will deliver cash or shares of our Class A common stock upon conversion with respect to the Redemption Make Whole Amount.
      Old Notes or portions of Old Notes called for redemption will be convertible by the Holder until the close of business on the business day prior to the redemption date.
      If we decide to redeem fewer than all of the outstanding Old Notes, the trustee will select the Old Notes to be redeemed (in original principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.
      If any Old Notes are to be redeemed in part only, we will issue a new Old Note or Old Notes with a principal amount equal to the unredeemed principal portion thereof. If the trustee selects a portion of your Old Note for partial redemption and you convert a portion of the same Old Note, the converted portion will be deemed to be from the portion selected for redemption. In the event of any redemption in part, we will not be required to issue, register the transfer of or exchange any certificated Old Note during a period of 15 days before the mailing of the redemption notice.
Fundamental Change Requires Us to Repurchase Old Notes at the Option of the Holder
      If a fundamental change occurs, each Holder of Old Notes will have the right to require us to repurchase some or all of that Holder’s Old Notes for cash on a repurchase date that is not less than 20 nor more than 35 business days after the date of our notice of the fundamental change. We will repurchase such Old Notes at a repurchase price equal to 100% of the accreted principal amount of the Old Notes to be purchased, plus any accrued and unpaid interest (including deferred interest and liquated damages, if any) to but excluding the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest (including liquated damages, if any, but excluding any deferred interest) payable on such interest payment date to the Holder of record at the close of business on the corresponding record date.
      Within 20 days after the occurrence of a fundamental change, we are required to give notice to all Holders of Old Notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right and the fundamental change repurchase date. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a Holder of Old Notes must deliver, on or before the fundamental change repurchase date specified in our notice, written notice to the trustee of the Holder’s exercise of its repurchase right, together with the Old Notes with respect to which the right is being exercised. We will promptly pay the repurchase price for Old Notes surrendered for repurchase following the fundamental change repurchase date.
      You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the original principal amount of the withdrawn Old Notes;

•	if certificated Old Notes have been issued, the certificate number of the withdrawn Old Notes (or, if your Old Notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the original principal amount, if any, that remains subject to the repurchase notice.
      Payment of the repurchase price for an Old Note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Old Note, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the Old Note will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the Old Note. If the paying agent holds money sufficient to pay the repurchase price of the Old Note, on the repurchase date, then, on and after the business day following the repurchase date:

•	the Old Note will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the Holder will terminate, other than the right to receive the repurchase price upon delivery of the Old Note.
      This will be the case whether or not book-entry transfer of the Old Note has been made or the Old Note has been delivered to the paying agent.
      A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading.
      A “termination of trading” will be deemed to have occurred if our Class A common stock (or other common stock into which the Old Notes are then convertible) is not listed for trading on a U.S. national securities exchange; provided that a termination of trading will not occur so long as our Class A common stock is listed for trading on the Nasdaq Small Cap market or quoted bid prices for our Class A common stock in the over-the-counter market are reported by Pink Sheets LLC or any similar organization.
      A “change of control” will be deemed to have occurred at such time after the original issuance of the Old Notes when the following has occurred:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than Paul G. Allen and Related Parties, becomes the direct or indirect “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of more than 35% of the Voting Stock of Charter Communications, Inc., measured by voting power rather than number of shares, unless Mr. Allen and the Related Parties, collectively, beneficially own, directly or indirectly, a greater percentage of Voting Stock of Charter Communications, Inc., measured by voting power rather than number of shares, than such person;

(2) the consummation of any transaction or event (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of us or any sale, lease or other transfer of the consolidated assets of ours and our subsidiaries) or a series of related transactions or events pursuant to which our common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property more than 10% of the fair market value of which consists of cash, securities or other property that are not, or upon issuance will not be, traded on any U.S. national securities exchange;

(3) the sale, transfer, conveyance, lease or other disposition (including by way of liquidation or dissolution, but excluding by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Charter Communications, Inc. and its subsidiaries, taken as a whole, to any “person” or “group” as defined above;

(4) the purchase by Mr. Allen or any Allen Affiliates in any transaction or series of transactions, of shares of our Class A common stock, which results in the aggregate number of shares of Class A common stock held by Mr. Allen and any Allen Affiliates exceeding 70% of the total number of shares of Class A common stock issued and outstanding (including any shares borrowed pursuant to the share lending agreement) at such time to the extent that the closing price per share of the Class A common stock for any five trading days within the period of the ten consecutive trading days immediately after the later of the last date of such purchases or the public announcement of such purchases is less than 100% of the applicable conversion price of the Old Notes in effect on each of those trading days; provided that the calculation of the number of shares of Class A common stock held by Mr. Allen and any Allen Affiliates will not include any share of our Class A common stock acquired by Mr. Allen or any Allen Affiliates as a result of the exchange or conversion of membership units of Charter Holdco or shares of our Class B common stock or any securities exchangeable or convertible into shares of Class A common stock or issued in exchange (by merger or otherwise) for shares of a Person that holds units of Charter Holdco.

(5) the adoption of a plan relating to the liquidation or dissolution of Charter Holdco; or

(6) continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

      As used in connection with the definition of change of control, the following terms will have the meaning described below:
      “Allen Affiliate” means any person in which Mr. Allen, directly or indirectly, owns at least a 50.1% equity interest, provided that Charter Communications, Inc., Charter Holdco or any of its subsidiaries will not be included in such definition.
      “Continuing director” means a director who either was a member of our board of directors on November 16, 2004 or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.
      “Related Party” means:

(i) the spouse or an immediate family member, estate or heir of the Mr. Allen; or

(ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of Mr. Allen and/or such other persons referred to in the immediately preceding clause (i) or this clause (ii).
      “Voting Stock” of any person as of any date means the capital stock of such person that is at the time entitled to vote in the election of the board of directors of such person.
      The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.
      The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of our consolidated assets “substantially as an entirety.” There is no precise, established definition of the phrase “substantially as an entirety.” under applicable law. Accordingly, your ability to require us to repurchase your Old Notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.
      Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to Holders of the Old Notes. We will comply with this rule to the extent applicable at that time.
      We may, to the extent permitted by applicable law, at any time repurchase the Old Notes in the open market or by tender at any price or by private agreement. Any Old Note so repurchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any Old Notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.
      The foregoing provisions would not necessarily protect Holders of the Old Notes if highly leveraged or other transactions involving us occur that may adversely affect Holders.

      Our ability to repurchase Old Notes upon the occurrence of a fundamental change is subject to important limitations. Our subsidiaries’ existing credit agreements and indentures contain and any future credit agreements or other agreements relating to our indebtedness may also contain provisions prohibiting repurchase of the Old Notes under certain circumstances, or expressly prohibit our repurchase of the Old Notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing Old Notes, we could seek the consent of our or our subsidiaries’ lenders and noteholders to repurchase the Old Notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the Old Notes. Our failure to repurchase tendered Old Notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.
      No Old Notes may be repurchased by us at the option of the Holders upon a fundamental change if the accreted principal amount of the Old Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.
      The fundamental change purchase feature of the Old Notes may in certain circumstances make more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our Class A common stock, to obtain control of us by means of a merger, tender offer solicitation or otherwise, or by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the Old Notes.
Consolidation, Merger and Sale of Assets
      We may, without the consent of the holders of Old Notes, consolidate with, merge into or sell, lease or otherwise transfer in one transaction or a series of related transactions the consolidated assets of ours and our subsidiaries substantially as an entirety to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

•	the surviving entity assumes all our obligations under the indenture and the Old Notes;

•	if as a result of such transaction the Old Notes become convertible into common stock or other securities issued by a third party that is not the successor under the Old Notes and the indenture, such third party fully and unconditionally guarantees all obligations of Charter Communications, Inc. or such successor under the Old Notes and the indenture;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, have been delivered to the trustee.
Events of Default
      Each of the following will constitute an event of default under the indenture:

•	our failure to pay when due the principal on any of the Old Notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

•	our failure to pay an installment of interest (including liquidated damages, if any) other than any deferred interest on any of the Old Notes for 30 days after the date when due; provided that a failure to make any of the first six scheduled interest payments on the original principal amount of the Old Notes on the applicable interest payment date will constitute an event of default with no grace or cure period (unless the failure to make such payment results from the failure by the trustee to release the relevant cash amount from the pledge account, provided that such failure is not caused by any act or omission by us);

•	our failure to deliver shares of our Class A common stock, or cash in lieu thereof, when due upon conversion of Old Notes, together with cash in respect of any fractional shares and any Early Conversion Make Whole Amount and any Redemption Make Whole Amount, upon conversion of an Old Note, and that failure continues for 10 days;

•	our failure to comply with our obligations described under “— Covenant” when required and such failure continues for five days;

•	our failure for 30 days after written notice thereof has been given to us by the trustee or to us and the trustee by the Holders of at least 25% in aggregate original principal amount of the Old Notes then outstanding to comply with any of the other covenants or agreements in the indenture;

•	our failure to make any payment under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our significant subsidiaries (or the payment of which is guaranteed by us or any of our significant subsidiaries) whether such indebtedness or guarantee now exists, or is created after the issue date, if that default:

(i) is caused by a failure to pay at final stated maturity the principal amount on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a “Payment Default”); or

(ii) results in the acceleration of such indebtedness prior to its express maturity, and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

•	our failure to give timely notice of a fundamental change or of the anticipated effective date of a change of control transaction as described under “— Conversion Rights — Make Whole Amount and Public Acquirer Change of Control”; and

•	certain events of our bankruptcy, insolvency or reorganization or any significant subsidiary of ours.
      “Significant subsidiary” has the meaning set forth in clauses (1) and (2) of the definition thereof in Regulation S-X under the Securities Act.
      If an event of default specified in the eighth bullet point above occurs and is continuing, then the principal of all the Old Notes and the interest thereon shall automatically become immediately due and payable. If an event of default shall occur and be continuing, other than an event of default specified in the eighth bullet point above, the trustee or the Holders of at least 25% in aggregate original principal amount of the Old Notes then outstanding may declare the Old Notes due and payable at their accreted principal amount together with accrued and unpaid interest (including deferred interest and liquidated damages, if any), and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the Holders of Old Notes by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the Holders of a majority in aggregate original principal amount of the Old Notes then outstanding, subject to the provisions of the indenture.
      The Holders of a majority in aggregate original principal amount of Old Notes at the time outstanding through their written consent, or the Holders of a majority in aggregate original principal amount of Old Notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may waive any existing default or event of default and its consequences except any default or event of default:

•	in any payment on the Old Notes;

•	in respect of the failure to convert the Old Notes; or

•	in respect of the covenants or provisions in the indenture that may not be modified or amended without the consent of the Holder of each Old Note affected as described in “— Modification, Waiver and Meetings” below.
      Holders of a majority in aggregate original principal amount of the Old Notes then outstanding through their written consent, or the Holders of a majority in aggregate original principal amount of the Old Notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the indenture. The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the Holders of Old Notes before proceeding to exercise any right or power under the indenture at the request of such Holders. The rights of Holders of the Old Notes to pursue remedies with respect to the indenture and the Old Notes are subject to a number of additional requirements set forth in the indenture.
      The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered Holders of the Old Notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered Holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Old Notes when due or in the payment of any conversion, redemption or repurchase obligation.
      We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture. In addition, we are required to file with the trustee a written notice of the occurrence of any default or event of default within five business days of our becoming aware of the occurrence of any default or event of default.
Modification, Waiver and Meetings
      The indenture contains provisions for convening meetings of the Holders of Old Notes to consider matters affecting their interests.
      The indenture (including the terms and conditions of the Old Notes) may be modified or amended by us and the trustee, without the consent of the Holder of any Old Note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the Holders of Old Notes;

•	adding additional dates on which Holders may require us to repurchase their Old Notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of Holders of Old Notes if any reclassification or change of our Class A common stock or any consolidation, merger or sale of the consolidated assets of us and our subsidiaries substantially as an entirety occurs;

•	providing for the assumption of our obligations to the Holders of Old Notes in the case of a merger, consolidation, conveyance, sale, transfer or lease;

•	increasing the conversion rate in the manner described in the indenture, provided that the increase will not adversely affect the interests of Holders of Old Notes in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications to the indenture necessary in connection with the registration of the Notes under the Securities Act, as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the Holders of the Old Notes in any material respect;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors, adversely affect the interests of the Holders of Old Notes in any material respect; provided further that any amendment made solely to conform the provisions of the indenture to the description of the Old Notes in this Exchange Offer Prospectus will not be deemed to adversely affect the interests of the Holders of the Old Notes; or

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the Holders of Old Notes.
      Modifications and amendments to the indenture or to the terms and conditions of the Old Notes may also be made, and noncompliance by us with any provision of the indenture or the Old Notes may be waived, either:

•	with the written consent of the Holders of at least a majority in aggregate original principal amount of the Old Notes at the time outstanding; or

•	by the adoption of a resolution at a meeting of Holders at which a quorum is present by at least a majority in aggregate original principal amount of the Old Notes represented at such meeting.
      However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the Holder of each Old Note affected:

•	change the maturity of the principal of or any installment of interest on any Old Note (including any payment of liquidated damages);

•	reduce the principal amount of, or any premium, if any, on any Old Note;

•	reduce the interest rate or amount of interest (including any liquidated damages) on any Old Note;

•	reduce the Early Conversion Make Whole Amount or the Redemption Make Whole Amount or otherwise modify the provisions of the indenture related thereto in a manner adverse to the Holders of the Old Notes;

•	modify the provisions of the indenture relating to the Pledged Securities as described above under “— Security” in a manner adverse to the Holders of the Old Notes;

•	other than as contemplated by the terms of the indenture, change the currency of payment of principal of, premium, if any, or interest on any Old Note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or the conversion of, any Old Note;

•	except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassifications or corporate reorganizations, impair or adversely affect the conversion rights of Holders of the Old Notes;

•	adversely affect any repurchase option of holders;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of Old Notes;

•	reduce the percentage in aggregate original principal amount of Old Notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate original principal amount of Old Notes outstanding required for any other waiver under the indenture.
      The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate original principal amount of the Old Notes at the time outstanding.

Form, Denomination and Registration
      The Notes were issued in fully registered form, without coupons, in denominations of $1,000 original principal amount and whole multiples of $1,000.
Global Notes: Book-Entry Form
      The Old Notes are evidenced by one or more global Old Notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee. Record ownership of the global Old Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.
      Ownership of beneficial interests in a global Old Note will be limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global Old Notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.
      So long as Cede & Co., as nominee of DTC, is the registered owner of the global Notes, Cede & Co. for all purposes will be considered the sole holder of the global Old Notes. Except as provided below, owners of beneficial interests in the global Old Notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global Old Notes to such persons may be limited.
      We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global Old Notes to Cede & Co., the nominee for DTC, as the registered owner of the global Old Notes. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global Old Notes to owners of beneficial interests in the global Old Notes.
      It is DTC’s current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global Old Notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the Old Notes represented by the global Old Notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Old Notes represented by the global Old Notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”
      If a Holder would like to convert Old Notes into Class A common stock pursuant to the terms of the Old Notes, the Holder should contact the Holder’s broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.
      Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder’s ability to pledge the holder’s interest in the Old Notes represented by global Old Notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.
      Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a Holder of Old Notes, including, without limitation, the presentation of Old Notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global Old Notes are credited and only for the principal amount of the Old Notes for which directions have been given.

      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the Notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.
      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global Notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause Old Notes to be issued in definitive registered form in exchange for the global Old Notes. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global Old Notes.
      According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Certificated Old Notes
      We will issue the Old Notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global Old Note may be exchanged for definitive certificated Old Notes upon request by or on behalf of DTC in accordance with customary procedures. The indenture permits us to determine at any time and in our sole discretion that Old Notes shall no longer be represented by global Old Notes. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global Old Notes at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.
      Any Old Note that is exchangeable pursuant to the preceding sentence is exchangeable for Old Notes registered in the names which DTC will instruct the trustee. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global Old Note. Subject to the foregoing, a global Old Note is not exchangeable except for a global Old Note or global Old Notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

Notices
      Except as otherwise provided in the indenture, notices to Holders of Old Notes will be given by mail to the addresses of Holders of the Old Notes as they appear in the Old Note register.
Governing Law
      The indenture, the Old Notes and the registration rights agreement are governed by, and construed in accordance with, the law of the State of New York.
Information Regarding the Trustee
      Bank of New York Trust Company, N.A., as trustee under the indenture, has been appointed by us as paying agent, collateral agent, conversion agent, registrar and custodian with regard to the Old Notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following is a summary of the material U.S. federal income tax consequences to Holders of Old Notes of the Exchange Offer. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis. No ruling from the Internal Revenue Service (the “IRS”) has been or is expected to be sought with respect to any aspect of the transactions described herein. The following relates only to Old Notes, New Notes received in exchange therefor, and Class A common stock received upon a conversion of New Notes that are held by Holders who hold such Old Notes, New Notes and Class A common stock as capital assets. This summary does not address all of the tax consequences that may be relevant to particular Holders in light of their particular circumstances, or to certain types of Holders such as banks and other financial institutions, certain expatriates, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, partnerships or other pass-through entities, dealers in securities, brokers, persons who have hedged the interest rate on the Old Notes or who hedge the interest rate on the New Notes, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. persons whose functional currency is not the U.S. dollar, or persons who hold the Old Notes, the New Notes, or Class A common stock as part of a “straddle,” “hedge” or “conversion transaction.” In addition, this summary does not include any description of the U.S. federal alternative minimum tax or estate and gift tax consequences, or the consequences under any state, local or non-U.S. tax that may be applicable to a particular Holder.
      A “U.S. Holder” is a beneficial owner of an Old Note, a New Note or Class A common stock that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation that is organized under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has made a valid election to be treated as a U.S. person. A “non-U.S. Holder” is a beneficial owner of an Old Note, a New Note or Class A common stock that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
      If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of an Old Note, a New Note, or Class A common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of owning and disposing of Old Notes, New Notes and Class A common stock.
      HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONSUMMATION OF THE EXCHANGE OFFER, INCLUDING THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NEW NOTES AND CLASS A COMMON STOCK INTO WHICH THE NEW NOTES ARE CONVERTIBLE AS WELL AS THE TAX CONSEQUENCES UNDER STATE, LOCAL AND NON-U.S. INCOME TAX AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS BEFORE DETERMINING WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.
Classification of the Old Notes
      We have taken the position that the Old Notes are indebtedness subject to the Treasury Regulations that govern contingent payment debt instruments (the “contingent debt regulations”). Moreover, under the indenture governing the Old Notes, we have agreed, and by acceptance of a beneficial interest in an Old Note each holder of an Old Note is deemed to have agreed, for U.S. federal income tax purposes, to treat the Old Notes as debt instruments that are subject to the contingent debt regulations and to be bound by our application of the contingent debt regulations to the Old Notes.
      Due to the absence of authorities that directly address the proper characterization of the Old Notes and the application of the contingent debt regulations to the Old Notes, no assurance can be given that the IRS will accept, or that a court will uphold, that characterization of the Old Notes.
      The remainder of this discussion assumes that the Old Notes are treated as indebtedness subject to the contingent debt regulations.
Classification of the New Notes.
      Although the matter is not free from doubt, we intend to treat the potential payment of the Redemption Make Whole Amount and the make whole amount payable on a change of control or fundamental change as “remote” contingencies within the meaning of the contingent debt regulations. Accordingly, we intend to treat the New Notes as not being subject to the contingent debt regulations. If the IRS were to challenge successfully our treatment of the New Notes, the amount, character and timing of income to Holders of New Notes and the treatment of the receipt of Class A common stock on the conversion of New Notes would differ materially from the description set forth below. The remainder of this discussion assumes that the New Notes will be treated as indebtedness that is not subject to the contingent debt regulations.
Tax Consequences to Exchanging U.S. Holders
     The Exchange of Old Notes for New Notes
      U.S. Holders that exchange Old Notes will receive New Notes in accordance with the Exchange Offer. We believe that the exchange of Old Notes for New Notes will be a taxable transaction for U.S. Holders of Old Notes. Accordingly, each exchanging U.S. Holder of Old Notes will recognize gain or loss with respect to the Old Notes being exchanged equal to the difference between (i) the issue price of the New Notes received plus the amount of any cash received representing accrued and unpaid interest and (ii) the U.S. Holder’s adjusted tax basis in the Old Notes. A U.S. Holder’s adjusted tax basis in an Old Note will equal the price such Holder paid for the Old Note, increased by the amount of any interest previously accrued on the Old Note (determined without regard to any positive or negative adjustments arising from the difference between the projected amount of a contingent payment and the actual amount of a contingent payment on the Old Note) and any positive adjustment arising as a result of the purchase of an Old Note by a U.S. Holder for an amount less than the adjusted issue price of the Old Note at such time, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the Old Note and any negative adjustment arising as a result of the purchase of an Old Note by a U.S. Holder for an amount greater than the adjusted issue price of the Old Note at such time. Any such gain will generally be treated as ordinary interest income. Any such loss will generally be treated as (i) ordinary loss to the extent of the excess of previous interest inclusions with respect to the Old Notes over the total net negative adjustments previously taken into account as ordinary losses in respect of the Old Note and (ii) thereafter, capital loss. Such loss will generally be long-term capital loss if, at the time of the exchange, the U.S. Holder’s holding period in the Old Note is more than one year. The deductibility of capital losses is subject to limitations.
      For U.S. federal income tax purposes, the “issue price” of the New Notes will depend on whether the New Notes or the Old Notes are treated as “publicly traded” under the applicable Treasury Regulations. The Old Notes or the New Notes will be treated as publicly traded if, at any time during the 60-day period ending 30 days after the issue date of the New Notes, the Old Notes or the New Notes are or were, as the case may be, “traded on an established market.” Subject to certain exceptions, a debt instrument generally will be treated as traded on an established market if (1) it is listed on at least one of certain securities exchanges, interdealer quotation systems, or certain foreign exchanges or boards of trade, (2) it is traded on at least one of certain boards of trade that are designated as a contract market or on an interbank market, (3) it appears on a system of general circulation that provides a reasonable basis to determine fair market value by disseminating either recent price quotations of identified brokers, dealers or traders or actual prices of recent sales transactions, or (4) price quotations are readily available from brokers, dealers or traders and certain other conditions are met. Debt instruments generally are not considered to be traded on an established market if indications of interest are publicly disseminated without actual trading or offer prices, as in the case of the so-called “yellow sheets.”
      From the information currently available, we believe the Old Notes will be treated as “publicly traded” under the rules set forth above. Although it is unclear whether the New Notes will be treated as “publicly traded” under the rules set forth above, we expect that the New Notes will trade in the same manner as the Old Notes, and, if that is the case, we believe and intend to take the position that the New Notes are “publicly traded” under the rules set forth above. However, we cannot predict with certainty what position the IRS may take with regard to whether either the Old Notes or the New Notes are publicly traded. If the New Notes are publicly traded, then the issue price of the New Notes will equal the trading price of the New Notes at the time of consummation of the Exchange Offer. If the New Notes are not publicly traded but the Old Notes are publicly traded, then the issue price of the New Notes will equal the trading price of the Old Notes at the time of the consummation of the Exchange Offer. See “— Ownership of the New Notes — Original Issue Discount,” below for the effect of using the trading price of either the Old Notes or the New Notes to determine the issue price of the New Notes. If neither the Old Notes nor the New Notes are publicly traded, then the issue price of the New Notes will be their stated principal amounts.
      A U.S. Holder’s initial tax basis in a New Note will be equal to the issue price of the New Note, and a U.S. Holder’s holding period in a New Note will begin on the day after the Settlement Date.
     Cash Payments of Accrued and Unpaid Interest
      Holders that exchange Old Notes for New Notes will receive a cash payment representing accrued and unpaid interest to, but not including, the Settlement Date. Such accrued and unpaid interest will be treated as additional consideration received by a Holder in the exchange, as described above under “— The Exchange of Old Notes for New Notes.”
     Ownership of the New Notes
      Original Issue Discount. In general, subject to a de minimis exception, the New Notes will be treated as being issued with “original issue discount” (“OID”) to the extent their “stated redemption price at maturity” (“SRPM”) exceeds their “issue price.” A note will be considered to have de minimis OID if the difference between the note’s SRPM and its issue price is less than 1/4 of 1% (i.e., 0.25%) of the SRPM multiplied by the number of complete years to maturity, which, for this purpose, means the number of complete years until the first date on which the Holders can require us to purchase the New Notes as described below under “— Effect of Optional Redemption and Holder Put Option on Original Issue Discount.” U.S. Holders of notes with a de minimis amount of OID generally will include this OID in income as capital gain, on a pro rata basis as principal payments are made on the note.
      The SRPM of a New Note is the aggregate of all payments due to the Holder of a New Note at or prior to its maturity, other than interest payments that are (among other requirements) actually and unconditionally payable at least annually. Interest meeting these requirements is referred to as “qualified stated interest.” The issue price of the New Notes will be determined in the manner set forth above under “— The Exchange of Old Notes for New Notes.” The amount, if any, by which the SRPM exceeds the issue price will be OID.
      U.S. Holders of New Notes will be required to include any OID on the New Notes in income for U.S. federal income tax purposes as it accrues on a constant yield to maturity basis, regardless of such Holders’ regular methods of accounting for U.S. federal income tax purposes. The amount of OID includible in income will be the sum of the “daily portions” of OID with respect to the New Notes for each day during the taxable year or portion of the taxable year in which a U.S. Holder holds the New Notes (“accrued OID”). The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. We expect that the accrual period for the New Notes will correspond to the intervals between payment dates provided by the terms of the New Notes. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (i) the product of the New Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) less (ii) the amount of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules apply for calculating OID for an initial short accrual period. The adjusted issue price of a New Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period previously includible in gross income and decreased by the amount of any payments previously made on the New Note (other than qualified stated interest payments).
      When required, we will furnish annually to the IRS and to Holders of New Notes information with respect to any OID accruing while the New Notes are held. The New Notes will bear a legend setting forth information about any OID, or a name and telephone number of someone that provide this information.
      A U.S. Holder of New Notes may elect to treat all interest on the New Notes as OID and calculate the amount included in gross income under the constant yield to maturity basis described above. For the purposes of this election, interest includes stated interest, OID, de minimis OID, and unstated interest. The election is to be made for the taxable year in which the New Notes are acquired and may not be revoked without the consent of the IRS. A holder of New Notes should consult with its tax advisor if it is considering this election.
      A U.S. Holder will not be required to recognize any additional income upon the receipt of any payment corresponding to OID on the New Notes, but will be required to reduce its tax basis in the New Notes by the amount of such payment.
      Effect of Optional Redemption and Holder Put Option on Original Issue Discount. Under certain circumstances, we may redeem the New Notes, in whole or in part, prior to their stated maturity date. In addition, on October 1, 2012, 2017 and 2022, Holders may require us to purchase some or all of the New Notes for cash at a purchase price equal to 100% of the principal amount of the New Notes plus any accrued and unpaid interest on the New Notes. The Treasury Regulations contain rules for determining the “maturity date” and the SRPM of an instrument that may be redeemed at the option of the issuer or put to the issuer at the option of the holders prior to such instrument’s stated maturity date. Under such Treasury Regulations, solely for the purposes of the accrual of OID, it is assumed that an issuer will exercise any option to redeem a debt instrument only if such exercise would lower the yield to maturity of the debt instrument and that a holder will exercise any option to put a debt instrument to the issuer if such put would increase the yield to maturity of the debt instrument. Because the exercise of the redemption option would not lower the yield to maturity of the New Notes, we believe that we will not be presumed under these rules to redeem the New Notes prior to their stated maturity. However, because the exercise of the put would increase the yield to maturity of the Notes, we believe that the put will be presumed to be exercised at the first put date.
      Stated Cash Interest on the New Notes. The amount of interest on the New Notes that is unconditionally payable at a fixed rate should be considered “qualified stated interest” and, as such, will be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued, depending on the holder’s regular method of accounting for U.S. federal income tax purposes.
      Constructive Dividends. If at any time the conversion rate of the New Notes increases as a result of a certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure as described in “Description of New Notes — Conversion Rights — Conversion Rate Adjustments,” a U.S. Holder may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that such U.S. Holder did not actually receive such distribution.
      Conversion of New Notes. If a U.S. Holder receives solely Class A common stock (other than cash in lieu of a fractional share) from us rather than a designated financial institution, the conversion of New Notes will not constitute a taxable exchange. A U.S. Holder’s tax basis in the shares of Class A common stock received will equal the U.S. Holder’s adjusted tax basis in the New Notes immediately prior to the conversion (reduced by any portion of such basis allocable to any fractional shares deemed to have been received). A U.S. Holder’s holding period in the Class A common stock will include the U.S Holder’s holding period in the New Notes.
      If a U.S. Holder receives a combination of cash and Class A common stock from us, the conversion may be treated either as a recapitalization or a partial conversion and partial redemption of the Notes. If the transaction is treated as a recapitalization, a U.S. Holder will recognize gain, but not loss, equal to the excess of the fair market value of the Class A common stock received (treating a fractional share of common stock as received for this purpose) and the amount of cash received (other than cash in lieu of a fractional share) over such U.S. Holder’s adjusted tax basis in the New Notes, but in no event should the gain recognized exceed the amount of cash received (excluding cash received in lieu of a fractional share). A U.S. Holder’s tax basis in the shares of Class A common stock received (treating a fractional share as received for this purpose) will equal the adjusted tax basis of the New Notes converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. Holder’s holding period in the Class A common stock will include the U.S. Holder’s holding period in the New Notes.
      If the transaction is treated as a partial conversion and partial redemption, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the New Notes treated as converted into Class A common stock (except with respect to any cash received in lieu of a fractional share). A U.S. Holder’s tax basis in the Class A common stock received would be equal to the portion of the U.S. Holder’s adjusted tax basis in the New Notes allocable to the portion of the New Notes deemed converted. A U.S. Holder’s holding period in the Class A common stock would include the U.S. Holder’s holding period in the portion of the New Notes deemed converted. With respect to the cash proceeds treated as received in redemption of the remaining portion of the New Notes, a U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis allocable to such portion of the New Notes. Gain or loss recognized will be long-term capital gain or loss if the U.S. holder held the New Notes for more than one year at the time of the conversion. Long-term capital gains of individuals are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Although the matter is not free from doubt, a U.S. Holder may allocate its adjusted tax basis in the New Notes between the portion of the New Notes that is deemed to be have been converted and the portion of the New Notes that is deemed to have been redeemed based on the relative fair market value of the Class A common stock and the amount of cash received upon conversion. U.S. Holders should consult their tax advisors regarding the tax treatment of the receipt of a combination of cash and shares of Class A common stock in exchange for notes upon conversion.
      If a U.S. Holder receives cash in lieu of a fractional share of Class A common stock, such U.S. holder would be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, a U.S. Holder will generally recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the portion of the U.S. Holder’s adjusted tax basis in the New Notes that is allocated to the fractional share.
      If a U.S. Holder receives solely cash from us or Class A common stock, cash or a combination of Class A common stock and cash from a designated financial institution, the conversion should be treated as a taxable disposition of the New Notes, in which case the consequences to a U.S. Holder would be as described below under “— Sale, Exchange or Retirement of the New Notes.”

      Sale, Exchange or Retirement of the New Notes. Upon a sale, exchange, redemption, retirement at maturity or other taxable disposition of New Notes, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of the cash and the fair market value of all other property received (less any amount received on account of accrued but unpaid interest, which will be taxed as such) and such U.S. Holder’s adjusted tax basis in the New Notes. A U.S. Holder’s adjusted tax basis in the New Notes generally will equal the issue price of the New Notes, as described above in “— Tax Consequences to Exchanging U.S. Holders — The Exchange of Old Notes for New Notes,” increased by any OID includable in income by the holder with respect to the New Notes, and reduced by the amount of any payments previously received by the holder (other than qualified stated interest). Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period in the New Notes is more than one year. The deductibility of capital losses is subject to limitations.
     Ownership of the Class A Common Stock
      Dividends on Shares of Class A Common Stock. Distributions, if any, on shares of Class A common stock will generally be taxable to a U.S. Holder as ordinary income to the extent that the cash and fair market value of property distributed does not exceed such U.S. Holder’s pro rata share of Charter’s current and accumulated earnings and profits, if any. There is an exception to this treatment for distributions that constitute “qualified dividend income,” as described below. Any distributions in excess of Charter’s current and accumulated earnings and profits will reduce such U.S. Holder’s tax basis in such Class A common stock until such U.S. Holder’s basis is reduced to zero, and any further distribution will be treated as gain from the sale or exchange of such Class A common stock.
      “Qualified dividend income” received by noncorporate U.S. Holders of stock is currently taxed at the long-term capital gain rate, which is currently a maximum of 15%. The tax on “qualified dividend income” is currently scheduled to increase after 2010. Dividends that Charter pays with respect to Class A common stock generally will be qualified dividend income provided that (i) the U.S. Holder is not a corporation, (ii) such U.S. Holder holds such common stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, and (iii) such U.S. Holder meets certain other requirements.
      Corporate U.S. Holders of the Class A common stock may be eligible for a dividends received deduction with respect to any dividends received with respect to the Class A common stock.
      Sale of Shares of Class A Common Stock. A U.S. Holder should generally recognize capital gain or loss upon the sale of Class A common stock in an amount equal to the difference between the amount realized and such U.S. Holder’s tax basis in the Class A common stock, as determined above. Such capital gain or loss should be long-term gain or loss if such U.S. Holder’s holding period in the shares is more than one year. Long-term capital gains of individuals are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.
     Backup Withholding and Information Reporting
      In general, an exchanging U.S. Holder of an Old Note will be subject to backup withholding at the applicable tax rate (currently 28%) with respect to the total consideration payable to such U.S. Holder pursuant to the Exchange Offer, unless such U.S. Holder (a) is an entity that is exempt from backup withholding (generally including corporations, tax-exempt organizations and certain qualified nominees) and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the U.S. Holder has not been notified by the IRS that such U.S. Holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. Holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. Holder who does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. In general, a U.S. Holder of New Notes will be subject to backup withholding and information reporting requirements with respect to interest, OID and premium, if any, paid on the New Notes, and the proceeds of a sale of New Notes, in the same manner and subject to the same exceptions described above for an exchanging U.S. Holder of an Old Note. Similarly, a U.S. Holder of Class A common stock will generally be subject to backup withholding and information reporting requirements with respect to dividend payments on or gross proceeds from the disposition of the Class A common stock in the same manner and subject to the same exceptions described above for an exchanging U.S. Holder of an Old Note. We will report to U.S. Holders and to the IRS the amount of any “reportable payments” (including any interest paid) and any amounts withheld with respect to the New Notes and Class A common stock during the calendar year.
Tax Consequences to Exchanging Non-U.S. Holders
      The following discussion applies to non-U.S. Holders.
      The Exchange of Old Notes for New Notes. Any gain recognized by a non-U.S. Holder generally will be treated as ordinary interest income and will not be subject to U.S. federal income tax, except as described below in “— Ownership of the New Notes — Interest and OID.”
Ownership of the New Notes
      Interest and OID. Subject to the discussion of backup withholding and information reporting below, payments of interest or OID in respect of the New Notes or the Old Notes by us or our paying agent to a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax, provided that:

•	such interest is not effectively connected with such non-U.S. Holder’s conduct of a trade or business in the United States;

•	the non-U.S. Holder does not actually or constructively own 10% or more of our capital or profits;

•	the non-U.S. Holder is not a “controlled foreign corporation” that is, directly or indirectly, related to us through stock ownership;

•	the non-U.S. Holder is not a bank whose receipt of interest on the new notes is described in Section 881(c)(3)(A) of the Code; and

•	the non-U.S. Holder and/or each securities clearing organization, bank, or other financial institution that holds the New Notes on behalf of such non-U.S. Holder in the ordinary course of its trade or business, in the chain between the non-U.S. Holder and the paying agent, complies with applicable identification requirements (generally by providing an IRS Form W-8) to establish that the holder is a non-U.S. Holder.
      If the requirements described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest (including OID) on the New Notes that is paid to a non-U.S. Holder, unless, either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. Holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States and the non-U.S. Holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).
      If a non-U.S. Holder is engaged in a U.S. trade or business and interest on a New Note (including OID) is effectively connected with the conduct of that trade or business, the non-U.S. Holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the appropriate statement is provided to us) generally in the same manner as a U.S. Holder. If a non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to U.S. federal income tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. Holder in the United States and the non-U.S. Holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, a non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.
      Constructive Dividends. A non-U.S. Holder that is deemed to receive a constructive dividend in respect of the New Notes will be subject to tax in the same manner as a non-U.S. Holder that receives an actual dividend with respect to shares of Class A common stock. See “— Ownership of the Class A Common Stock — Dividends on Shares of Class A Common Stock,” below.
      Conversion of New Notes. To the extent that the conversion of New Notes is treated as a taxable exchange for U.S. federal income tax purposes, a non-U.S. Holder will be subject to U.S. federal income tax in the same manner as set forth below under “— Sale, Exchange or Retirement of the New Notes.”
      Sale, Exchange or Retirement of the New Notes. A non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity or other taxable disposition of a New Note (including a conversion of a New Note into shares of Class A common stock), unless:

•	such gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if a treaty applies, is attributable to the non-U.S. Holder’s permanent establishment or, in the case of an individual, a fixed base, in the United States); or

•	in the case of a non-U.S. Holder that is an individual, such non-U.S. Holder is present in the United States for 183 days or more during the taxable year in which such sale, exchange, or other disposition occurs and certain other conditions are met.
     Ownership of the Class A Common Stock
      Dividends on Shares of Class A Common Stock. A 30% withholding tax will generally apply to any distributions (including constructive dividends, as described above under “— Tax Consequences to Exchanging U.S. Holders — Ownership of The New Notes — Constructive Dividends”) with respect to shares of Class A common stock to non-U.S. Holders to the extent that the cash and fair market value of property distributed does not exceed such holder’s pro rata share of Charter’s current and accumulated earnings and profits, if any, unless, either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. Holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the distributions are effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States and the non-U.S. Holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).
      If a non-U.S. Holder is engaged in a U.S. trade or business and distributions with respect to the Class A common stock are effectively connected with the conduct of that trade or business, the non-U.S. Holder will be required to pay U.S. federal income tax on the distributions (and the 30% withholding tax described above will not apply provided the appropriate statement is provided to us) generally in the same manner as a U.S. Holder. If a non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any income arising from distributions that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to U.S. federal income tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. Holder in the United States and the non-U.S. Holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, a non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.
      Sale, Exchange or Other Taxable Disposition of the Class A Common Stock. A non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized by such holder upon a sale, exchange or other taxable disposition of the Class A common stock, unless one of the exceptions discussed above under the caption “— Ownership of the New Notes — Sale, Exchange or Retirement of the New Notes” applies, or we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our common stock or notes. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming, a U.S. real property holding corporation.
     Backup Withholding and Information Reporting
      Backup withholding and information reporting will not apply to payments of principal or interest on the New Notes or payments of distributions on the Class A common stock by us or our paying agent if an exchanging holder certifies as to its status as a non-U.S. Holder under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge that it is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). The payment of the proceeds of the disposition of the New Notes, the Old Notes, or the Class A common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless an exchanging holder provides the certification described above or otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a non-U.S. holder of the New Notes, the Old Notes, or Class A common stock to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is, for U.S. tax purposes, a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of such holder’s status as a non-U.S. Holder and has no actual knowledge to the contrary, or unless such holder otherwise establishes an exemption. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.
Tax Consequences to Non-Exchanging Holders
      Because the terms of the Old Notes will not be modified in connection with the exchange offer, we believe that the exchange of some of the Old Notes for New Notes should not have any U.S. federal income tax consequences for Holders of Old Notes who do not tender their Old Notes or whose Old Notes are not accepted for exchange in the Exchange Offer.
INTEREST OF DIRECTORS AND OFFICERS IN THE TRANSACTION
      We are not aware of any of our directors, officers, principal stockholders or affiliates that own Old Notes or will be surrendering Old Notes for exchange pursuant to the Exchange Offer. Neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of any of the foregoing, have engaged in any transactions in the Old Notes during the 60 business days prior to the date hereof.
DEALER MANAGERS
      The Dealer Managers for the Exchange Offer are Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated. Charter Holdco has agreed to pay the Dealer Managers compensation for their services in connection with the Exchange Offer, which compensation is estimated to be approximately $5 million, assuming full participation in the Exchange Offer. The Dealer Managers and their affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to us. The Dealer Managers have received, and may in the future receive, customary compensation from us for such services. The Dealer Managers have regularly acted as underwriters and initial purchasers of long and short-term debt securities issued by us in public and private offerings and will likely continue to do so from time to time.
      The Dealer Managers may from time to time hold notes, shares of Class A common stock and other securities of ours in their proprietary accounts, and, to the extent they own Old Notes in these accounts at the time of the Exchange Offer, the Dealer Managers may surrender such Old Notes for exchange pursuant to the Exchange Offer. During the course of the Exchange Offer, the Dealer Managers may trade shares of Class A common stock or effect transactions in other securities of ours for their own accounts or for the accounts of their customers. As a result, the Dealer Managers may hold a long or short position in the Class A common stock or other of our securities. In addition, we entered into a share lending agreement with respect to the Old Notes with an affiliate of Citigroup. See “Description of Capital Stock and Membership Units  — Share Lending Agreement.”
INFORMATION AGENT
      Global Bondholder Services has been appointed as the Information Agent for the Exchange Offer. We have agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. Any requests for assistance in connection with the Exchange Offer or for additional copies of this Exchange Offer Prospectus or related materials should be directed to the Information Agent at the addresses set forth on the back cover of this Exchange Offer Prospectus.
EXCHANGE AGENT
      Global Bondholder Services, has been appointed Exchange Agent for the Exchange Offer. We have agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses. All completed Letters of Transmittal should be directed to the Exchange Agent at the address set forth on the back cover of this Exchange Offer Prospectus.
FEES AND EXPENSES
      The Offeror will bear the fees and expenses relating to the Exchange Offer. Where permitted by applicable law, the Offeror is making the solicitation via facsimile, telephone, email or in person by the Dealer Managers and Information Agent, as well as by our officers and regular employees and those of our affiliates. The Offeror will also pay the Exchange Agent and the Information Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. The Offeror will indemnify each of the Exchange Agent, the Dealer Managers and the Information Agent against certain liabilities and expenses in connection with the Exchange Offer, including liabilities under the federal securities laws.

LEGAL MATTERS
      The validity of the securities offered hereby and certain tax matters will be passed upon for Charter Communications, Inc. by Gibson, Dunn & Crutcher LLP. Cahill Gordon & Reindel llp and Davis Polk & Wardwell will pass upon certain legal matters in connection with the Exchange Offer for the Dealer Managers.
EXPERTS
      The consolidated financial statements of Charter Communications Inc. and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports on the consolidated financial statements referred to above include an explanatory paragraph regarding the adoption, effective September 30, 2004 of EITF Topic D-108, “Use of the Residual Method to Value Acquired Assets Other than Goodwill.”
WHERE YOU CAN FIND MORE INFORMATION
      Charter is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Reports, proxy and information statements and other information, including the registration statement of which this Exchange Offer Prospectus is a part, filed electronically with the SEC, are available at the SEC’s website at http://www.sec.gov.
      The information in this Exchange Offer Prospectus may not contain all the information that may be important to you. You should read the entire Exchange Offer Prospectus, the registration statement of which this Exchange Offer Prospectus is a part, including the exhibits thereto, before making an investment decision.
      Additionally, the indenture governing the New Notes provides that, regardless of whether it is at any time required to file reports with the SEC, Charter will file with the SEC and furnish to the holders of the New Notes all such reports and other information as would be required to be filed with the SEC if Charter was subject to the reporting requirements of the Exchange Act. While any New Notes remain outstanding, Charter will make available upon request to any holder and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which Charter is not subject to Section 13 or 15(d) of the Exchange Act. This Exchange Offer Prospectus contains summaries, believed to be accurate in all material respects, of certain terms of the New Notes (including but not limited to the indenture governing the New Notes), but reference is hereby made to the actual agreements, copies of which will be made available to you upon request to us or the Dealer Managers, for complete information with respect thereto, and all such summaries are qualified in their entirety by this reference. Any such request for the agreements summarized herein should be directed to Investor Relations, Charter Communications, Inc., Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131, telephone number (314) 965-0555.

      Completed Letters of Transmittal and any other documents required in connection with surrenders of Old Notes for conversion should be directed to the Exchange Agent at the address set forth below.
The exchange agent for the Exchange Offer is:
Global Bondholder Services Corporation

By Facsimile (Eligible Guarantor Institutions Only)	By Mail, Overnight Courier or Hand Delivery
(212) 430-3775 (provide call back telephone number on fax cover sheet for confirmation) Confirmation: (212) 430-3774	Global Bondholder Services Corporation 65 Broadway — Suite 723 New York, New York 10006 Attn: Corporate Actions
      Any requests for assistant in connection with the Exchange Offer or for additional copies of this Exchange Offer Prospectus or related materials may be directors to the Information Agent at the address or telephone numbers set forth below. A Holder may also contact such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.
The information agent for the Exchange Offer is:
Global Bondholder Services Corporation
65 Broadway — Suite 723
New York, New York 10006
Attn: Corporate Actions
Banks and Brokers call: (212) 430-3774
Toll-free (866) 470-3700

The Dealer Managers for the Exchange Offer are:
Citigroup Global Markets Inc.	Morgan Stanley & Co. Incorporated

390 Greenwich Street, 5th Floor	Liability Management Group
New York, New York 10013	1585 Broadway, Floor 04
Attn: Special Equity Transactions Group	New York, NY 10036
Collect: (212) 723-7406	(212) 761-1941
U.S. Toll-free: (877) 531-8365	Toll Free: (800) 624-1808

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.     Indemnification of Directors and Officers.

Indemnification Under the Restated Certificate of Incorporation and Bylaws of Charter Communications, Inc.
      Charter Communications, Inc.’s Restated Certificate of Incorporation provides that a director of Charter Communications, Inc. shall not be personally liable to Charter Communications, Inc. or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the directors’ duty of loyalty to Charter Communications, Inc. or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation law; or (iv) for any transaction from which the director derived an improper personal benefit. Charter Communications, Inc.’s Bylaws require Charter Communications, Inc., to the fullest extent authorized by the Delaware General Corporation Law, to indemnify any person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of Charter Communications, Inc. or is or was serving at the request of Charter Communications, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, in each case, against all expense, liability and loss (including attorneys’ fees, judgments, amounts paid in settlement, fines, ERISA excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith.

Indemnification Under the Delaware General Corporation Law
      Section 145 of the Delaware General Corporation Law, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

(i) for any breach of the director’s duty of loyalty to the corporation or its shareholders,

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) for unlawful payments of dividends or unlawful stock purchases or redemptions, or

(iv) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Indemnification Under the Delaware Limited Liability Company Act
      Section 18-108 of the Delaware Limited Liability Company Act authorizes a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

Item 21.	Exhibits and Financial Statement Schedules
      Exhibits are listed by numbers corresponding to the Exhibit Table of Item 601 in Regulation S-K.

Exhibit		Description

1	.1*	Dealer Manager Agreement, dated August 29, 2007, by and between Charter Communications Holding Company, LLC, Citigroup and Morgan Stanley & Co. Incorporated
3	.1(a)	Restated Certificate of Incorporation of Charter Communications, Inc. (Originally incorporated July 22, 1999) (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887)).
3	.1(b)	Certificate of Amendment of Restated Certificate of Incorporation of Charter Communications, Inc. filed May 10, 2001 (incorporated by reference to Exhibit 3.1(b) to the annual report of Form 10-K of Charter Communications, Inc. filed on March 29, 2002 (File No. 000-27927)).
3	.1(c)	Form of Certificate of Amendment of Restated Certificate of Incorporation of Charter Communications, Inc. (incorporated by reference to Exhibit A to Preliminary Schedule 14C filed with the SEC on August 14, 2007).
3.2		Amended and Restated By-laws of Charter Communications, Inc. as of October 30, 2006 (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on October 31, 2006 (File No. 000-27927)).
4.0		There have not been filed as exhibits to this Form S-4 certain long-term debt instruments, none of which relates to authorized indebtedness that exceeds 10% of the consolidated assets of the Registrant. The Registrant agrees to furnish the Commission upon its request a copy of any instrument defining the rights of holders of long-term debt of the Company and its consolidated subsidiaries.
4	.1(a)	Certificate of Designation of Series A Convertible Redeemable Preferred Stock of Charter Communications, Inc. and related Certificate of Correction of Certificate of Designation (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).
4	.1(b)	Certificate of Amendment of Certificate of Designation of Series A Convertible Redeemable Preferred Stock of Charter Communications, Inc. (incorporated by reference to Annex A to the Definitive Information Statement on Schedule 14C filed by Charter Communications, Inc. on December 12, 2005 (File No. 000-27927)).
4.2		Certificate of Designation of Series B Junior Preferred Stock of Charter Communications, Inc., as filed with the Secretary of State of the State of Delaware on August 14, 2007 (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed by Charter Communications, Inc. on August 15, 2007 (File No. 000-27927)).

Exhibit		Description

4.3		Indenture relating to the 5.875% convertible senior notes due 2009, dated as of November 2004, by and among Charter Communications, Inc. and Bank of New York Trust Company, N.A. as trustee (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
4.4		5.875% convertible senior notes due 2009 Resale Registration Rights Agreement, dated November 22, 2004, by and among Charter Communications, Inc. and Citigroup Global Markets Inc. and Morgan Stanley and Co. Incorporated as representatives of the initial purchasers (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
4.5		Collateral Pledge and Security Agreement, dated as of November 22, 2004, by and between Charter Communications, Inc. and Bank of New York Trust Company, N.A. as trustee and collateral agent (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
4.6		Collateral Pledge and Security Agreement, dated as of November 22, 2004 among Charter Communications, Inc., Charter Communications Holding Company, LLC and Bank of New York Trust Company, N.A. as trustee and collateral agent (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
4	.7***	Form of Indenture relating to the 6.50% convertible senior notes due 2027, by and among Charter Communications, Inc. and Bank of New York Trust Company, N.A. as trustee.
4.8		Form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed by Charter Communications, Inc. on August 15, 2007 (File No. 000-27927)).
4.9		Rights Agreement, dated as of August 14, 2007, by and between Charter Communications, Inc. and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed by Charter Communications, Inc. on August 15, 2007 (File No. 000-27927)).
4.10		Letter Agreement for Mirror Rights, dated as of August 14, 2007, by and among Charter Communications, Inc., Charter Investment, Inc., and Vulcan Cable III, Inc. (incorporated by reference to Exhibit 4.3 to the current report on Form 8-K filed by Charter Communications, Inc. on August 15, 2007 (File No. 000-27927)).
5	.1*	Opinion of Gibson, Dunn & Crutcher regarding legality.
8	.1*	Opinion of Gibson, Dunn & Crutcher regarding tax matters.
10.1		4.75% Mirror Note in the principal amount of $632.5 million dated as of May 30, 2001, made by Charter Communications Holding Company, LLC, a Delaware limited liability company, in favor of Charter Communications, Inc., a Delaware corporation (incorporated by reference to Exhibit 4.5 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).
10.2		5.875% Mirror Convertible Senior Note due 2009, in the principal amount of $862,500,000 dated as of November 22, 2004 made by Charter Communications Holding Company, LLC, a Delaware limited liability company, in favor of Charter Communications, Inc., a Delaware corporation (incorporated by reference to Exhibit 10.9 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.3**	Form of 6.50% Mirror Convertible Senior Note due 2027, made by Charter Communications Holding Company, LLC, a Delaware limited liability company, in favor of Charter Communications, Inc., a Delaware corporation.
10	.4(a)	Indenture relating to the 9.920% Senior Discount Notes due 2011, dated as of March 17, 1999, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.3(a) to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499)).

Exhibit		Description

10	.4(b)	First Supplemental Indenture relating to the 9.920% Senior Discount Notes due 2011, dated as of September 28, 2005, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.5(a)	Indenture relating to the 10.00% Senior Notes due 2009, dated as of January 12, 2000, between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.1(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000 (File No. 333-95351)).
10	.5(b)	First Supplemental Indenture relating to the 10.00% Senior Notes due 2009, dated as of September 28, 2005, between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.6(a)	Indenture relating to the 10.25% Senior Notes due 2010, dated as of January 12, 2000, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.2(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000 (File No. 333-95351)).
10	.6(b)	First Supplemental Indenture relating to the 10.25% Senior Notes due 2010, dated as of September 28, 2005, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee (incorporated by reference to Exhibit 10.6 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.7(a)	Indenture relating to the 11.75% Senior Discount Notes due 2010, dated as of January 12, 2000, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.3(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000 (File No. 333-95351)).
10	.7(b)	First Supplemental Indenture relating to the 11.75% Senior Discount Notes due 2010, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee, dated as of September 28, 2005 (incorporated by reference to Exhibit 10.7 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.8(a)	Indenture dated as of January 10, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.750% senior notes due 2009 (incorporated by reference to Exhibit 4.2(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on February 2, 2001 (File No. 333-54902)).
10	.8(b)	First Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.750% Senior Notes due 2009 (incorporated by reference to Exhibit 10.8 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

Exhibit		Description

10	.9(a)	Indenture dated as of January 10, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.125% senior notes due 2011 (incorporated by reference to Exhibit 4.2(b) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on February 2, 2001 (File No. 333-54902)).
10	.9(b)	First Supplemental Indenture dated as of September 28, 2005, between Charter Communications Holdings, LLC, Charter Communications Capital Corporation and BNY Midwest Trust Company governing 11.125% Senior Notes due 2011 (incorporated by reference to Exhibit 10.9 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.10(a)	Indenture dated as of January 10, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 13.500% senior discount notes due 2011 (incorporated by reference to Exhibit 4.2(c) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on February 2, 2001 (File No. 333-54902)).
10	.10(b)	First Supplemental Indenture dated as of September 28, 2005, between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 13.500% Senior Discount Notes due 2011 (incorporated by reference to Exhibit 10.10 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.11(a)	Indenture dated as of May 15, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009 (incorporated by reference to Exhibit 10.2(a) to the current report on Form 8-K filed by Charter Communications, Inc. on June 1, 2001 (File No. 000-27927)).
10	.11(b)	First Supplemental Indenture dated as of January 14, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009 (incorporated by reference to Exhibit 10.2(a) to the current report on Form 8-K filed by Charter Communications, Inc. on January 15, 2002 (File No. 000-27927)).
10	.11(c)	Second Supplemental Indenture dated as of June 25, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009 (incorporated by reference to Exhibit 4.1 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).
10	.11(d)	Third Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009 (incorporated by reference to Exhibit 10.11 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.12(a)	Indenture dated as of May 15, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.000% Senior Notes due 2011 (incorporated by reference to Exhibit 10.3(a) to the current report on Form 8-K filed by Charter Communications, Inc. on June 1, 2001 (File No. 000-27927)).
10	.12(b)	First Supplemental Indenture dated as of January 14, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.000% Senior Notes due 2011 (incorporated by reference to Exhibit 10.3(a) to the current report on Form 8-K filed by Charter Communications, Inc. on January 15, 2002 (File No. 000-27927)).

Exhibit		Description

10	.12(c)	Second Supplemental Indenture dated as of June 25, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.000% Senior Notes due 2011 (incorporated by reference to Exhibit 4.2 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).
10	.12(d)	Third Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing the 10.000% Senior Notes due 2011 (incorporated by reference to Exhibit 10.12 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.13(a)	Indenture dated as of May 15, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.750% Senior Discount Notes due 2011 (incorporated by reference to Exhibit 10.4(a) to the current report on Form 8-K filed by Charter Communications, Inc. on June 1, 2001 (File No. 000-27927)).
10	.13(b)	First Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.750% Senior Discount Notes due 2011 (incorporated by reference to Exhibit 10.13 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.14(a)	Indenture dated as of January 14, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 12.125% Senior Discount Notes due 2012 (incorporated by reference to Exhibit 10.4(a) to the current report on Form 8-K filed by Charter Communications, Inc. on January 15, 2002 (File No. 000-27927)).
10	.14(b)	First Supplemental Indenture dated as of June 25, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 12.125% Senior Discount Notes due 2012 (incorporated by reference to Exhibit 4.3 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).
10	.14(c)	Second Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 12.125% Senior Discount Notes due 2012 (incorporated by reference to Exhibit 10.14 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10.15		Indenture dated as of September 28, 2005 among CCH I Holdings, LLC and CCH I Holdings Capital Corp., as Issuers, Charter Communications Holdings, LLC, as Parent Guarantor, and The Bank of New York Trust Company, NA, as Trustee, governing: 11.25% Senior Accreting Notes due 2014, 9.920% Senior Accreting Notes due 2014, 10.000% Senior Accreting Notes due 2014, 11.75% Senior Accreting Notes due 2014, 13.50% Senior Accreting Notes due 2014, 12.125% Senior Accreting Notes due 2014 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.16(a)	Indenture dated as of September 28, 2005 among CCH I, LLC and CCH I Capital Corp., as Issuers, Charter Communications Holdings, LLC, as Parent Guarantor, and The Bank of New York Trust Company, NA, as Trustee, governing 11.00% Senior Secured Notes due 2015 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.16(b)	First Supplemental Indenture relating to the 11.00% Senior Notes due 2015, dated as of September 14, 2006, by and between CCH I, LLC, CCH I Capital Corp. as Issuers, Charter Communications Holdings, LLC as Parent Guarantor and The Bank of New York Trust Company, N.A. as trustee (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. on September 19, 2006 (File 000-27927)).

Exhibit		Description

10.17		Indenture relating to the 10.25% Senior Notes due 2010, dated as of September 23, 2003, among CCH II, LLC, CCH II Capital Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications Inc. filed on September 26, 2003 (File No. 000-27927)).
10.18		Indenture relating to the 10.25% Senior Notes due 2013, dated as of September 14, 2006, by and between CCH II, LLC, CCH II Capital Corp. as Issuers, Charter Communications Holdings, LLC as Parent Guarantor and The Bank of New York Trust Company, N.A. as trustee (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. on September 19, 2006)).
10.19		Indenture relating to the 8 3/4% Senior Notes due 2013, dated as of November 10, 2003, by and among CCO Holdings, LLC, CCO Holdings Capital Corp. and Bank of New York Trust Company, N.A. as trustee (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K of Charter Communications, Inc. filed on November 12, 2003 (File No. 000-27927)).
10.20		Indenture relating to the 8% senior second lien notes due 2012 and 83/8 % senior second lien notes due 2014, dated as of April 27, 2004, by and among Charter Communications Operating, LLC, Charter Communications Operating Capital Corp. and Bank of New York Trust Company, N.A. as trustee (incorporated by reference to Exhibit 10.32 to Amendment No. 2 to the registration statement on Form S-4 of CCH II, LLC filed on May 5, 2004 (File No. 333-111423)).
10	.21(a)	Pledge Agreement made by CCH I, LLC in favor of The Bank of New York Trust Company, NA, as Collateral Agent dated as of September 28, 2005 (incorporated by reference to Exhibit 10.15 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.21(b)	Amendment to the Pledge Agreement between CCH I, LLC in favor of The Bank of New York Trust Company, N.A., as Collateral Agent, dated as of September 14, 2006 (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. on September 19, 2006 (File No. 000-27927)).
10.22		Exchange and Registration Rights Agreement, dated as of September 14, 2006, by and between CCH I, LLC, CCH I Capital Corp., CCH II, LLC, CCH II Capital Corp. Charter Communications Holdings, LLC and Banc of America Securities LLC (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K of Charter Communications, Inc. on September 19, 2006 (File No. 000-27927)).
10.23		Amended and Restated Credit Agreement, dated as of March 6, 2007, among Charter Communications Operating, LLC, CCO Holdings, LLC, the lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on March 9, 2007 (File No. 000-27927)).
10.24		Amended and Restated Guarantee and Collateral Agreement made by CCO Holdings, LLC, Charter Communications Operating, LLC and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as administrative agent, dated as of March 18, 1999, as amended and restated as of March 6, 2007 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on March 9, 2007 (File No. 000-27927)).
10.25		Credit Agreement, dated as of March 6, 2007, among CCO Holdings, LLC, the lenders from time to time parties thereto and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on March 9, 2007 (File No. 000-27927)).
10.26		Pledge Agreement made by CCO Holdings, LLC in favor of Bank of America, N.A., as Collateral Agent, dated as of March 6, 2007 (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on March 9, 2007 (File No. 000-27927)).

Exhibit		Description

10.27		Consulting Agreement, dated as of March 10, 1999, by and between Vulcan Northwest Inc., Charter Communications, Inc. (now called Charter Investment, Inc.) and Charter Communications Holdings, LLC (incorporated by reference to Exhibit 10.3 to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC filed on July 22, 1999 (File No. 333-77499)).
10.28		Second Amended and Restated Mutual Services Agreement, dated as of June 19, 2003 between Charter Communications, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.5(a) to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 000-27927)).
10.29		Third Amended and Restated Limited Liability Company Agreement for CC VIII, LLC, dated as of October 31, 2005 (incorporated by reference to Exhibit 10.20 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 2, 2005 (File No. 000-27927)).
10	.30(a)	Amended and Restated Limited Liability Company Agreement of Charter Communications Operating, LLC, dated as of June 19, 2003 (incorporated by reference to Exhibit No. 10.2 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 000-27927)).
10	.30(b)	First Amendment to the Amended and Restated Limited Liability Company Agreement of Charter Communications Operating, LLC, adopted as of June 22, 2004 (incorporated by reference to Exhibit 10.16(b) to the annual report on Form 10-K filed by Charter Communications, Inc. on February 28, 2006 (File No. 000-27927)).
10.31		Amended and Restated Management Agreement, dated as of June 19, 2003, between Charter Communications Operating, LLC and Charter Communications, Inc. (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 333-83887)).
10	.32(a)	Stipulation of Settlement, dated as of January 24, 2005, regarding settlement of Consolidated Federal Class Action entitled in Re Charter Communications, Inc. Securities Litigation (incorporated by reference to Exhibit 10.48 to the Annual Report on Form 10-K filed by Charter Communications, Inc. on March 3, 2005 (File No. 000-27927)).
10	.32(b)	Amendment to Stipulation of Settlement, dated as of May 23, 2005, regarding settlement of Consolidated Federal Class Action entitled In Re Charter Communications, Inc. Securities Litigation (incorporated by reference to Exhibit 10.35(b) to Amendment No. 3 to the registration statement on Form S-1 filed by Charter Communications, Inc. on June 8, 2005 (File No. 333-121186)).
10.33		Stipulation of Settlement, dated as of January 24, 2005, regarding settlement of Federal Derivative Action, Arthur J. Cohn v. Ronald L. Nelson et al and Charter Communications, Inc. (incorporated by reference to Exhibit 10.50 to the annual report on Form 10-K filed by Charter Communications, Inc. on March 3, 2005 (File No. 000-27927)).
10.34		Settlement Agreement and Mutual Release, dated as of February 1, 2005, by and among Charter Communications, Inc. and certain other insureds, on the other hand, and Certain Underwriters at Lloyd’s of London and certain subscribers, on the other hand (incorporated by reference to Exhibit 10.49 to the annual report on Form 10-K filed by Charter Communications, Inc. on March 3, 2005 (File No. 000-27927)).
10.35		Settlement Agreement and Mutual Releases, dated as of October 31, 2005, by and among Charter Communications, Inc., Special Committee of the Board of Directors of Charter Communications, Inc., Charter Communications Holding Company, LLC, CCHC, LLC, CC VIII, LLC, CC V, LLC, Charter Investment, Inc., Vulcan Cable III, LLC and Paul G. Allen (incorporated by reference to Exhibit 10.17 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 2, 2005 (File No. 000-27927)).
10.36		Exchange Agreement, dated as of October 31, 2005, by and among Charter Communications Holding Company, LLC, Charter Investment, Inc. and Paul G. Allen (incorporated by reference to Exhibit 10.18 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 2, 2005 (File No. 000-27927)).

Exhibit		Description

10.37		CCHC, LLC Subordinated and Accreting Note, dated as of October 31, 2005 (revised) (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on November 4, 2005 (File No. 000-27927)).
10	.38(a)†	Charter Communications Holdings, LLC 1999 Option Plan (incorporated by reference to Exhibit 10.4 to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on July 22, 1999 (File No. 333-77499)).
10	.38(b)†	Assumption Agreement regarding Option Plan, dated as of May 25, 1999, by and between Charter Communications Holdings, LLC and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.13 to Amendment No. 6 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on August 27, 1999 (File No. 333-77499)).
10	.38(c)†	Form of Amendment No. 1 to the Charter Communications Holdings, LLC 1999 Option Plan (incorporated by reference to Exhibit 10.10(c) to Amendment No. 4 to the registration statement on Form S-1 of Charter Communications, Inc. filed on November 1, 1999 (File No. 333-83887)).
10	.38(d)†	Amendment No. 2 to the Charter Communications Holdings, LLC 1999 Option Plan (incorporated by reference to Exhibit 10.4(c) to the annual report on Form 10-K filed by Charter Communications, Inc. on March 30, 2000 (File No. 000-27927)).
10	.38(e)†	Amendment No. 3 to the Charter Communications 1999 Option Plan (incorporated by reference to Exhibit 10.14(e) to the annual report of Form 10-K of Charter Communications, Inc. filed on March 29, 2002 (File No. 000-27927)).
10	.38(f)†	Amendment No. 4 to the Charter Communications 1999 Option Plan (incorporated by reference to Exhibit 10.10(f) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).
10	.39(a)†	Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.25 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on May 15, 2001 (File No. 000-27927)).
10	.39(b)†	Amendment No. 1 to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.11(b) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).
10	.39(c)†	Amendment No. 2 to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).
10	.39(d)†	Amendment No. 3 to the Charter Communications, Inc. 2001 Stock Incentive Plan effective January 2, 2002 (incorporated by reference to Exhibit 10.15(c) to the annual report of Form 10-K of Charter Communications, Inc. filed on March 29, 2002 (File No. 000-27927)).
10	.39(e)†	Amendment No. 4 to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.11(e) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).
10	.39(f)†	Amendment No. 5 to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.11(f) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).
10	.39(g)†	Amendment No. 6 to the Charter Communications, Inc. 2001 Stock Incentive Plan effective December 23, 2004 (incorporated by reference to Exhibit 10.43(g) to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 5, 2005 (File No. 333-128838)).
10	.39(h)†	Amendment No. 7 to the Charter Communications, Inc. 2001 Stock Incentive Plan effective August 23, 2005 (incorporated by reference to Exhibit 10.43(h) to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 5, 2005 (File No. 333-128838)).

Exhibit		Description

10	.39(i)†	Description of Long-Term Incentive Program to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.18(g) to the annual report on Form 10-K filed by Charter Communications Holdings, LLC on March 31, 2005 (File No. 333-77499)).
10	.40†	Description of Charter Communications, Inc. 2006 Executive Bonus Plan (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on May 2, 2006 (File No. 000-27927)).
10	.41†	2005 Executive Cash Award Plan, amended for 2006 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed April 17, 2006 (File No. 000-27927)).
10	.42(a)†	Employment Agreement, dated as of August 9, 2005, by and between Neil Smit and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on August 15, 2005 (File No. 000-27927)).
10	.42(b)†	Addendum to the Employment Agreement between Neil Smit and Charter Communications, Inc., dated as of August 1, 2007 (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 2, 2007 (File No. 000-27927)).
10	.43†	Employment Agreement dated as of September 2, 2005, by and between Paul E. Martin and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on September 9, 2005 (File No. 000-27927)).
10	.44†	Retention Agreement dated as of January 9, 2006, by and between Paul E. Martin and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on January 10, 2006 (File No. 000-27927)).
10	.45†	Amended and Restated Employment Agreement between Jeffrey T. Fisher and Charter Communications, Inc., dated as of August 1, 2007 (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 2, 2007 (File No. 000-27927)).
10	.46†	Amended and Restated Employment Agreement between Michael J. Lovett and Charter Communications, Inc., dated as of August 1, 2007 (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 2, 2007 (File No. 000-27927)).
10	.47†	Amended and Restated Employment Agreement between Robert A. Quigley and Charter Communications, Inc., dated as of August 1, 2007 (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 2, 2007 (File No. 000-27927)).
10	.48†	Amended and Restated Employment Agreement between Grier C. Raclin and Charter Communications, Inc., dated as of August 1, 2007 (incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 2, 2007 (File No. 000-27927)).
10	.49**	Amendment to Share Lending Agreement, to be dated as of September 24, 2007, between Charter Communications, Inc., Citigroup Global Markets Limited, through Citigroup Global Markets, Inc.
21	.1*	Subsidiaries of Charter Communications, Inc.
23	.1*	Consent of Gibson, Dunn & Crutcher LLP (included with Exhibit 5.1).
23	.2*	Consent of Gibson, Dunn & Crutcher LLP regarding tax matters (included with Exhibit 8.1).
23	.3***	Consent of KPMG LLP.
24	.1*	Power of attorney (included in signature page).
25	.1*	Statement of eligibility of trustee.
99	.1***	Letter of Transmittal.
99	.2***	Letter to Clients.
99	.3***	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*	Previously Filed.

**	To be filed for the applicable company by an amendment to this registration statement or as an exhibit to a subsequent Current Report on Form 8-K.

***	Filed herewith.

†	Management compensatory plan or arrangement.

Item 22.	Undertakings
      The undersigned registrant hereby undertakes that:

(i) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuers undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(ii) Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) That for the purposes of determining any liability under the Securities Act, each filing of the registrants’ annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b) or 11 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, CHARTER COMMUNICATIONS, INC. has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Saint Louis, State of Missouri, on September 14, 2007.

CHARTER COMMUNICATIONS, INC.,
Registrant

By:	/s/ Kevin D. Howard

Name: Kevin D. Howard

Title:	Vice President and Chief Accounting Officer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Paul G. Allen	Chairman of the Board of Directors of Charter Communications, Inc.	September 14, 2007

* Neil Smit	President and Chief Executive Officer, Director (Principal Executive Officer) Charter Communications, Inc.	September 14, 2007

* Jeffrey T. Fisher	Executive Vice President and Chief Financial Officer (Principal Financial Officer) Charter Communications, Inc.	September 14, 2007

/s/ Kevin D. Howard Kevin D. Howard	Vice President and Chief Accounting Officer (Principal Accounting Officer) Charter Communications, Inc.	September 14, 2007

* W. Lance Conn	Director of Charter Communications, Inc.	September 14, 2007

* Nathaniel A. Davis	Director of Charter Communications, Inc.	September 14, 2007

* Jonathan L. Dolgen	Director of Charter Communications, Inc.	September 14, 2007

* Rajive Johri	Director of Charter Communications, Inc.	September 14, 2007

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Signature		Title	Date

* Robert P. May		Director of Charter Communications, Inc.	September 14, 2007

* David C. Merritt		Director of Charter Communications, Inc.	September 14, 2007

* Marc B. Nathanson		Director of Charter Communications, Inc.	September 14, 2007

* Jo Allen Patton		Director of Charter Communications, Inc.,	September 14, 2007

John H. Tory		Director of Charter Communications, Inc.

* Larry W. Wangberg		Director of Charter Communications, Inc.	September 14, 2007

*By:	/s/ Kevin D. Howard Name: Kevin D. Howard Title: Attorney-in-fact

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